Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

The Baumstark Family Trust,

Acting by and through its sole trustee, John T. Baumstark, Sr.

John T. Baumstark, Jr.

David T. Baumstark

Amy B. Stivers

and

Emily B. Siddens,

As the Baumstark Beneficiaries,

John T. Baumstark, Sr.,

In his individual capacity

and

Nexeo Solutions Sub Holding Corp.,

As Buyer

dated as of

February 10, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS; CONSTRUCTION		2

1.1	Certain Definitions	2
1.2	Construction	2

ARTICLE II PURCHASE AND SALE; CLOSING		2

2.1	Purchase and Sale of Conveyed Equity	2
2.2	Purchase Price	3

ARTICLE III CLOSING ADJUSTMENT		3

3.1	Estimated Net Working Capital	3
3.2	Closing Inventory	4
3.3	Final Net Working Capital Adjustment Procedures	4

ARTICLE IV CONDITIONS TO CLOSING		6

4.1	Conditions to the Obligations of the Parties	6
4.2	Conditions to the Obligations of Buyer	7
4.3	Conditions to the Obligations of the Archway Parties	8
4.4	Frustration of Closing Conditions	9

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE ARCHWAY PARTIES		9

5.1	Authority; Enforceability	9
5.2	Non-Contravention; Consents	9
5.3	Ownership	10
5.4	No Reliance	10

ARTICLE VI REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY GROUP		11

6.1	Organization	11
6.2	Qualification; Power	11
6.3	Authority; Enforceability	11
6.4	Non-Contravention; Consents	11
6.5	Subsidiaries; JACAAB	12
6.6	Absence of Changes	12
6.7	Related Party Transactions	14
6.8	Real Property	14
6.9	Personal Property	16
6.10	Permits	17
6.11	Contracts	17

6.12	Intellectual Property	19
6.13	Financial Statements	20
6.14	Inventory	21
6.15	Accounts Receivable; Credit Support; Liens; Debt	21
6.16	No Undisclosed Liabilities	22
6.17	Legal Compliance	22
6.18	Taxes	22
6.19	Litigation	24
6.20	Product and Service Warranty	24
6.21	Employees; Employee Relations	25
6.22	Employee Benefit Matters	27
6.23	Environmental Matters	30
6.24	Customers, Vendors and Suppliers	32
6.25	Bank Accounts	32
6.26	Insurance	32
6.27	Books and Records	33
6.28	Brokers’ Fees	33
6.29	Certain Payments; Trade Controls	33
6.30	Assets Necessary to the Business	34
6.31	No Other Representations or Warranties	34

ARTICLE VII REPRESENTATIONS AND WARRANTIES BY BUYER		34

7.1	Organization	34
7.2	Qualification; Power	34
7.3	Authority; Enforceability	34
7.4	Non-Contravention	35
7.5	Brokers’ Fees	35
7.6	Investment Intent	35
7.7	Access to Information	35
7.8	Sufficiency of Funds	35
7.9	No Other Representations	36

ARTICLE VIII MATTERS RELATING TO THE TRUSTS, ETC.		36

8.1	Representations Regarding the BF Trust	36
8.2	Archway Representative	36

ARTICLE IX COVENANTS		38

9.1	Releases Related to the Business	38
9.2	Further Assurances	39
9.3	Confidentiality	39
9.4	Tax Returns; Liability for Taxes; Other Tax Matters	40
9.5	Books and Records; Financial Statements	43
9.6	Publicity	45
9.7	Cooperation	45

9.8	Payment of Debt for Borrowed Money	46
9.9	Financing Cooperation	46

ARTICLE X FURTHER AGREEMENTS		47

10.1	Conduct of Business	47
10.2	Certain Government Matters	48
10.3	Access, Information and Documents	51
10.4	No Shop	51
10.5	Product Liability Insurance	52

ARTICLE XI CLOSING; CLOSING DELIVERIES		52

11.1	Closing	52
11.2	The Archway Parties’ Deliveries	52
11.3	Buyer’s Deliveries	54

ARTICLE XII TERMINATION		55

12.1	Termination Events	55
12.2	Effect of Termination	56

ARTICLE XIII INDEMNIFICATION		56

13.1	Indemnities of the Archway Parties	56
13.2	Indemnity for Retained Tax Liabilities	58
13.3	Environmental Indemnity for Baumstark Properties	59
13.4	Other Indemnified Matters	59
13.5	Indemnities of the Buyer Parties	60
13.6	Claim Procedures	61
13.7	Control of Third-Party Claims	61
13.8	Claims Against Escrow Funds	63
13.9	Characterization of Indemnification Payments	65
13.10	Recovery	65
13.11	Survival	65

ARTICLE XIV OTHER PROVISIONS		65

14.1	Assignment	65
14.2	Notices	66
14.3	Choice of Law	67
14.4	Dispute Resolution	67
14.5	Waiver of Compliance; Consents	67
14.6	Invalidity	68
14.7	Third-Party Beneficiaries	68
14.8	No Presumption Against Any Party	68
14.9	Specific Performance	68

14.10	Counterparts	68
14.11	Entire Agreement; Amendments	68
14.12	Time of Performance	69
14.13	Expenses	69
14.14	Execution by the Company	69
14.15	Contracting Capacities	69

Schedules:

3.1	Agreed Accounting Principles
4.2(j)	JARUBA Leases
4.2(k)	Third Party Consents
4.2(m)	Terminated Benefits
4.2(n)	Required Permits
4.2(o)	Product Liability Insurance
5.3	Company Ownership; Capitalization
6.2	Company Qualification
6.4	Company Consents; Absence of Conflicts
6.5(c)	JACAAB Jurisdictions
6.5(d)	JACAAB Equity Contracts
6.6	Company Changes
6.7	Related Party Transactions
6.8(b)	Scheduled Leases and Public Warehouses
6.8(d)	Company Real Property Exceptions
6.8(e)	License, Permit, Authorization, etc. Exceptions
6.9(a)	Company Personal Property
6.10	Company Permits
6.11(a)	Company Material Contracts
6.11(c)	Material Contract Exceptions
6.12	Company Registered Intellectual Property
6.13	Financial Statements
6.14	Company Inventory
6.15(a)	Company Accounts Receivable
6.15(b)	Credit Support
6.15(c)	Liens
6.15(d)	Debt
6.15(e)	Scheduled Debt
6.16	Undisclosed Liabilities
6.18	Taxes
6.19	Company Litigation
6.20	Product and Service Warranty
6.21(a)	Company Employee Information
6.21(b)	Company Employment Liabilities
6.21(c)	Company Collective Bargaining Agreements and Labor Disputes
6.21(d)	Company Employment Contracts

6.21(e)	Company Employment Litigation
6.22	Company Benefit Plans
6.23	Company Environmental Matters
6.24	Material Customer/Material Supplier Notices
6.25	Company Bank Accounts
6.26(a)	Company Insurance Policies
6.26(b)	Company Insurance Claims
6.26(c)	Company Self-Insurance
6.29(c)	Foreign Sales
10.3	Supplier Contact Plan
11.2(i)	Employment Arrangement Counterparties
11.2(j)	JB, Sr. Consulting Agreement
13.4	Matters Related to the Retained Class Actions

Exhibits:

A	Defined Terms
B	Form of Goodwill Purchase Agreement
C	Form of JACAAB Purchase Agreement
D	Form of Escrow Agreement
E	Form of Non-Compete Agreement
F	Form of Resignation and Release by Officers and Directors
G	Form of Legal Opinion
H	Form of Beneficiary Release and Indemnity

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of February 10, 2014, by and among:

(a) (i) the Baumstark Family Trust (the “BF Trust”) established pursuant to that certain trust agreement entitled the Baumstark Family Trust and dated November 15, 2011, as amended (the “BF Trust Agreement”), acting by and through its sole trustee, John T. Baumstark, Sr.; (ii) John T. Baumstark, Jr. (“JB, Jr.”), David T. Baumstark (“DTB”), Amy B. Stivers (“ABS”) and Emily B. Siddens (“EBS”) (collectively the “Baumstark Beneficiaries”), and (iii) John T. Baumstark, Sr. (“JB, Sr.”), in his individual capacity; (the BF Trust, JB. Sr. and the Baumstark Beneficiaries are individually referred to as an “Archway Party” and collectively as the “Archway Parties”) on the one hand, and

(b) Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Buyer”), on the other hand.

Buyer and the Archway Parties are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

A.            As owners of all of the outstanding Interests in the Company, revocable trusts for the benefit of the Baumstark Beneficiaries formed the BF Trust as grantors, and contributed all of their respective Interests in Archway Sales, Inc., a Missouri corporation (the “Company”), to the BF Trust pursuant to the BF Trust Agreement.  Under the BF Trust Agreement, the Baumstark Beneficiaries appointed JB, Sr. to act as the sole trustee of the BF Trust (in such capacity, JB, Sr. is referred to as the “BFT Trustee”).

B.            The Baumstark Beneficiaries and the BFT Trustee have unanimously decided that the BF Trust should sell, and Buyer desires to purchase, all of the issued and outstanding Interests (as defined herein) of the Company, on the terms and subject to the conditions set forth in this Agreement.

C.            Contemporaneously with the consummation of the sale of all of the outstanding Interests of the Company (the “Conveyed Equity”) hereunder, JB, Sr. will sell all of his personal goodwill related to the business and operations conducted by the Company (the “JB Goodwill”) under a separate Personal Goodwill Purchase and Sale Agreement to be executed as of the Closing Date, between Buyer and JB, Sr. (the form of which is attached hereto as Exhibit B and is referred to as the “Goodwill Purchase Agreement”).

D.            JB, Jr. and DTB own all of the outstanding membership interests of JACAAB, LLC, a Missouri limited liability company (“JACAAB”), which has operations at the facilities of the Company and provides blending and related services.  Contemporaneously with the consummation of the sale of the Conveyed Equity hereunder, JB, Jr. and DTB (collectively the “JACAAB Owners”) will cause JACAAB to sell substantially all of its assets (collectively, the “JACAAB Assets”) to Nexeo Solutions, LLC, a Delaware limited liability company (“Nexeo

Solutions”), or its designee, under a separate Asset Purchase and Sale Agreement executed as of the Closing Date, between JACAAB and Nexeo Solutions (the form of which is attached hereto as Exhibit C and is referred to as the “JACAAB Purchase Agreement”).

NOW, THEREFORE, in consideration of the premises, agreements, and covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

1.1          Certain Definitions.  Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them in Exhibit A.

1.2          Construction.  In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection, and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections, and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause mean such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto,” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation;” (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days, unless otherwise specified; and (j) all references to money refer to the lawful currency of the United States.  The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE II
PURCHASE AND SALE; CLOSING

2.1          Purchase and Sale of Conveyed Equity.  Upon the terms and subject to the conditions set forth herein, for the Final Equity Purchase Price, at the Closing and effective as of the Effective Time, the BFT Trustee shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase, acquire and accept from the BFT Trustee, free and clear of all Liens, the Conveyed Equity.

2.2          Purchase Price.

(a)           The total consideration to be paid by Buyer for the sale, transfer, assignment and delivery of the Conveyed Equity shall be cash in the aggregate amount of $82,800,000 (such amount is referred to as the “Equity Purchase Price”), as adjusted pursuant to ARTICLE III (as so adjusted, the “Final Equity Purchase Price”).

(b)           Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer will pay or cause to be paid the Equity Purchase Price as follows:

(i)            Buyer will pay to the Escrow Agent $12,500,000 (the “Escrow Amount”); plus $2,488,421 (the “Holdback Amount”), which amounts will be distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and Section 3.3 respectively;

(ii)           Buyer will pay to the applicable lenders any outstanding Scheduled Debt; and

(iii)          Buyer will pay to the BFT Trustee the Equity Purchase Price (as adjusted pursuant to Section 3.1); minus the Escrow Amount; minus the Holdback Amount; and minus any outstanding Scheduled Debt.

(c)           All payments will be made by wire transfer of immediately available funds on the Closing Date pursuant to the wire transfer instructions provided by the recipients of those payments at least three (3) Business Days prior to the Closing Date.

ARTICLE III
CLOSING ADJUSTMENT

3.1          Estimated Net Working Capital.  The Parties acknowledge that the Equity Purchase Price has been based in part on the Company and JACAAB having Net Working Capital as of the Closing Date of $24,884,214 (the “Net Working Capital Threshold”).  At least five (5) Business Days before the Closing, the Archway Representative shall prepare and deliver, or cause to be prepared and delivered, to Buyer an estimate of the Net Working Capital of the Company and JACAAB as of the Closing Date (the “Estimated Net Working Capital”), which Estimated Net Working Capital will be prepared in accordance with the accounting principles specifically set forth on Schedule 3.1 (the “Agreed Accounting Principles”).  For purposes of this Agreement, the “Estimated Closing Adjustment” (which could be positive or negative) shall equal (x) the Estimated Net Working Capital minus (y) the Net Working Capital Threshold.  The Equity Purchase Price to be paid at the Closing pursuant to Section 2.2(b) will be adjusted upward by the Estimated Closing Adjustment (if the Estimated Closing Adjustment is positive) or downward by the absolute value of the Estimated Closing Adjustment (if the Estimated Closing Adjustment is negative).

3.2          Closing Inventory.  The Archway Parties and Buyer shall cause the Company and JACAAB to conduct a physical count of their inventory (the “Closing Inventory”) at least two (2) Business Days prior to the Closing Date (or on such other date as may be agreed by the Parties), which shall be jointly supervised by the Archway Representative and Buyer’s representatives and conducted according to the inventory methods and procedures included in the Agreed Accounting Principles.

3.3          Final Net Working Capital Adjustment Procedures.

(a)           As soon as practicable following the Closing, but in no event later than ninety (90) days after the Closing Date, Buyer will deliver to the Archway Representative a closing statement (the “Closing Statement”) summarizing the determination of the Net Working Capital based on the combined balance sheet of the Company and JACAAB as of immediately prior to the Closing on the Closing Date and the Agreed Accounting Principles (the “Final Net Working Capital”) and showing the difference (if any) between the Final Net Working Capital and the Estimated Net Working Capital.  The Closing Statement and computation of the Final Net Working Capital shall be consistent with the Closing Inventory and the Agreed Accounting Principles.

(b)           In connection with the Archway Representative’s review of the Closing Statement, Buyer shall provide to the Archway Representative and his authorized representatives access to relevant Books and Records and other information in accordance with Section 3.3(f).  Subject to Buyer’s compliance with its obligations as set forth in Section 3.3(f), the Archway Representative may provide written notice to Buyer within thirty (30) days following the date of delivery of the Closing Statement indicating whether the Archway Representative agrees with the Closing Statement and Buyer’s calculation of Final Net Working Capital or whether the Archway Representative objects to any part thereof.  Any objection made by the Archway Representative shall be in writing and accompanied by (i) materials showing in reasonable detail any specific items in Buyer’s calculation of the Final Net Working Capital disputed by the Archway Representative (each, a “Disputed Item”), (ii) a written statement setting forth the Archway Representative’s calculation of each Disputed Item and (iii) data showing in reasonable detail the Archway Representative’s support for such calculation.  Any items or amounts set forth in the Closing Statement that are not included as a Disputed Item in a timely-delivered written objection as provided above shall be deemed accepted by the Archway Representative and shall be binding and final for all purposes of this Agreement.  Failure of the Archway Representative to furnish a written objection of Disputed Items, together with such supporting materials, to Buyer within such 30-day period, will constitute a full and complete acceptance of the Final Net Working Capital as set forth in the Closing Statement and such Final Net Working Capital shall be binding and final for all purposes of this Agreement.

(c)           If there is a timely objection by the Archway Representative as provided in Section 3.3(b), then Buyer and the Archway Representative shall meet to attempt in good faith to resolve any differences in their respective positions with respect to the Disputed Items.  Any mutually agreed resolution by Buyer and the Archway Representative as to any Disputed Item shall be set forth in writing and will be final, binding and conclusive.

(d)           If Buyer and the Archway Representative are unable to agree upon the Disputed Items within ten (10) Business Days (or such longer period as the Parties may mutually agree in writing) (the “Resolution Period”) after the delivery of a timely objection by the Archway Representative to Buyer, then the Disputed Items (but no others) may be referred by either Buyer or the Archway Representative for determination to the Chicago, Illinois office of a nationally recognized accounting firm that has no material financial or other relationship with Buyer or the Archway Parties or their respective Affiliates and that is mutually selected by Buyer and the Archway Representative.  The firm selected by Buyer and the Archway Representative is referred to as the “Independent Accountant”.  Buyer, on the one hand, and the Archway Representative, on the other hand, shall provide each other and the Independent Accountant a statement of their respective positions as to the amount with respect to each Disputed Item within fifteen (15) Business Days from the date of the appointment of the Independent Accountant.  Failure by either Party to provide such a statement within fifteen (15) Business Days to the other Party and to the Independent Accountant shall constitute an irrevocable acceptance by such Party of the other Party’s statement as to that Disputed Item.  The Independent Accountant shall agree to make a written determination as to each Disputed Item as promptly as practicable, but in any event within twenty (20) Business Days after the end of such fifteen (15)-Business Day period.  The Independent Accountant shall be authorized to select only the position as to each Disputed Item as presented by either Buyer or the Archway Representative.  The Parties shall make readily available to the Independent Accountant all relevant books and records relating to the Disputed Items and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items.  Each of the Parties shall bear all costs and expenses incurred by it in connection with such proceedings, and the costs and expenses of the Independent Accountant shall be borne by each Party as determined by the Independent Accountant as to its judgment of a fair and reasonable overall allocation considering the resolution of the Disputed Items.  The decision of the Independent Accountant shall be final, binding and conclusive for all purposes of this Agreement (absent manifest error in the calculations included therein) and the Final Net Working Capital shall be revised, if necessary, to reflect such decision and each shall thereupon be final and binding for all purposes of this Agreement.  If at any time Buyer and the Archway Representative resolve their dispute, then, notwithstanding the preceding provisions of this Section 3.3(d), (i) the Independent Accountant’s involvement shall be promptly discontinued and the costs and expenses of the Independent Accountant will be borne 50% by Buyer and 50% by the Archway Parties, and (ii) the Final Net Working Capital shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement.

(e)           The “Final Closing Adjustment” (which could be positive or negative) shall equal (x) the Final Net Working Capital as determined pursuant to Sections 3.3(a) through (d) minus (y) the Estimated Net Working Capital.  Upon the final determination of the Final Closing Adjustment, the following shall apply:

(i)            If the Final Closing Adjustment is a positive number, then Buyer shall promptly (but in any event within five (5) Business Days after the final determination of the Final Net Working Capital) wire transfer in immediately available funds to the Archway Representative the Final Closing Adjustment, to an account or accounts designated by the Archway Representative in accordance with Section 2.2(c) and Buyer and the Archway Representative shall execute a Joint Instruction Letter instructing the Escrow Agent to release the Holdback Amount (and any interest accrued thereon) to the Archway Representative in accordance with the terms of the Escrow Agreement.

(ii)           If the Final Closing Adjustment is a negative number, then (A)  Buyer and the Archway Representative shall execute a Joint Instruction Letter instructing the Escrow Agent to release to Buyer the amount (in absolute value terms) of the Final Closing Adjustment from the Holdback Amount and to release to the Archway Representative any remaining balance of the Holdback Amount; and (B) if the Holdback Amount is not sufficient to fully pay the Final Closing Adjustment (in absolute value terms), the Archway Parties shall promptly (but in any event within five (5) Business Days after the final determination of the Final Closing Adjustment) pay to Buyer the difference between the Final Closing Adjustment (in absolute value terms) and the Holdback Amount, by wire transfer in immediately available funds to Buyer, pursuant to the wire transfer instructions provided by Buyer.

(f)            After the Closing and until the Final Net Working Capital has been determined in accordance with this Section 3.3, Buyer shall provide to the Archway Representative and his authorized representatives access to the Books and Records and to any other information (to the extent permitted by applicable Law), including work papers of the Company, JACAAB and their accountants (including the work papers related to the Closing Inventory and the computation of the Final Net Working Capital) and to any employees and premises on reasonable advance notice, not to be unreasonably withheld, conditioned or delayed, to the extent reasonably necessary for the Archway Representative to determine the Final Net Working Capital, and to prepare materials for presentation to the Independent Accountant in connection with this Section 3.3.

ARTICLE IV
CONDITIONS TO CLOSING

4.1          Conditions to the Obligations of the Parties.  The respective obligations of each of the Parties to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)           No Proceeding instituted by any Governmental Authority (in any jurisdiction) that seeks to prevent or enjoin in any respect the transactions contemplated under this Agreement shall have been commenced and be continuing.

(b)           No Legal Restraint shall be in effect preventing the transactions contemplated under this Agreement.

(c)           The waiting periods required under the HSR Act, including any extensions thereof, shall have expired by passage of time or by early termination by the FTC or DOJ, and any investigations relating to the sale hereunder that may have been opened by the FTC or DOJ by means of a request for additional information or otherwise shall have terminated, subject to Section 10.2(c).

(d)           The transactions contemplated by the JACAAB Purchase Agreement and the Goodwill Purchase Agreement shall have been completed simultaneously with the Closing hereunder in accordance with the terms of those agreements.

4.2          Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)           (i) The Fundamental Representations of the Archway Parties in this Agreement shall be true and correct in all respects as of the Closing Date (except for those representations and warranties that expressly relate to an earlier or particular date, which shall be true and correct in all respects as of such date); and (ii) the other representations and warranties made by the Archway Parties in this Agreement and in each Transaction Document that are not qualified by materiality, material respect or Material Adverse Effect as set forth therein shall be true and correct at and as of the Closing Date in all material respects (except for those representations and warranties that expressly relate to an earlier or particular date, which shall be true and correct in all material respects as of such date) and all other representations and warranties made by the Archway Parties in each Transaction Document shall be true and correct at and as of the Closing Date in all respects (except for those representations and warranties that expressly relate to an earlier or particular date, which shall be true and correct in all respects as of such date); except in the case of this clause (ii), where the failure of any such representations and warranties to be true and correct (without giving effect to any qualification contained therein as to materiality or Material Adverse Effect) has not had and could not reasonably be expected to have a Material Adverse Effect.

(b)           Each Archway Party shall have performed in all material respects all of his or her respective obligations contained in this Agreement or the other Transaction Documents that are required to be performed by such Archway Party at or before the Closing.

(c)           Since the date hereof, there shall not have occurred any Material Adverse Effect.

(d)           The Archway Parties shall have delivered, or caused to be delivered, to Buyer duly executed versions of all of the items required by Section 11.2.

(e)           Buyer shall have received releases of any and all (i) Liens (other than Permitted Liens or those Liens set forth on Schedule 6.15(c)) that encumber the Company Group Assets and (ii) outstanding guarantees.

(f)            The JACAAB Purchase Agreement shall have been executed and delivered by JACAAB.

(g)           Buyer shall have received copies of the Combined Financial Statements pursuant to Section 9.5(c) in form reasonably satisfactory to Buyer’s auditor, PriceWaterhouseCoopers LLP.

(h)           The Goodwill Purchase Agreement shall have been executed and delivered by JB, Sr.

(i)            Buyer shall have received copies of duly adopted resolutions of the governing body of the Company, certified as of the Closing Date by an officer of the Company, authorizing and approving the execution of this Agreement and the other Transaction Documents to which the Company is a party, the consummation of the transactions contemplated hereby and thereby and all other action necessary to enable the Company to comply with the terms hereof and thereof.

(j)            The Company and the applicable lessor shall have amended those certain real property leases in substantially the form of the amended and restated leases set forth in Schedule 4.2(j) (such amended leases the “JARUBA Leases”).

(k)           Those third party consents set forth on Schedule 4.2(k) shall have been obtained.

(l)            Except for the JARUBA Leases, all Related Party Transactions shall have been terminated without any further liability or obligation of the Company.

(m)          Those employment related benefits provided to JB, Sr., set forth on Schedule 4.2(m) shall have been terminated.

(n)           Buyer shall have received all of the Permits listed on Schedule 4.2(n).

(o)           The product liability insurance coverage set forth in Schedule 4.2(o) (the “Product Liability Insurance”) shall be in effect.

4.3          Conditions to the Obligations of the Archway Parties.  The obligation of the Archway Parties to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)           The representations and warranties made by Buyer in each Transaction Document that are not qualified by materiality or material respect as set forth therein shall be true and correct at and as of the Closing Date in all material respects and all other representations and warranties made by Buyer in each Transaction Document shall be true and correct at and as of the Closing Date in all respects.

(b)           Buyer shall have performed in all material respects all of its obligations contained in this Agreement or the other Transaction Documents that are required to be performed by Buyer at or before the Closing.

(c)           Buyer shall have delivered, or caused to be delivered, to the Archway Representative duly executed versions of all of the items required by Section 11.3.

(d)           The JACAAB Purchase Agreement shall have been executed and delivered by Nexeo Solutions.

(e)           The Goodwill Purchase Agreement shall have been executed and delivered by Buyer.

4.4          Frustration of Closing Conditions.  Neither the Archway Parties nor Buyer may rely on the failure of any condition set forth in this ARTICLE IV to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ARCHWAY PARTIES

Each Archway Party jointly and severally represents and warrants to Buyer as follows.  Each Archway Party acknowledges that Buyer is relying on the following representations and warranties in entering into this Agreement.

5.1          Authority; Enforceability.  Each Archway Party has all requisite power and authority to execute and deliver each Transaction Document to which such Archway Party is a party and to perform such Archway Party’s obligations thereunder.  The execution and delivery of each Transaction Document to which an Archway Party is a party and the performance of the transactions contemplated thereby have been duly and validly approved by all action necessary on behalf of such Archway Party.  Each Transaction Document to which an Archway Party is a party has been duly and validly executed and delivered by such Archway Party and constitutes the legal, valid and binding obligation of such Archway Party, enforceable against him or her in accordance with its terms, subject to Creditors’ Rights.

5.2          Non-Contravention; Consents.

(a)           Except for the Beneficiary Consents that have been obtained, neither the execution and delivery by any Archway Party of this Agreement or any other Transaction Document to which such Archway Party is a party, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by each Archway Party with any of the provisions hereof or thereof, do or will (i) violate any provision of the Organizational Documents of the Company or JACAAB (as such Organizational Documents are in effect as of the date of this Agreement and as of the Closing), the Trust Agreements, or the Shareholders Agreement,

(ii) result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or lapse of time or both) of any right or obligation of such Archway Party under any Contract, or (iii) assuming compliance with the matters set forth in Section 10.2, violate any Legal Requirement applicable to such Archway Party.

(b)           Except for such consents as have been obtained, no Archway Party is required to obtain any consent from any Person or provide any notice to any Person in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

5.3          Ownership.  (a)    The BFT Trustee holds title to the Conveyed Equity free and clear of all Liens, other than restrictions on transfer that may be imposed by state or federal securities laws.  The BFT Trustee has the power, authority and legal capacity to sell, transfer, assign and deliver the Conveyed Equity as provided in this Agreement, and at the Closing, the BFT Trustee will transfer valid title to the Conveyed Equity to Buyer, free and clear of any Lien.

(b)           Schedule 5.3 sets forth a true and complete list that accurately reflects (i) the outstanding Interests in the Company, and (ii) each Archway Party’s beneficial share of the Conveyed Equity.

(c)           The Conveyed Equity has been duly authorized, is validly issued and is fully paid and non-assessable and was not issued in violation of, and is not subject to, any preemptive rights, rights of first refusal or other similar rights of any Person which have not been waived.

(d)           Except as set forth in Schedule 5.3, there are no Interests in the Company outstanding other than the Conveyed Equity, and there are no Contracts (including, without limitation, options, warrants, calls and preemptive rights) obligating the Company (i) to issue, sell, pledge, dispose of or encumber any Interests in the Company, (ii) to redeem, purchase or acquire in any manner any Interests in the Company or (iii) to make any dividend or distribution of any kind with respect to any Interests in the Company.

(e)           Except as set forth in Schedule 5.3, there are no (i) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights affecting the Interests in the Company, or (ii) voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting of the Interests in the Company.

5.4          No Reliance.  Except for the representations and warranties of Buyer set forth in ARTICLE VII or in the other Transaction Documents, each Archway Party acknowledges that Buyer has not made, and such Archway Party has not relied on, any representations or warranties whatsoever, express or implied, regarding the subject matter of this Agreement or the consideration paid or payable to any party under any Transaction Document.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES RELATED TO THE COMPANY GROUP

Each Archway Party hereby jointly and severally represents and warrants to Buyer as follows.  Each Archway Party hereby acknowledges that Buyer is relying on the following representations and warranties in entering into this Agreement.

6.1          Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri.  True and complete copies of the Organizational Documents of the Company, each as amended to date and presently in effect, have been delivered to Buyer.

6.2          Qualification; Power.  The Company is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary.  Schedule 6.2 sets forth each jurisdiction in which the Company is qualified or licensed to do business.  The Company has all requisite power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as currently conducted.

6.3          Authority; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the performance of the transactions contemplated hereby and thereby have been duly and validly approved by such action, corporate or otherwise, necessary on behalf of the Company.  This Agreement and each of the Transaction Documents to which the Company is a party constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such laws and principles being referred to herein as “Creditors’ Rights”).  All other documents required hereunder to be executed and delivered by the Company at the Closing have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the Creditors’ Rights.

6.4          Non-Contravention; Consents.  Except as disclosed on Schedule 6.4, neither the execution and delivery by any Archway Party of this Agreement or any other Transaction Document to which he or she is a party, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by each Archway Party with any of the provisions hereof or thereof that are applicable to such Archway Party, do or will result in (a) the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or lapse of time or both) of any right or obligation of the Company or JACAAB under any Contract, (b) the imposition of any Lien (other than a Permitted Lien) upon any of the assets of the Company or JACAAB, (c) result in the cancellation, modification, revocation or suspension of any Permit used by either the Company or JACAAB in the conduct of their respective businesses, or (d) assuming compliance with the matters set forth in Section 10.2, violate any Legal Requirement applicable to the Company, JACAAB or their respective assets or businesses.

6.5          Subsidiaries; JACAAB.

(a)                                 Neither the Company nor JACAAB has any Subsidiaries.

(b)                                 (i) There are no, and since January 1, 2009 there have not been any, Persons or joint ventures in which the Company owns, or has owned, of record or beneficially, any direct or indirect (through a Subsidiary or otherwise) Interest, and (ii) there are no outstanding obligations of the Company to provide funds to, or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Interest (whether from the issuer or another Person) or otherwise) in, any other Person.

(c)                                  JACAAB is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Missouri.  JACAAB (i) has all necessary limited liability company power and authority to own, operate or lease the properties and assets owned, operated or leased by it and to carry on its business as it is currently conducted and (ii) is duly licensed or qualified as a foreign entity to do business in each jurisdiction in which the properties owned, operated or leased by it or the operation of its business makes such licensing or qualification necessary.  Schedule 6.5(c) sets forth each jurisdiction in which JACAAB is qualified or licensed to do business.  All of the Interests in JACAAB are validly issued, fully paid and nonassessable.

(d)                                 Except as set forth on Schedule 6.5(d), there are no Contracts (including, without limitation, options, warrants, calls and preemptive rights) obligating either the Company or any Archway Party (i) to issue, sell, pledge, dispose of or encumber any Interests in the Company or JACAAB or (ii) to redeem, purchase or acquire in any manner any Interests in JACAAB.

(e)                                  Complete and accurate copies of the Organizational Documents, each as amended to date and presently in effect, of JACAAB have been made available to Buyer.

6.6          Absence of Changes.

(a)                                 Except as set forth on Schedule 6.6, since June 30, 2013:

(1)                                 there has not been any Material Adverse Effect on the Business;

(2)                                 the Business has been operated and maintained in the Ordinary Course of Business;

(3)                                 there has not been any material damage, destruction or loss to any material portion of the Company Group Assets, whether covered by insurance or not;

(4)                                 there has been no merger or consolidation of either Company Group Member with any other Person or any acquisition by either Company Group Member of the capital stock or business of any other Person or any agreement with respect thereto;

(5)                                 there has been no (i) issuance of any Interests in either Company Group Member, (ii) repurchase or redemption of any Interests in either Company Group Member, or (iii) split, combination or reclassification of any Interests in either Company Group Member;

(6)                                 there has been no declaration or payment of any dividend on, or any other distribution with respect to, the Interests in either Company Group Member;

(7)                                 there has been no borrowing of funds, agreement to borrow funds, or guaranty or agreement to maintain the financial position of any Person by either Company Group Member;

(8)                                 no Company Group Member has entered into or promised any employment, consulting, change in control, severance or indemnification agreement or an agreement with respect to a retention bonus with any Conveyed Business Employee or any other Person or has adopted or amended any Benefit Plan, nor has either Company Group Member entered into or become subject to any collective bargaining agreement or other obligation to any labor organization or employee representative;

(9)                                 there has been no termination of the relationship of the Company Group with any Material Customer or Material Supplier;

(10)                          other than the Company’s annual increase in base compensation as set forth in Schedule 6.6, there has been no change in the compensation, benefits, or other employment or engagement terms of any Conveyed Business Employee, or contractor who provides services to either Company Group Member, except regular compensation and usual benefits payments consistent with past practices;

(11)                          there has been no payment by either Company Group Member to any director, officer, member, partner, Conveyed Business

Employee or holder of any Interest in either Company Group Member, or any Affiliate of the foregoing (whether as a loan or otherwise) except regular compensation and usual benefits payments consistent with past practices; and

(12)                          there is no Contract to do any of the foregoing.

(b)           Except as set forth on Schedule 6.6, since June 30, 2013, no Company Group Member has sold any of its assets other than (i) sales of inventory in the Ordinary Course of Business and (ii) sales of other Company Group Assets for fair market value for a purchase price of less than $100,000 in the aggregate.

6.7          Related Party Transactions.  (a)    Schedule 6.7 describes all services and assets owned, licensed to or otherwise held by any Archway Party, any Affiliate of such Archway Party, any officer, director or equityholder of JACAAB or any of their Affiliates, that are or were made available or provided to or used by either Company Group Member or the Business since June 30, 2013 or which reasonably may be expected to be required to operate the Business from and after the Closing Date consistent with past practices in the preceding year.

(b)           Except as set forth on Schedule 6.7: (i) no Company Group Member is obligated to pay currently or in the future any amounts to any Archway Party or any Affiliate of any Archway Party, and no Archway Party or Affiliate of any Archway Party is obligated to pay currently or in the future any amounts to either Company Group Member, (ii) since January 1, 2010, no Company Group Member has purchased, transferred or leased any real or personal property from or for the benefit of, paid any commission, salary or bonus to or for the benefit of, any Archway Party or any Affiliate of such Archway Party or any director, officer, shareholder, member or partner thereof and no Company Group Member has sold, transferred or leased any real or personal property to any Archway Party or any Affiliate of any Archway Party, (iii) none of the customers, suppliers, distributors or sales representatives of either Company Group Member are Related Parties, (iv) none of the Company Group Member’s assets are owned or used by or leased by or to any Related Parties, (v) no Related Party is a party to any Contract to which either Company Group Member is a Party, and (vi) no Related Party provides any legal, accounting or other services to either Company Group Member, except as an employee of a Company Group Member.

6.8          Real Property; Third Party Warehouses.

(a)           No Company Group Member currently owns any real property in fee or holds under or pursuant to an easement or other non-leasehold the right to use and occupy real property (beneficially or of record).

(b)           Schedule 6.8(b) lists (i) all leases (excluding any public warehouse arrangements) pursuant to which either Company Group Member leases or has rights to use through any agreement or arrangement (written or oral) any real property (all such listed leases are collectively, the “Scheduled Leases”), in each case specifying the name of the lessor, lessee, sublessor or sublessee and the date and term of each lease, and (ii) any service agreements or arrangements for public warehouse space used or held for use in connection with the Business.  A true and complete copy of each of the Scheduled Leases and each agreement for public warehouse space (or if oral, a summary thereof), as amended, has been made available to Buyer.

(c)           Each Company Group Member identified on Schedule 6.8(b) as the lessee or sublessee under any particular Scheduled Lease is the lessee or has succeeded to the rights of the lessee under such Scheduled Lease and owns the leasehold interest created pursuant to such lease free and clear of all Liens except Permitted Liens.  Each Scheduled Lease is in full force and effect and, to the Knowledge of the Archway Parties, constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms subject to Creditors’ Rights.  To the Knowledge of the Archway Parties, no event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a material default under any Scheduled Lease by either Company Group Member or, to the Knowledge of the Archway Parties, by any other party to any Scheduled Lease.  Each Company Group Member identified on Schedule 6.8(b) as the lessee or sublessee under any particular Scheduled Lease either owns the improvements located on the lands covered by such Scheduled Lease or validly occupies such improvements in accordance with the terms of such Scheduled Lease free and clear of all Liens except Permitted Liens.

(d)           Except as set forth on Schedule 6.8(d), the real property leased pursuant to the Scheduled Leases constitutes all of the real property (the “Leased Real Property”) which has been used in connection with the ownership and operations of either Company Group Member since January 1, 2010 (excluding, however, any public warehouse space used in the Business).  Except as set forth on Schedule 6.8(d), other than the Company Group Members, there are no parties in possession of any portion of any Leased Real Property as lessees, subtenants, tenants at sufferance or trespassers.  Except as otherwise set forth on Schedule 6.8(d), the Company Group has full right and authority to occupy, use and operate all of the improvements located on the Leased Real Property, subject to applicable Legal Requirements and the Permitted Liens.  To the Knowledge of the Archway Parties, such improvements are being used, occupied, and maintained in all material respects in accordance with all applicable easements, contracts, permits, insurance requirements, restrictions, building setback lines, covenants and reservations.

(e)           Except as set forth on Schedule 6.8(e), certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Leased Real Property have been issued for the Company Group’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and, to the Knowledge of the Archway Parties, are in full force and effect.  There is no pending or, to the Knowledge of the Archway Parties, threatened condemnation, eminent domain or similar proceeding or special assessment affecting any of the Leased Real Property, nor has either Company Group Member received notification that any such proceeding or assessment is contemplated.  Except as set forth on Schedule 6.8(e), to the Knowledge of the Archway Parties, the improvements located on the Leased Real Property (the “Facilities”) are free from material structural and mechanical defects (including roofs) and have been used by the Company Group in the Ordinary Course of Business and remain as of the date hereof in suitable and adequate condition for such continued use.  The Company Group has not deferred material maintenance of the Facilities in contemplation of the transactions contemplated by this Agreement.  To the Knowledge of the Archway Parties, all of the Leased Real Property has direct access to public roads without the use of any easement, license or right of way that a Company Group Member does not possess.

(f)            The Company has made available to Buyer with true and complete copies of all deeds, leases, title opinions, title insurance policies and surveys in the possession of the Company Group, together with copies of all reports of any engineers, environmental consultants or other consultants in the possession of the Company Group, in each case relating to the Leased Real Property.

(g)           All utilities (including, without limitation, water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Leased Real Property in sufficient quantities and quality to adequately serve the Leased Real Property in connection with the operation of the Business conducted therefrom as such operations are currently conducted thereon.

(h)           To the Knowledge of the Archway Parties, no Company Group Member has any obligation to any tenant, governmental or quasi-governmental entities or any other Person which commitment relates to the Leased Real Property and would survive Closing and be a binding obligation of Buyer thereafter, in each case to pay or contribute property or money or to construct, install or maintain any improvements on or off the Leased Real Property (except as may be disclosed in (i) a document of public record or (ii) the information provided by the Archway Parties to Buyer in connection with this Agreement).

6.9          Personal Property.  (a)     Schedule 6.9(a) lists (i) all leases that cover the use of any equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock, and (ii) each other item of material tangible personal property, in each case used or held for use by either Company Group Member in connection with the Business (whether owned or leased).

(b)           Except for the personal property subject to the leases set forth on Schedule 6.9(a), the Company Group has good title to all equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and other tangible personal property used or held for use by either Company Group Member in connection with the Business, free and clear of all Liens except Permitted Liens.

(c)           The equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers and other rolling stock and other tangible personal property used or held for use by either Company Group Member in connection with the Business is in good working order and repair, taken as a whole (reasonable wear and tear excepted), has been operated and maintained in the Ordinary Course of Business and remains in suitable and adequate condition for use consistent with its primary use since January 1, 2013 (or later acquisition date), reasonable wear and tear excepted.  The Company Group has not deferred any material maintenance of any such item in contemplation of the transactions contemplated by this Agreement.

6.10        Permits.  Schedule 6.10 lists all Permits that are used or held by either Company Group Member in connection with the ownership or use of the Company Group Assets and the operation of the Business other than customary business licenses (the “Scheduled Permits”).  Except as set forth on Schedule 6.10, the Scheduled Permits constitute all Permits necessary for the continued ownership, use and operation of the Business consistent with the past practices of the Business since January 1, 2009.  Except as set forth on Schedule 6.10, to the Knowledge of the Archway Parties, the Scheduled Permits are valid and in full force and effect.  The Company Group is not in default, and to the Knowledge of the Archway Parties, no condition exists that with notice or lapse of time or both would constitute a default, under any of the Scheduled Permits.

6.11        Contracts.

(a)           Schedule 6.11(a) identifies each of the following Contracts used or held for use in connection with the Business to which either Company Group Member is a party or by which it or its properties is bound (each such identified Contract and each such Scheduled Lease is referred to as a “Material Contract”):

(i)            any Contract with a Material Customer or a Material Supplier;

(ii)           any Contract with any other supplier (including Contracts pursuant to which the Company receives commissions in connection with the sale of the supplier’s products) that represented more than $100,000 in annual gross profit in the 2013 calendar year, other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than ninety (90) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations, in excess of $100,000;

(iii)          any Contract in which either Company Group Member grants any Person the exclusive right to sell products or provide services within any geographical region other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than ninety (90) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(iv)          any Contract that purports to limit the freedom of either Company Group Member to compete in any line of business or to sell any product(s), or contains similar restrictions that would be applicable to Buyer after the consummation of the transactions contemplated hereby (such as a restriction on any Affiliate of the Company);

(v)           any Contract that was entered since June 30, 2010 other than in the Ordinary Course of Business of the Company Group (including the acquisition or disposition of all or substantially all of the equity or assets of any company or operating division (by asset sale, stock sale, merger or otherwise), but excluding the JACAAB Purchase Agreement;

(vi)          any Contract constituting a partnership, joint venture or other similar Contract, or any Contract relating to or covering an agency arrangement with the Company (including any sales representative, power of attorney or agent agreement, but excluding any agreement between the Company and a supplier to the Company for the supply of products);

(vii)         any Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale of accounts receivable, any Contract constituting a guarantee of debt of any third Person or any Contract requiring either Company Group Member to maintain the financial position of any other Person;

(viii)        any Contract constituting a guaranty, surety or indemnification obligation of (A) either Company Group Member, whether direct or indirect, or (B) any of the Archway Parties;

(ix)          any Contract in respect of Intellectual Property Rights granted to or by either Company Group Member (other than any such Contract relating to off-the-shelf software);

(x)           any lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items) in excess of $100,000 in any consecutive 12-month period;

(xi)          any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement, except for a trade credit offered in the Ordinary Course of Business;

(xii)         any Contract creating a Lien on any of the Company Group Assets that is not a Permitted Lien and will not be discharged at or prior to the Closing;

(xiii)        any Contract between either Company Group Member, on the one hand, and any Affiliate of the Company, on the other hand (including any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement or (B) the indemnification of such Affiliate by either Company Group Member);

(xiv)        any Contract providing for the purchase or sale of real property;

(xv)         any Contract between either Company Group Member and any Governmental Authority;

(xvi)        any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(xvii)       any Contract related to the consignment of third party inventory to or by either Company Group Member;

(xviii)      any Contract pursuant to which either Company Group Member received a commission representing in excess of $100,000 in annual gross profit during the Company’s most recently completed fiscal year or is reasonably expected to receive a commission in excess of $100,000 in annual gross profit during the Company’s current fiscal year upon the sale of product owned by a third party; and

(xix)        any Contract pursuant to which a third party carrier provides transportation services to either Company Group Member involving annual consideration in excess of $100,000.

(b)           A true and complete copy of each Material Contract (or if oral, a summary thereof), as amended, has been made available to Buyer.

(c)           Except as disclosed on Schedule 6.11(c):  (i) each Material Contract is the legal, valid obligation of a Company Group Member, and, to the Knowledge of the Archway Parties, any other Person party thereto, binding and enforceable against such Company Group Members and, to the Knowledge of the Archway Parties, any other Person party thereto, in accordance with its terms subject to Creditors’ Rights; (ii) each Material Contract has not been terminated except in the Ordinary Course of Business; (iii) neither Company Group Member nor, to the Knowledge of the Archway Parties, any other Person is in material breach or default thereunder; (iv) to the Knowledge of the Archway Parties no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to such Company Group Members or acceleration thereunder; (v) no party has asserted or has (except by operation of law) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract; and (vi) there are currently effective waivers regarding any Material Contract that have not been disclosed in writing to Buyer.

6.12        Intellectual Property.

(a)           Schedule 6.12 lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned or licensed by each Company Group Member (the “Company Registered Intellectual Property”).

(b)           The Company Group owns, or has valid licenses to use, all of the Company Registered Intellectual Property, free and clear of all Liens other than Permitted Liens.

(c)           Except as disclosed on Schedule 6.12, since January 1, 2013, neither Company Group Member has been a party to any judicial or administrative proceeding alleging, nor has either Company Group Member been notified during such period of any allegation of, any infringement or misappropriation of any item of the Company Registered Intellectual Property, whether owned by the Company Group or any other Person.  To the Knowledge of the Archway Parties, each Company Group Member owns or has a valid enforceable license to use the Intellectual Property Rights necessary to operate the Business and there has been no other material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by the Company Group of any Intellectual Property Rights of third persons or of any continuing material infringement or misappropriation (or facts that are reasonably likely to give rise to a material infringement or misappropriation) by any other Person of any of the Company Registered Intellectual Property.  To the Knowledge of the Archway Parties, no Company Registered Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by either Company Group Member.

(d)           The Company Group has taken reasonable measures to protect the confidentiality of the trade secrets and confidential information of the Company Group with respect to the Business.  None of the trade secrets of the Company Group relating to the Business has been disclosed or provided to anyone except to employees and contractors of the Company under circumstances in which the Company Group believes the recipient has a duty of confidentiality with respect to such trade secrets.

(e)           Except as set forth on Schedule 6.12, all statutory obligations and all fees, annuities and other payments which are due on or before the Closing Date for any of the Company Registered Intellectual Property owned by the Company,  including, without limitation, all United States or foreign patents, patent applications, trademark registrations, service mark registrations, copyright registrations and any applications for any of the preceding, have been met or paid in full.

6.13        Financial Statements

(a)           The Archway Parties have provided Buyer with copies of (i) the audited balance sheets of the Company as of June 30, 2011, 2012 and 2013, and the related audited statements of income and cash flows for the years then ended (collectively, the “Annual Financial Statements”), and (ii) the unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of December 31, 2013 (the “Interim Balance Sheet Date”) and the related unaudited statements of income for the six-month period then ended (together with the Interim

Balance Sheet, the “Interim Financial Statements”).  The Annual Financial Statements and the Interim Financial Statements are referred to collectively as the “Financial Statements.”  Except as set forth on Schedule 6.13, the Financial Statements (including any related notes thereto) (i) have been prepared in accordance with GAAP in all material respects, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) fairly present, in all material respects, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject, however, in the case of the Interim Financial Statements, to normal year-end audit adjustments described in Schedule 6.13 and accruals and to the absence of notes and other textual disclosure required by GAAP, and (iii) have been prepared from, and are in accordance with, the Books and Records.

(b)           The Archway Parties have provided Buyer with copies of the unaudited balance sheets of JACAAB as of December 31, 2011, 2012 and 2013, and the related unaudited statements of income of JACAAB for the years then ended (collectively referred to as the “JACAAB Un-Audited Financial Statements”).  The JACAAB Un-Audited Financial Statements have been prepared from the books and records of JACAAB on a consistent basis throughout the periods indicated (except as may be indicated thereon and except for the exclusion of notes) and fairly present, in all material respects, the financial condition and results of operations of JACAAB as of the respective dates thereof and for the respective periods covered thereby, subject, however, to normal year-end audit adjustments and accruals.

(c)           The Combined Financial Statements (including any related notes thereto) to be delivered to Buyer pursuant to Section 9.5(c):  (i) will be, as of the date of delivery and as of the Closing Date, prepared in accordance with GAAP in all material respects, consistently applied throughout the periods covered thereby, except as otherwise noted therein, (ii) will fairly present, in all material respects, the financial condition and results of operations of the Company and JACAAB (on a combined basis) as of the respective dates thereof and for the respective periods covered thereby, and (iii) will be prepared from, and in accordance with, the Books and Records.

6.14        Inventory.  Each Company Group Member owns its inventory free and clear of all Liens except Permitted Liens.  Except as disclosed on Schedule 6.14, or as otherwise set forth in the Interim Balance Sheet or the Estimated Net Working Capital, such inventory was acquired for sale in the Ordinary Course of Business and is in good and saleable condition and is not obsolete or damaged.  Such inventory is located at the locations as noted on Schedule 6.14 and except as noted in Schedule 6.14, none of such inventory is subject to any consignment, bailment, warehousing or similar arrangement.

6.15        Accounts Receivable; Credit Support; Liens; Debt.

(a)           Except as disclosed on Schedule 6.15(a), the Accounts Receivable arose in the Ordinary Course of Business of the Company Group and represent the genuine, valid and legally enforceable indebtedness of the account debtor (subject only to Creditors’ Rights) and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or, to the Knowledge of the Archway Parties, is threatened by any of the account debtors of such Accounts Receivable.  To the Knowledge of the Archway Parties, none of the account debtors of the Accounts Receivable is involved in a bankruptcy or insolvency proceeding or is generally unable to pay its debts as they become due.  The Company Group has good and valid title to the Accounts Receivable free and clear of all Liens except Permitted Liens.  Except as set forth on Schedule 6.15(a), since July 1, 2013, the Company Group has not written off any individual account receivable in excess of $10,000 as uncollectible.

(b)                                 Schedule 6.15(b) sets forth all credit support, including surety or performance bonds, letters of credit and guarantees, issued in connection with the Business and currently outstanding.

(c)                                  Schedule 6.15(c) sets forth all Liens encumbering the Company Group Assets.

(d)                                 Schedule 6.15(d) sets forth all Debt of the Company Group.

(e)                                  Schedule 6.15(e) sets for all indebtedness for borrowed money of the Company Group (the “Scheduled Debt”).

6.16                        No Undisclosed Liabilities.  Except for the Debt set forth on Schedule 6.16, the Company has no liability of a type required to be reflected on a balance sheet in accordance with GAAP, other than (i) liabilities set forth on the face of the Interim Balance Sheet (other than in the notes thereto) and (ii) liabilities which have arisen after the Interim Balance Sheet Date in the Ordinary Course of Business of the Company (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirements).

6.17                        Legal Compliance.  Each Company Group Member is in compliance with all applicable Legal Requirements in all material respects.  Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties in this Section 6.17 shall not be deemed to relate to tax matters (the sole representations and warranties relating to which are in Section 6.18), employment matters (the sole representations and warranties relating to which are in Section 6.21), employee benefit matters (the sole representations and warranties relating to which are in Section 6.22) or environmental matters (the sole representations and warranties relating to which are in Section 6.23).

6.18                        Taxes.  Except as set forth in Schedule 6.18:

(a)                                 Since January 1, 2008, all Tax Returns required to be filed by or with respect to the Company have been duly and timely filed.  Each such Tax Return is true, correct and complete in all material respects.  All Taxes owed by the Company or for which the Company may be liable which are or have become due have been paid (regardless of whether or not shown on a Tax Return).  Since January 1, 2008, the Company has not received any written claim against it (or the other) for any Taxes, and no assessment, deficiency or adjustment has been asserted in writing or, to the Knowledge of the Archway Parties, proposed or threatened against the Company.  Since January 1, 2008, none of the Tax Returns filed by the Company has been audited and no audits or other administrative proceedings or court proceedings of which the Company has received written notice are presently pending or threatened with regard to any Taxes or Tax Returns of the Company.  Since January 1, 2008, no notice, request for information or claim has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction.

(b)                                 All Taxes which the Company is required by Law to withhold and collect have been withheld and collected, and have been paid over to the proper authorities to the extent due and payable.

(c)                                  The Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect.  There is not in effect any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company.  The Company has not entered into a closing agreement with any Governmental Authority or applied for a Tax ruling that will have continuing effect following the Closing.  There are no Liens with respect to Taxes upon the assets of the Company other than Liens for current period Taxes not yet due and payable.

(d)                                 The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.  The Company has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise.

(e)                                  The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(f)                                   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (vi) prepaid amount received on or prior to the Closing Date; or (vii) election pursuant to Section 108(i) of the Code.

(g)                                  The Company has not participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations).

(h)                                 No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

(i)                                     The Company has properly listed and described substantially all of its assets in all filings and returns for property tax for all periods prior to and including the Closing Date, and no material portion of the Company’s assets constitutes omitted property for property tax purposes by reason of any act or omission of the Company.

6.19                        Litigation.  Except as set forth on Schedule 6.19, there are no actions, suits or proceedings pending or, to the Knowledge of the Archway Parties, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against either Company Group Member that affect or would reasonably be expected to affect the Business or the assets and properties of either Company Group Member or the consummation of the transactions contemplated hereby.

6.20                        Product and Service Warranty.

(a)                                 Since January 1, 2011, (i) except for products purchased by the Company from JACAAB, all products sold by the Company have been delivered by the Company in such product’s original manufacturer’s packaging, and (ii) the Company has not distributed any products in any other form or container.

(b)                                 Except as set forth on Schedule 6.20, to the Knowledge of the Archway Parties, (i) each product manufactured, sold or delivered by JACAAB in conducting its business since January 1, 2011, has been in conformity with all applicable product specifications, all express and implied warranties, and all applicable Laws and Legal Requirements, and (ii) JACAAB has no liability for the replacement, repair or refund of any such products or other Damages in connection therewith or any other customer or product obligations not reserved against on the Interim Balance Sheet.

(c)                                  To the Knowledge of the Archway Parties, since January 1, 2011, JACAAB has not committed any act or omitted to take any act which would reasonably be expected to result in any product liability (whether covered by insurance or not) on the part of JACAAB with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of JACAAB for which Nexeo Solutions, the Company or Buyer could be liable.

(d)                                 Schedule 6.20 identifies (a) any warranty claim asserted during the three-year period prior to the date hereof from which the Company Group has incurred costs in excess of $25,000, or (b) any warranty claims by any one customer during the three-year period prior to the date hereof that are, in the aggregate, in excess of $50,000.

6.21                        Employees; Employee Relations.

(a)                                 Schedule 6.21(a) identifies for each Company Group Member the following:

(i)                                     the name, job title, status as exempt or non-exempt under FLSA, details of any applicable visa, original hire date, service date, bonus, if any, paid or accrued for fiscal years 2012 and 2013, accrued and unused vacation as of the date of this Agreement (to the extent applicable), and current annual salary (or rate of pay), and leave status (including nature and expected duration of leave) of each Conveyed Business Employee and other compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) payable to each Conveyed Business Employee and individual independent contractors as of the date of this Agreement;

(ii)                                  any increase in the last twelve (12) months or to become effective after the date of this Agreement in the total compensation or rate of total compensation (including, without limitation, normal bonus, profit-sharing, pension benefits and other compensation) payable to each Conveyed Business Employee;

(iii)                               all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by either Company Group Member to, or made to either Company Group Member by, any director, officer, Conveyed Business Employee or independent contractor of either Company Group Member;

(iv)                              all transactions outside of the Ordinary Course of Business between either Company Group Member and any director, officer, Conveyed Business Employee or independent contractor thereof since January 1, 2010;

(v)                                 name, compensation and service terms of any individual currently providing services to either Company Group Member as an independent contractor or temporary employee for which a Company Group Member is reasonably expected to pay in excess of $50,000 in the current fiscal year; and

(vi)                              the name of each director and officer (including the title of any officer).

(b)                                 Except as set forth on Schedule 6.21(b) or to the extent accrued as a current liability on the Interim Balance Sheet, all bonuses, if any, due and payable as of the

Closing Date to any Conveyed Business Employee have been paid in full to such employees prior to Closing or will be accrued as a liability on the Closing Date Balance Sheet.  Except as set forth on Schedule 6.21(b), the compensation and benefits (excluding vacation benefits) paid or provided with respect to all Conveyed Business Employees have been reflected in the Financial Statements for the periods covered thereby.  Except as set forth on Schedule 6.21(b), as of the date of this Agreement, no current or former employee of the Company Group is on a disability leave of absence, is receiving disability benefits, or is in an elimination or other waiting period with respect to his or her receipt of disability benefits.

(c)                                  Except as disclosed on Schedule 6.21(c), no Company Group Member is a party to, or is bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated and no union organization campaign or representation petition is pending or, to the Knowledge of the Archway Parties, threatened.  Except as set forth on Schedule 6.21(c), there are no labor disputes existing or, to the Knowledge of the Archway Parties, threatened, involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees, and no Company Group Members have experienced any material labor difficulties or disputes during the last five (5) years.  No grievance or other legal action arising out of any collective bargaining agreement or relationship exists, or to the Knowledge of the Archway Parties, is threatened.

(d)                                 To the Knowledge of the Archway Parties, the Conveyed Business Employees will continue in their employ with the relevant Company Group Member following the Closing.  Except as listed on Schedule 6.21(d), the Company Group is not (i) a party to any employment, consulting, non-compete, management, severance, change in control, retention, termination pay or similar Contract with any individual or employee, either express or implied, or (ii) currently negotiating, and does not have any outstanding offer with respect to, any such agreement or matter and, to the Knowledge of the Archway Parties, no employee of the Company Group is subject to a non-compete, non-solicitation, confidentiality or other Contract that restricts their activities for the Company Group in any way.

(e)                                  Except as provided on Schedule 6.21(e), since January 1, 2012, no administrative, arbitral or legal proceedings, investigations, charges, complaints, grievances or similar actions have been commenced with respect to the Company Group under any federal, state or local laws affecting the employment relationship, and, to the Knowledge of the Archway Parties, no proceedings, charges, or complaints are threatened under any such laws or regulations.  The Company Group is not subject to any settlement or consent decree with any present or former employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect of employment practices and policies.  No Governmental Authority has issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination) of the Company Group.

(f)                                   The Company Group is and has been in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including employment and employment practices, terms and conditions of employment, wages and hours, payroll documents, equal opportunity, employee leave, recordkeeping, immigration and work eligibility status, occupational health and safety, severance, termination or discharge, collective bargaining, the payment of employee welfare and retirement and other Taxes and the full payment of all required social security contributions and taxes, and the Company Group is not in violation of any Legal Requirements concerning retention and classification of independent contractors.

(g)                                  No Company Group Member has suffered employment losses or undertaken mass layoffs (as defined by the WARN Act or any other applicable state or local Law pertaining to group layoffs) at either Company Group Member’s sites of employment within two (2) years prior to the date hereof.

(h)                                 The Company Group has complied and is in compliance in all material respects with all applicable immigration Laws, the Company has a complete, accurate and, if necessary, updated Form I-9 for each employee of the Company Group, and all employees of the Company Group are legally authorized to work in the United States.

(i)                                     Schedule 6.21(a) sets forth a list of each Company Group Member employee as of the date of this Agreement and indicates whether such employee has executed a confidentiality or employment agreement with the Company.

6.22                        Employee Benefit Matters.

(a)                                 The Company has made available to Buyer descriptions true and correct in all material respects of each Benefit Plan which is sponsored, maintained or contributed to or by either Company Group Member for the benefit of the current or former employees, officers or directors of either Company Group Member, or has been so sponsored, maintained or contributed to within two (2) years prior to the Closing Date, or with respect to which the Company Group Members have or could reasonably be expected to have any liability (a “Company Benefit Plan”).

(b)                                 True, correct and complete copies of each of the Company Benefit Plans in place for the last two (2) years, and related trusts and services agreements, if applicable, including all amendments thereto, have been made available to Buyer.  There has also been made available to Buyer, with respect to each Company Benefit Plan and to the extent applicable:  (i) the most recent annual or other report filed with each Governmental Authority, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description, scheme booklet and all announcements, (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Legal Requirements and (v) the most recent determination letter or opinion letter issued by the Internal Revenue Service.

(c)                                  No Company Group Member nor any ERISA Affiliate of either Company Group Member sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time within six (6) years prior to the Closing Date sponsored, maintained, contributed to or had an obligation to contribute to, and no Company Benefit Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  No Benefit Plan which a Company Group Member or an ERISA Affiliate of a Company Group Member sponsors, maintains or contributes to is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(d)                                 Except as otherwise set forth on Schedule 6.22:

(1)                                 each Company Group Member has substantially performed all obligations, whether arising by operation of any Legal Requirement or by contract, required to be performed by it in connection with the Company Benefit Plans, and, to the Knowledge of the Archway Parties, there have been no defaults or violations by any other party to the Company Benefit Plans;

(2)                                 all reports and disclosures relating to the Company Benefit Plans required to be filed with or furnished to Governmental Authorities, Company Benefit Plan participants or Company Benefit Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner, and each Company Benefit Plan has been documented, operated and administered in substantial compliance with its governing documents and applicable Legal Requirements;

(3)                                 each of the Company Benefit Plans intended to be qualified under Section 401(a) of the Code (A) satisfies the requirements of such Section in all material respects, (B) has received a favorable determination letter from the Internal Revenue Service regarding such qualified status or is entitled to rely upon a favorable opinion letter issued by the Internal Revenue Service with respect to any prototype plan, as applicable, (C) has been amended as required by applicable Legal Requirements, and (D) has not been amended or operated in a way which would reasonably be expected to adversely affect such qualified status;

(4)                                 there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Archway Parties, threatened against, or with respect to, any of the Company Benefit Plans or their assets;

(5)                                 all contributions required to be made to the Company Benefit Plans pursuant to their terms and provisions or pursuant to applicable Legal Requirements have been made timely;

(6)                                 as to any Company Benefit Plan intended to be qualified under Section 401(a) of the Code, there has been no termination or partial termination of the Company Benefit Plan within the meaning of Section 411(d)(3) of the Code;

(7)                                 no act, omission or transaction has occurred which would result in imposition on either Company Group Member of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(8)                                 no prohibited transactions with respect to any Company Benefit Plan would subject either Company Group Member or any ERISA Affiliate of either Company Group Member to a tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA;

(9)                                 there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before any Governmental Authority;

(10)                          the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require either Company Group Member to make a larger contribution to, or pay greater benefits under, any Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Company Benefit Plan.

(e)                                  No Company Group Member is a party to any agreement, nor has either Company Group Member established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any person performing services for either Company Group Member upon termination of such services which would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(f)                                   In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made hereunder or under any Company Benefit

Plans which, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code), whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(g)                                  Each Company Benefit Plan which is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h)                                 Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person, and no Company Group Member is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

(i)                                     Each Company Benefit Plan that is a “nonqualified deferred compensation” arrangement under Section 409A of the Code has been established, maintained and operated in compliance with such section, and no service provider is entitled to a tax gross-up or similar payment for any tax or interest that may be due under such Section.

6.23                        Environmental Matters.

(a)                                 Schedule 6.23 lists all Environmental Authorizations currently held by either Company Group Member in connection with the Leased Real Property and the operation of the Business.  Except as disclosed on Schedule 6.23, to the Knowledge of the Archway Parties, no additional Environmental Authorizations are required for the operation of the Business and use of the Leased Real Property by either Company Group Member as of the Closing Date.  To the Knowledge of the Archway Parties, except as otherwise disclosed on Schedule 6.23, the Environmental Authorizations listed on Schedule 6.23 are in full force and effect. There are no proceedings pending or, to the Knowledge of the Archway Parties, threatened by any Environmental Authority against either Company Group Member seeking to revoke or suspend any Environmental Authorization listed on Schedule 6.23.

(b)                                 None of the Company Group Assets or other property used in the Business is subject to any Lien imposed by or arising under any Environmental Law, and there are no proceedings pending or, to the Knowledge of the Archway Parties, threatened for imposition of any such Lien.

(c)                                  The Business and the Company Group Assets are currently, and to the Knowledge of the Archway Parties while under the control of either Company Group Member or the Archway Parties in the past have been (within the period of any applicable statutes of limitation), operated in compliance, in all material respects, with the requirements of applicable Environmental Laws.  Except as set forth on Schedule 6.23, no Company Group Member has received any communication from any Environmental Authority or any other Person alleging that either Company Group Member is not in compliance with any Environmental Law applicable to the Business, other than matters that have been fully resolved and for which no further obligations remain outstanding.

(d)                                 Except as set forth on Schedule 6.23, there are no present or, to the Knowledge of the Archway Parties past, actions, activities, circumstances, conditions, events or incidents (including, without limitation, any Release of any Hazardous Materials, with respect to the Business, the Company Group Assets owned or operated by a Related Party, or other properties or facilities previously but no longer owned, occupied, used or operated by any Related Party) that could reasonably be expected to form the basis for assertion of any Environmental Liability against any Related Party as an owner or operator of the Business or the Company Group Assets.  Except as set forth on Schedule 6.23, to the Knowledge of the Archway Parties, there has been no Release of Hazardous Materials in connection with the Business for which all clean-up, remediation and restoration actions required under Environmental Laws have not been performed and completed to the satisfaction of the relevant Environmental Authority.

(e)                                  Except for the use of public warehouse space or as described on Schedule 6.23, neither the Company nor JACAAB has owned, occupied, used or operated any facilities or real property in connection with the Business.

(f)                                   Except as set forth on Schedule 6.23, there are no proceedings pending or, to the Knowledge of the Archway Parties, threatened against either Company Group Member or any predecessor with respect to operation of the Business, against the Business itself or any property currently or formerly used in the Business, in which any violation of any Environmental Law is alleged or any Environmental Liability is asserted.

(g)                                  Except as disclosed on Schedule 6.23, there are no underground storage tanks formerly or currently used by either Company Group Member in the operation of the Business.

(h)                                 The Company has made available to Buyer all material environmental compliance audits, assessments, reports, studies and other documents in the possession or control of either Company Group Member relating to compliance of the Business and the Leased Real Property with Environmental Laws or the Release of Hazardous Materials at any Leased Real Property.

(i)                                     Except as set forth on Schedule 6.23, the Archway Parties have not received written notice from an Environmental Authority that any real property used by either Company Group Member in connection with the ownership and operation of the Business, or any offsite disposal location used in connection with the Business, is on the National Priorities

List or the Comprehensive Environmental Response, Compensation and Liability Information System list or any state equivalent.

(j)                                    No Company Group Member has ever produced or sold benzene or benzene related products, other than products with benzene in trace amounts that normally occur within the manufacturing tolerances of other petroleum distillates.

(k)                                 No Company Group Member has performed services for a third party involving the transportation, storage, handling or disposal of Hazardous Materials nor owned or operated any facility that is or would be required to be registered under RCRA.

(l)                                     To the Knowledge of the Archway Parties, there is no condition existing at the Facilities that could reasonably be expected to give rise to any valid claim against either Company Group Member for liability for personal injury to an individual due to asbestos exposure at the Facilities.

6.24                        Customers, Vendors and Suppliers.  Except as set forth in Schedule 6.24, as of the date of this Agreement, to the Knowledge of the Archway Parties, no Material Customer or Material Supplier has advised either Company Group Member that such Material Customer or Material Supplier intends to discontinue or substantially alter in an adverse manner its relationship with either Company Group Member.

6.25                        Bank Accounts.  Schedule 6.25 sets forth each bank, savings institution and other financial institution with which either Company Group Member has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.  Except as disclosed on Schedule 6.25, no Company Group Member has given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.

6.26                        Insurance.

(a)                                 Schedule 6.26(a) sets forth a true and complete list of all policies, binders, and insurance contracts under which either Company Group Member, the Business or any of the Company Group Assets is insured (the “Insurance Policies”).  With respect to each Insurance Policy, Schedule 6.26(a) sets forth a true and correct description of (i) the name of the insurer, (ii) the policy number, (iii) the period, amount and scope of coverage, (iv) the limits of liability, (v) deductibles and other similar amounts, and (vi) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof.  Except as set forth on Schedule 6.26(a), each of the Insurance Policies (i) is legal, valid, binding, enforceable and will be in full force and effect as of each Closing and (ii) will continue to be legal, valid, binding, enforceable (subject to Creditors’ Rights), and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

(b)                                 Schedule 6.26(b) sets forth a list of all claims, if any, made by any member of the Company since January 1, 2011, against an insurer in respect of coverage under the Insurance Policies.  The Company is not in default with respect to its obligations under any insurance policy maintained by it, nor has the Company been denied insurance coverage.  There have been no denials of claims or reservation of rights letters with regards to such claims.  That no liability limits have been eroded or materially impaired by claims and that they are not aware of any current or historical insurers which have become insolvent.  The insurance coverage of the Company is placed with insurers rated “Excellent” or better by AM Best and is customary for corporations of similar size engaged in similar lines of business.

(c)                                  Except as set forth on Schedule 6.26(c), the Company does not have any self-insurance or co-insurance programs.  No event relating to the Company has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any of the Insurance Policies.

6.27                        Books and Records.  All Books and Records relating to the ownership and operation of the Business and the Company Group Assets are located at the premises of the Business to which such Books and Records primarily relate, have been maintained substantially in accordance with applicable Legal Requirements, and comprise all of the Books and Records relating to the Company Group’s ownership and operation of the Business and the Company Group Assets.

6.28                        Brokers’ Fees.  Except for George K. Baum Capital Advisors, whose fees will be paid by the Archway Parties, no Company Group Member or any of their Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect of the transactions contemplated by this Agreement, and no Company Group Member has any liability or obligation to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the transactions contemplated by this Agreement or the proposed merger or sale of the Company in general.

6.29                        Certain Payments; Trade Controls.

(a)                                 None of the Company Group Members nor any director, officer, agent, employee or other person associated with or acting on behalf of a Company Group Member, has used any funds of the Company Group for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any direct or indirect unlawful payment to any foreign or domestic governmental official or employee, violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or made any illegal bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(b)                                 No Company Group Member (nor any of their agents or representatives, in the conduct of activities authorized by or taken on behalf of or at the direction of the Company Group), has taken any action that would violate, in any material respect, any sanctions or trade control laws administered by any United States Governmental Authority.  No Company Group

Member (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or (ii) to the Knowledge of the Archway Parties, engages in any dealings or transactions with any such Person.  No Proceeding against either Company Group Member with respect to OFAC is pending or has been threatened in writing.

(c)                                  Except as set forth on Schedule 6.29(c), no Company Group Member (nor any of their agents or representatives, in the conduct of activities authorized by or taken on behalf of or at the direction of the Company Group) has made any sales to customers outside of the U.S.

6.30                        Assets Necessary to the Business.  At and following the Closing, the Company Group Assets (a) will constitute all of the assets necessary or required to permit the Company to carry on the Business in substantially the same manner as presently conducted, and (b) constitute all of the assets of the Company Group presently used or held for use in the Business.

6.31                        No Other Representations or Warranties.  Except for the representations and warranties contained in ARTICLE V, this ARTICLE VI and Section 8.1 (including the related portions of the Disclosure Schedules), none of the Archway Representative, the Archway Parties, the Company Group Members or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Archway Representative, the Archway Parties or the Company Group Members.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES BY BUYER

Buyer hereby represents and warrants to the Archway Parties as follows.  Buyer hereby acknowledges that the Archway Parties are relying on the following representations and warranties in entering into this Agreement.

7.1                               Organization.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Buyer has delivered to the Archway Representative true and complete copies of the Organizational Documents of Buyer, each as amended to date and presently in effect (collectively, the “Buyer Organizational Documents”).

7.2                               Qualification; Power.  Buyer is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary.  Buyer has all requisite corporate power and authority to own its properties and assets and to carry on the business as currently conducted.

7.3                               Authority; Enforceability.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other Transaction Documents to which Buyer is a party and the performance of its obligations contemplated hereby and thereby have been duly and validly approved by all corporate action necessary on behalf of Buyer.  This Agreement and each of the Transaction Documents to which Buyer is a party have been duly and validly executed and delivered and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to Creditors’ Rights.  All other documents required hereunder to be executed and delivered by Buyer at the Closing have been duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to Creditors’ Rights.

7.4                               Non-Contravention.  Neither the execution and delivery by Buyer of this Agreement or any other Transaction Document to which it is a party, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Buyer with any of the provisions hereof or thereof, do or will (i) violate any provision of the Organizational Documents of Buyer (as such Organizational Documents are in effect as of the date of this Agreement and as of the Closing), (ii) result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or lapse of time or both) of any right or obligation of Buyer under any Contract, or (iii) assuming compliance with the matters set forth in Section 10.2, violate any Legal Requirement applicable to Buyer or its assets or businesses.  No administrative, arbitral or legal proceedings, investigations, charges, complaints, grievances or similar actions have been commenced or, to Buyer’s knowledge, have been threatened, with respect to Buyer that might adversely affect the transactions contemplated by this Agreement and the other Transaction Documents.

7.5                               Brokers’ Fees.  Buyer has no any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Archway Parties or their respective Affiliates could become liable or obligated.  Buyer agrees and covenants to pay any fee payable to any of its advisors in connection with the transactions contemplated by this Agreement.

7.6                               Investment Intent.  Buyer is acquiring the Conveyed Equity for its own account and does not have any agreement or present intention to sell, transfer or otherwise distribute any interest in the Conveyed Equity to any Person.

7.7                               Access to Information.  Buyer confirms that the Archway Parties have made available to Buyer the opportunity to ask questions of the officers and employees of the Company and that Buyer has received such additional information about the Company, the Company Group Assets and the business and financial condition of the Company as Buyer has requested.  The representations set forth in this Section 7.7 shall not reduce, excuse or otherwise affect the Archway Parties’ representations set forth in ARTICLE V and ARTICLE VI.

7.8                               Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Total Consideration and consummate the transactions contemplated by this Agreement and the other Transaction Documents.

7.9                               No Other Representations.  Buyer acknowledges that the Archway Parties have not made and are not making any representations or warranties regarding the subject matter of this Agreement, express or implied, and Buyer is not relying upon and has not relied upon any representations or warranties of any Person in connection with this Agreement and the transactions contemplated by this Agreement, except as set forth in ARTICLE V and ARTICLE VI.

ARTICLE VIII
MATTERS RELATING TO THE TRUSTS, ETC.

8.1                               Representations Regarding the BF Trust.  Each of the Archway Parties hereby represents and warrants to Buyer as follows:

(a)                                 The Baumstark Beneficiaries or their respective revocable trusts are all of the settlors under the BF Trust and are the sole qualified beneficiaries under the BF Trust.  Each of the Baumstark Beneficiaries contributed (or caused his or her respective Trust Agreement to contribute) his or her respective Interests in the Company to the BF Trust in accordance with the terms of the BF Trust Agreement.

(b)                                 Each of the Baumstark Beneficiaries has the legal authority to bind its respective revocable trust that is a named beneficiary of the BF Trust, and each is the sole grantor and beneficiary under its respective revocable trust.

(c)                                  JB, Sr. is the sole trustee under the BF Trust and has the authority to enter into the transactions contemplated by this Agreement and to sell and transfer all of the Conveyed Equity on the terms set forth in this Agreement, and has the authority to enter into amendments and waivers of the provisions of this Agreement in his sole discretion.

(d)                                 Each Beneficiary Consent has been duly executed by each of the Archway Parties and their respective spouses and constitutes a final and legally binding consent of each Archway Party, enforceable in accordance with its terms, subject to Creditors’ Rights.  Buyer is a third party beneficiary under each of the Beneficiary Consents and has the legal right to enforce those consents for its benefit.  The Beneficiary Consents are in full force and effect and have not been amended, and none of the obligations, consents or commitments of the Archway Parties have been waived.

8.2                               Archway Representative.

(a)                                 Each Archway Party, by executing this Agreement, irrevocably constitutes and appoints John T. Baumstark, Sr. (and any successor named in accordance with Section 8.2(g)) as the “Archway Representative”, acting as hereinafter provided, as such Archway Party’s attorney-in-fact and agent in name, place and stead in connection with the authority granted to the Archway Representative pursuant to this Section 8.2, and acknowledges that such appointment is coupled with an interest.  By executing this Agreement under the heading Archway Representative, the Archway Representative hereby (i) accepts his appointment and authorization to act as Archway Representative as attorney-in-fact and agent on behalf of the Archway Parties in accordance with the terms of this Agreement, and (ii) agrees to perform his obligations under, and otherwise comply with, this Section 8.2.

(b)                                 Each Archway Party by such appointment (i) authorizes the Archway Representative subsequent to the date hereof (A) to give and receive notices and communications to or from Buyer relating to this Agreement, the transactions contemplated by this Agreement and the other Transaction Documents; (B) to act on such Archway Party’s behalf with respect to any and all matters affecting such Archway Party hereunder, including under ARTICLE III, ARTICLE VIII, ARTICLE XI, ARTICLE XII, ARTICLE XIII and ARTICLE XIV, including giving and receiving all notices and communications to be given or received with respect to any such matters; (C) to authorize deliveries to Buyer of cash in satisfaction of claims for indemnification pursuant to ARTICLE XIII; (D) to initiate or to refrain from initiating, or to dispute or to refrain from disputing, any indemnity or other claim under this Agreement; (E) to negotiate, compromise and resolve any dispute that may arise under this Agreement; (F) to exercise or refrain from exercising remedies available under this Agreement and to sign any release or other document with respect to such dispute or remedy; (G) to consent or agree to any amendment to this Agreement; and (H) to take all actions necessary or appropriate in the judgment of the Archway Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Archway Party, and (ii) agrees to be bound by all agreements and determinations made by and documents executed and delivered by the Archway Representative pursuant to the authority granted to the Archway Representative hereunder.

(c)                                  Each Archway Party by the execution of this Agreement expressly acknowledges and agrees that (i) the Archway Representative is authorized to act on his or her behalf, notwithstanding any dispute or disagreement between any Archway Party and the Archway Representative, and (ii) Buyer, each Buyer Indemnified Party and any other Person shall be entitled to solely interact with, and rely on any and all actions taken by, the Archway Representative under this Agreement without any liability to, or obligation to inquire of, any of the Archway Parties.  Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Archway Representative that is within the scope of the Archway Representative’s authority under this Section 8.2 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Archway Parties and shall be final, binding and conclusive upon each such Archway Party.  Buyer and any other Person shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each such Archway Party.

(d)                                 The Archway Parties shall jointly and severally indemnify the Archway Representative and hold the Archway Representative harmless against any Claims or Damages incurred without gross negligence or willful misconduct on the part of the Archway Representative and arising out of or in connection with any act or omission by the Archway Representative relating to the services to be performed pursuant to the Archway Representative’s appointment.  This right of indemnification will survive the termination of this Agreement.  Any Person dealing with the Archway Representative is entitled to rely on the actions taken by, and consents and approvals given by, the Archway Representative without the need for further investigation.  A Person shall be entitled to rely on the Archway Representative’s actions, consents and approvals notwithstanding any knowledge of the relying Person.  No Person shall have any liability for relying on the Archway Representative in the foregoing manner.

(e)                                  The Archway Representative shall have the authority, in his sole and absolute discretion, to incur out-of-pocket fees, costs and expenses in connection with the performance of the Archway Representative’s duties pursuant to this Section 8.2, including reasonable fees and expenses of legal counsel, accountants, investment bankers or other advisors.  The Archway Parties shall be responsible for reimbursing the Archway Representative for such out-of-pocket fees, costs and expenses.

(f)                                   The authorizations of the Archway Representative shall be effective and may not be cancelled or suspended by any Archway Party until all of the Archway Parties’ rights and obligations under this Agreement terminate by virtue of the termination of any and all obligations of the Archway Parties and Buyer under this Agreement.

(g)                                  If the Archway Representative becomes unable (due to illness or incapacity) to serve as the Archway Representative, JB, Sr. shall appoint a successor Archway Representative by written notice to the Parties hereto in accordance with Section 14.2 hereof to serve as the Archway Representative.  If such notice has not been given or such successor becomes unable (due to illness or incapacity) to serve as the Archway Representative, then a majority of the Archway Parties shall appoint another Archway Party to act as the Archway Representative by a majority vote of the Archway Parties.

ARTICLE IX
COVENANTS

9.1                               Releases Related to the Business.

(a)                                 Each of the Archway Parties, effective as of the Closing, hereby releases and discharges each of the Buyer Released Parties from any and all obligations (including indemnification obligations) and Claims, known and unknown, that have accrued or may accrue and solely to the extent that such obligations relate to acts or omissions prior to the Closing Date, including any and all Claims and Damages, whether such obligations, Claims or Damages arise in tort, contract or statute, including obligations, Claims or Damages (a) arising under each Buyer Released Party’s Organizational Documents, any Contract or Law or Legal Requirement,

as applicable, (b) arising from or relating to such Archway Party’s employment or termination of employment with the Company and (c) arising from or relating to actions or omissions of any Buyer Released Party, or any acts or omissions of the directors, officers, partners, members, equityholders or employees (former or present) including those committed while serving in their capacity as directors, officers, partners, members, equityholders, employees or similar capacities of each Buyer Released Party, and including in each case any and all Claims that such Archway Party does not know or suspect to exist in such Archway Party’s favor as of the Closing Date, other than rights under the Transaction Documents.  Each Archway Party hereby waives any preferential purchase right, right of first refusal, right of first offer, buy-sell right, tag-along right, drag-along right, preemptive right, registration right or other similar right that would interfere with the consummation of the transactions contemplated hereby or any future transfers of any Interest in the Company, including all such rights arising under any provision of the Organizational Documents of any of the Company.

(b)                                 Notwithstanding the provisions of Section 9.1(a), the Parties hereby expressly agree that the releases contained in this Section 9.1 shall not apply to any Claims, rights or remedies arising from the breach of any of the representations, warranties, covenants, agreements and obligations of Buyer or any of its Affiliates set forth in (i) this Agreement, including those contained in Article VII, (ii) the other Transaction Documents, or (iii) leases, employment agreements, consulting agreements and other agreements entered into in connection with or otherwise continuing in effect following the Closing (provided, in the case of (iii), that the Claim relates to acts or omissions after the Closing).  EXCEPT AS EXPRESSLY LIMITED IN THIS SECTION 9.1, THE RELEASES CONTAINED IN THIS SECTION 9.1 APPLY TO ALL CLAIMS, AND EACH OF THE ARCHWAY PARTIES AGREES TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH A DEBTOR.

9.2                               Further Assurances.  Following the Closing, each Party will, and will cause its respective Affiliates to, at the request of any other Party, take such further actions as are reasonably requested and execute any additional documents, instruments or conveyances and assurances that may be reasonably necessary to further effect the transactions contemplated hereby.

9.3                               Confidentiality.  Each Archway Party and the Archway Representative agrees that from and after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential or proprietary matters that relate in any way to the Business or the terms of this Agreement (“Confidential Information”) will not be used by the Archway Parties, the Archway Representative or any of their Affiliates for the benefit of any Person other than

Buyer or its Affiliates (and after the Closing, the Company).  Each Archway Party and the Archway Representative expressly covenants that they will maintain in confidence at all times and will not divulge and will cause their Affiliates not to divulge to any Person at any time after the Closing any Confidential Information (a) unless and until such information becomes public knowledge (other than by disclosure in breach of this Section 9.3), (b) except as required by applicable Legal Requirements, including applicable securities laws and regulations, or (c) except to the extent required in connection with the enforcement or defense of rights in connection with any legal disputes relating to this Agreement or the other Transaction Documents; provided that before any Archway Party, the Archway Representative or any of their Affiliates discloses any Confidential Information as may be required by applicable Legal Requirements, such Person will, to the extent permitted under applicable Legal Requirements, give Buyer reasonable advance notice and take, at Buyer’s expense, such reasonable actions as Buyer may propose to minimize the required disclosure.  Each Archway Party and the Archway Representative expressly acknowledges and agrees that the covenants set forth in this Section 9.3 are material inducements for Buyer to enter into this Agreement and are necessary to protect Buyer’s legitimate business interests, including the preservation of the Business.

9.4                               Tax Returns; Liability for Taxes; Other Tax Matters.

(a)                                 Tax Returns; Payment of Taxes.

(i)                                     The Archway Parties shall prepare or cause to be prepared all Tax Returns of the Company for Pre-Closing Tax Periods that are due on or before the Closing Date. Such Tax Returns shall be prepared on a basis consistent with the past practices of the Company, except as otherwise required by Law.  Not later than ten (10) days prior to the due date for filing any such Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period), the Archway Representative shall deliver a copy of such Tax Return to Buyer for Buyer’s review and reasonable comment.  The Archway Representative shall consider such comments in good faith prior the filing of any such Tax Return, but shall have no obligation to make any change requested by Buyer.  The Archway Representative will cause such Tax Returns to be timely filed prior to the Closing and will deliver a copy to Buyer.

(ii)                                  Buyer shall prepare or cause to be prepared all Tax Returns of the Company for Pre-Closing Tax Periods that are due after the Closing Date and all Straddle Periods.  Such Tax Returns shall be prepared on a basis consistent with the past practices of the Company, except as otherwise required by Law.  Not later than ten (10) days prior to the due date for filing any such Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period), Buyer shall deliver a copy of such Tax Return to Archway Representative for Archway Representative review and reasonable comment.  Buyer shall cause such Tax Returns to be timely filed and will deliver a copy to the Archway Representative; provided that Buyer shall not file such Tax Returns if it materially adversely impacts the Tax liability of any Archway

Party without first obtaining the prior written consent of the Archway Representative, which consent shall not be unreasonably conditioned, delayed or withheld.  The Archway Parties shall promptly (but in any event not later than the later of (A) five (5) days prior to the due date for payment of Taxes with respect to any Tax Return, or (B) five (5) days following the Archway Representative’s receipt of the Tax Return(s) from Buyer) pay an amount equal to the amount of Retained Tax Liabilities owed with respect to such Tax Return to an account designated by the Buyer by wire transfer of immediately available funds.  In addition, the Archway Parties shall be responsible for, and shall reimburse Buyer up to a maximum amount of $12,000, for the out-of-pocket costs and expenses of preparing all Tax Returns relating to Pre-Closing Tax Periods that are required to be filed after the Closing Date, including the Tax Returns to be filed pursuant to Sections 9.4(d) and (e).

(iii)                               In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of the period ending on the Closing Date shall be:

(A)                               in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company (and each partnership in which the Company is a partner) ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(B)                               in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(b)                                 Cooperation on Tax Returns and Tax Proceedings.  Buyer and the Archway Parties shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (each a “Tax Proceeding”) imposed on or with respect to the assets, operations or activities of the Company.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer shall also cooperate in the filing of any Tax Returns or applications for the return of Taxes or for Tax refunds (including by making Company employees available for signing of the appropriate documentation).  Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third-Party Claim shall be governed by Section 13.6.

(c)                                  Transfer Taxes.  The Parties do not expect that the sale and purchase of the Conveyed Equity will result in any state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) because the transaction involves the sale of intangible assets.  However, if any Transfer Taxes are imposed on the transfer of the Conveyed Equity pursuant to this Agreement, such Transfer Taxes shall be paid by the Archway Parties when due.  The Parties agree to cooperate fully with each other to enable each to minimize such liability for Transfer Taxes to the extent legally permissible.  Each Party will provide and make available to the other any resale certificates and other exemption certificates or information reasonably requested by any other Party.

(d)                                 As soon as is reasonably practicable after the filing by the Company of its federal Income Tax Return for its taxable year ending on the Closing Date, Buyer, on behalf of the Company and its Affiliates, shall prepare, or cause to be prepared, a claim for refund or an application for tentative carryback adjustment by reason of any loss or deduction carryback arising from the deduction by the Company of certain compensation payable at the Closing to its employees for the taxable year of the Company ending on the Closing Date (the “Compensation Deduction”) to the Company’s taxable year ended June 30, 2013 and/or earlier taxable years (the “Special Tax Refund Claim”).  Such form(s) will be timely filed by the Company with the Internal Revenue Service (on IRS forms 1139 or 1120X, as the case may be) and applicable state and/or local Governmental Authorities.  Prior to the filing of any Special Tax Refund Claims, Buyer shall furnish a draft of any such Special Tax Refund Claim to the Archway Representative for its review and approval, which approval shall not be unreasonably withheld, delayed or conditioned.

(e)                                  As soon as is reasonably practicable following the Closing Date, Buyer, on behalf of the Company and its Affiliates, shall timely prepare and file IRS Form 4466 with the Internal Revenue Service and comparable forms with state and local Governmental Authorities with respect to any overpayment by the Company of estimated Taxes paid by the Company prior to the Closing Date in respect of the taxable period ending on the Closing Date (the “Estimated Tax Overpayment”).

(f)                                   Buyer shall pay or cause the Company to pay to the BFT Trustee: (i) proceeds of the Special Tax Refund Claim, and (ii) each payment received from a Governmental Authority in respect of the Estimated Tax Overpayment, in each case with any interest paid by the applicable Governmental Authority, within ten (10) Business Days following receipt thereof.

(g)                                  Except as required by applicable Law or except as set forth below, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit the Company to) amend, refile or otherwise modify any Tax Return relating in whole or in part to the Company with respect to (i) any Pre-Closing Tax Periods, or (ii) any Straddle Period without the prior written consent of the

Archway Representative (which consent shall not be unreasonably withheld), if such amended, refiled or otherwise modified Tax Return would materially increase the amount of Retained Tax Liabilities.

(h)                                 To the extent any of the provisions of this Section 9.4 conflict with the provisions of Article XIII, the provisions of this Section 9.4 shall control.

9.5                               Books and Records; Financial Statements.

(a)                                 The Archway Parties acknowledge and agree that from and after the Closing, the Company will be entitled to the originals of all Books and Records.  The Archway Representative will promptly cause to be delivered to the Company such originals or copies of all Books and Records.  The Company will cooperate in all reasonable respects with the Archway Representative and, subject to Section 9.3, will make available to the Archway Representative, during normal business hours, the Books and Records that relate to the period preceding the Closing Date and that are necessary or useful in connection with any third-party tax inquiry, audit or similar investigation or any dispute or litigation; provided, however, that, from and after the final determination of the Final Net Working Capital, the Company will be entitled to destroy Books and Records in accordance with Buyer’s document retention policy in accordance with Buyer’s document retention policy applicable to it and its subsidiaries generally; and provided further that the Company shall maintain copies Tax Returns and related Books and Records until expiration of applicable statute of limitations notwithstanding that any shorter period may be contemplated by Buyer’s document retention policy.

(b)                                 At Buyer’s expense, the Archway Parties agree to cooperate with Buyer in connection with the preparation of (i) any additional interim period historical financial statements (“Additional Interim Financials”, together with the Financial Statements, the “Company Financial Statements”) for the Company that are required to be filed by the Securities and Exchange Commission (the “SEC”), under securities laws applicable to Buyer and its Affiliates, including the filing by Nexeo Solutions Holdings, LLC, a Delaware limited liability company (“Nexeo Solutions Holdings”), with the SEC of one or more registration statements to register any securities of Nexeo Solutions Holdings or its Affiliates under the Securities Act of 1933, as amended (the “Securities Act”), or of any report required to be filed by Nexeo Solutions Holdings or its Affiliates under the Securities Exchange Act of 1934, as amended (the “Exchange Act” and, together with the Securities Act and the rules and regulations promulgated under such acts, the “Securities Laws”) (collectively, the “Filings”) and cause the independent auditor of the Company that conducted the audit of the Financial Statements (“Company’s Auditor”) to review such Additional Interim Financials pursuant to Statement of Auditing Standards 100 (Interim Financial Information) and (ii) any pro forma financial information of Buyer or its Affiliates that are derived in part from the Company Financial Statements, all of which shall be completed no later than ten (10) Business Days following the Effective Time.  Each Archway Party also agrees to reasonably cooperate with Buyer and its

Affiliates in connection with the filing of the Financial Statements or Additional Interim Financials as a part of any Filings.

(c)                                  From and after the date of this Agreement, at Buyer’s expense, the Archway Parties shall use their respective reasonable commercial efforts to cooperate on a timely basis with the independent auditors chosen by Buyer, including the independent auditor of the Company (collectively, the “Independent Auditor”) in connection with the audit by Independent Auditor of any financial statements of the Company and JACAAB that Buyer or any of its Affiliates requires to comply with the requirements of the Securities Laws, including the audit of the financial statements of the Company and JACAAB as of June 30, 2011, 2012 and 2013, and for the fiscal years then ended (collectively, the “Combined Audited Financial Statements”) and an SAS 100 review of financial statements for the six-month period ended December 31, 2013 (the “Combined Interim Financial Statements”, and together with the Combined Audited Financial Statements, the “Combined Financial Statements”), which shall be completed and delivered to Buyer not later than ten (10) days prior to the Closing Date.  The cooperation provided by the Archway Parties will include (i) reasonable access to the officers, managers, employees, agents and representatives of the Company or JACAAB who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Independent Auditor to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements, and (ii) delivery of one or more customary representation letters from the Company and/or JACAAB to Independent Auditor that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements) and to issue an opinion acceptable to Independent Auditor with respect to an audit or review of those financial records required pursuant to this Section 9.5(c).

(d)                                 Archway Parties’ cooperation will include (i) reasonable access to each Company Group Member’s agents and representatives who were responsible for preparing or maintaining the financial records and work papers and other supporting documents used in the preparation of such financial statements as may be required by an independent auditor (such auditor together with the Company’s Auditor, the “Auditor”) to conduct a review of the Additional Interim Financial Statements in accordance with generally accepted auditing standards or to otherwise verify such financial statements and (ii) cooperation on a timely basis with the Auditor and delivery of one or more customary representation letters from each Archway Party to the Auditor that are reasonably requested (A) to obtain the consent of the Auditor to be named as an expert in any Filings or (B) to obtain a “comfort letter” in customary form from the Auditor with respect to the Company Financial Statements in connection with any offering of securities by Buyer or its Affiliates.

(e)                                  During the period commencing on the date hereof and ending on the Closing Date, the Archway Parties shall cause the Company to deliver to Buyer, not later than forty-five days after the last day of each calendar month end beginning with the calendar month ended January 31, 2014, the unaudited combined balance sheet of the Company and JACAAB as of the last day of such calendar month and the related unaudited combined statements of income for such calendar month and the period commencing on June 30, 2013 and ending on the last day of such calendar month.

9.6                               Publicity.  Except as required by a court of competent jurisdiction or applicable Legal Requirements (including any filings of financial statements by Buyer or its Affiliates with the SEC), including applicable securities Laws, and except for disclosures required to be made in the financial statements of any Party or any of its Affiliates or in offering or financing documents, Buyer and any of its Affiliates shall not, without the prior consent of the Archway Representative, and the Archway Parties and any of their Affiliates shall not, without the prior consent of Buyer (in each case which consent shall not be unreasonably withheld), make any statement or any public announcement or press release with respect to the transactions contemplated hereby.

9.7                               Cooperation.

(a)                                 The Company and Buyer shall, and the Archway Parties shall cause JACAAB to, cooperate using their reasonable best efforts to transfer, obtain, or to cause to be transferred or obtained, prior to the Closing or as soon as practicable thereafter, any Permits issued or required under any Law and necessary for Buyer to own or operate the Business during the period commencing on the date hereof and continuing until one hundred eighty (180) days after the Closing, which 180-day period may be extended in thirty (30) day increments by mutual agreement of the Parties, provided that, in no case shall such aggregate period, including any extensions, end later than the date that is twelve (12) months after the Closing Date.

(b)                                 The Company and Buyer shall, and the Archway Parties shall cause JACAAB to, (i) provide or cause to be provided to the other Parties all commercially reasonable assistance as is reasonably requested in connection with securing (and/or terminating, if required by Law or Environmental Law) any such Permits, and (ii) if any Permits are not secured prior to the Closing, Company and Buyer shall, and the Archway Parties shall cause JACAAB to, use commercially reasonable efforts to cooperate in any lawful and reasonable arrangement reasonably proposed by any Party under which the benefit of Permits held by the Company or JACAAB in connection with the ownership of the Company Group Assets or operation of the Business following the Closing; provided that such assistance and cooperation shall not include any obligation to pay any consideration to any third party or Governmental Authority from whom such Permits are requested under this Section.

(c)                                  The Archway Parties, the Company and JACAAB shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement.  All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Buyer, and executed counterparts of such consents, waivers and approvals shall be delivered to Buyer promptly after receipt thereof, and copies of such notices shall be delivered to Buyer promptly after the making thereof.  Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

(d)                                 Buyer, on the one hand, and the Archway Parties, on the other hand, shall immediately, and in any event prior to the Closing Date, notify the other of any notice (whether verbally, electronically or in writing) received by Buyer, or by any Archway Party, as applicable, from any of the suppliers to the Company Group indicating the supplier’s present or future intent to terminate, de-authorize or substantially and materially reduce or alter the availability of and/or increase any pricing with respect to such supplier’s product to be supplied to either Company Group.  In the case of any such supplier communications received by either Company Group Member, the Archway Parties shall make reasonable investigation, including inquiries of relevant managers and supervisory personnel of the Company Group, to determine if any such communications have been received by either Company Group Member.  For the avoidance of doubt, Buyer acknowledges that a communication from a supplier that the supplier will evaluate the relationship post-Closing (or a communication to similar effect) does not in and of itself constitute a communication of a present or future intent to terminate or substantially and materially reduce or alter the availability of and/or increase any pricing with respect to such supplier’s product to be supplier to either Company Group Member.

9.8                               Payment of Debt for Borrowed Money.  On or before the Closing, the Archway Parties shall pay, or cause the Company to pay, any and all Debt of the Company for (a) all obligations of the Company for borrowed money, (b) all obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of the Company upon which interest charges are customarily paid, excluding trade payables incurred in the ordinary course of business, (d) all obligations of the Company under conditional sale or other title retention agreements relating to property acquired by the Company, and (e) all obligations of such Person in respect of the deferred purchase price of property or services, whether or not any of the foregoing items (a) through (e) are included on Scheduled Debt.  Notwithstanding the foregoing, Buyer agrees and acknowledges that the Scheduled Debt will be paid pursuant to Section 2.2(b).

9.9                               Financing Cooperation.  Prior to the Closing, at Buyer’s expense, the Archway Parties shall, and shall cause the Company Group to, use its and their commercially reasonable efforts to provide cooperation reasonably requested by the Buyer that is customary for a seller of an acquired business to provide in connection with the arrangement of debt financing for transactions that are substantially similar to the transactions contemplated by the Transaction Documents, including (i) consenting to the disclosure of Financial Statements, the JACAAB Un-Audited Financial Statements and the Combined Financial Statements to Buyer’s agents and lenders and their representatives (subject to customary arrangements for confidentiality), and (ii) using its and their commercially reasonable efforts to provide other financial and pertinent information regarding the Business as may be reasonably requested in writing by Buyer in order to consummate such financing or as is reasonably necessary to satisfy the conditions set forth in any commitment letter for such financing, it being understood and agreed that information and documents provided by the Archway Parties or the Company Group may be delivered to Buyer’s agents and lenders and their representatives (subject to customary arrangements for confidentiality); provided, however, that neither the Archway Parties nor any of the Company Group shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with such financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Material Contract.

ARTICLE X
FURTHER AGREEMENTS

10.1                        Conduct of Business.  From and after the date hereof and to the Closing, except (i) for actions taken in the Ordinary Course of Business, (ii) for actions expressly contemplated herein or in the Disclosure Schedules, (iii) as required by Law or any Governmental Authorization, (iv) as required by this Agreement or the JACAAB Purchase Agreement and (v) as Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, the Archway Parties will and will cause the Company Group to:

(a)                                 conduct the business of each Company Group Member in the Ordinary Course of Business and, to the extent so consistent, preserve each Company Group Member’s organization and maintain its existing relations and goodwill with customers, suppliers, creditors, Conveyed Business Employees, lessors and agents, as applicable;

(b)                                 not incur, create or assume any Lien with respect to any of the Company Group Assets, other than Permitted Liens;

(c)                                  not dispose of any other material asset of either Company Group Member outside of the Ordinary Course of Business of such Company Group Member;

(d)                                 not acquire (A) any real property or (B) any other material asset outside of the Ordinary Course of Business of such Company Group Member;

(e)                                  not terminate or cancel any Scheduled Lease;

(f)                                   not amend or otherwise modify the terms of any Scheduled Lease in a manner adverse to the Business;

(g)                                  not to enter into any new lease that would constitute a Scheduled Lease;

(h)                                 not make any distribution of assets by either Company Group Member, other (i) than distributions of positive cash balances to the BF Trust, and (ii) the conveyance of certain personal property owned by JB, Sr. or a Baumstark Beneficiary to JB, Sr. or such Baumstark Beneficiary;

(i)                                     not enter into any collective bargaining agreement or similar Contract with any labor union or other employee representative relating to the Conveyed Business Employees;

(j)                                    except in the Ordinary Course of Business, not enter into any new or amend or terminate any existing compensatory plan, agreement or arrangement for the benefit of any Conveyed Business Employee or in which any Conveyed Business Employee participates (including any Benefit Plan), or increase the salary, wages, bonuses or other compensation or benefits of any Conveyed Business Employee, or enter into any compensatory plan, agreement or arrangement for the benefit of a new employee;

(k)                                 not terminate the employment of any Conveyed Business Employee other than for cause or in the Ordinary Course of Business;

(l)                                     not make any changes to accounting policies except to the extent required by GAAP;

(m)                             not make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting; surrender any right to claim a refund of Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim;

(n)                                 not enter into any new Contract outside the Ordinary Course of Business;

(o)                                 not terminate any Material Contract to the extent that such termination is materially adverse to the Business;

(p)                                 not amend or otherwise modify the terms of any Material Contract in any manner that is materially adverse to the Business; and

(q)                                 not agree to take any of the foregoing actions.

10.2                        Certain Government Matters.

(a)                                 Without limiting the generality of the undertakings pursuant to this Section 10.2(a), Buyer and Archway Representative agree to take or cause to be taken the following actions: (i) provide promptly and cause the Company to provide promptly to any Governmental Authority with regulatory jurisdiction over enforcement of any applicable Competition Laws (“Governmental Competition Authority”) any information and documents requested by such Governmental Competition Authority, or necessary, proper or advisable with a view toward consummation of the transactions contemplated under this Agreement; and (ii) without in any way limiting the other provisions of this Section 10.2(a), use commercially reasonable efforts to file and cause the Company to file any notification and report form pursuant to the HSR Act within ten (10) Business Days of the execution of this agreement and file related material required under any Competition Law in connection with the transaction contemplated under this Agreement, and thereafter use their reasonable efforts to comply as soon as practicable with any requests for additional information or documentary material that may be made under such Competition Law.  Buyer shall pay all filing fees required to be paid in connection with any filings required under the Competition Laws.

(b)                                 The Archway Representative and Buyer shall, and Archway Parties shall cause the Company to (i) keep each other apprised of the status of any communications with, and any inquiries or requests for any information from, any Governmental Competition Authority and fully comply with any such inquiry or request as promptly as practicable, and (ii) furnish to Buyer or the Archway Representative, as the case may be, such information and assistance as such Parties may reasonably request in connection with the preparation of any submissions or responses to, or agency proceedings by, any Governmental Competition Authority.  The Archway Representative and Buyer shall cooperate and consult, and Archway Parties shall cause the Company to cooperate and consult, with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 10.2(b), including, subject to applicable Laws relating to the exchange of information, permitting counsel for the other Party to review in advance, and consider in good faith the views of Buyer or Archway Representative, as the case may be, in connection with, any proposed written communication to any Governmental Competition Authority and, with the exception of the HSR Act notifications and attachments, provide counsel for the other Party with copies of all filings and submissions made by such Party or the Company and all correspondence and other written communications between such Party (and it advisors) and any Governmental Competition Authority and any other information supplied by the Archway Representative or Buyer as the case may be, to a Governmental Competition Authority or received from such a Governmental Competition Authority in connection with the transactions contemplated under this Agreement; provided, however, that materials may be redacted before being provided to the other Party (x) to remove references concerning the valuation of the Conveyed Equity, the JACAAB Assets or the JB Goodwill, as well as any pricing or cost information, (y) as necessary to comply with contractual arrangements relating to the disclosure of such information and (z) as necessary to address reasonable privilege or confidentiality concerns, unless the Parties enter into a mutually acceptable joint defense agreement protecting against the disclosure of all such privileged information.

(c)                                  If any objections are asserted by any Governmental Competition Authority with respect to the transactions contemplated under this Agreement under any applicable Competition Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated under this Agreement, or if any action is instituted by any Governmental Competition Authority or any private party challenging any of the transactions contemplated under this Agreement as violative of applicable Competition Law, or an order is issued enjoining the transactions contemplated under this Agreement, Archway

Representative and Buyer shall use their commercially reasonable efforts, and Archway Parties shall cause the Company to use its commercially reasonable efforts, to resolve any such objections or suits so as to permit consummation of the transactions contemplated under this Agreement by the Closing, including in order to resolve such objections or suits which, in any case if not resolved, would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated under this Agreement.  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Competition Authority or private party challenging the transactions contemplated under this Agreement, Archway Representative and Buyer shall cooperate in all respects with each other and use their respective commercially reasonable efforts, and Archway Parties shall cause the Company to cooperate with Buyer and use its commercially reasonable efforts, to contest and resist any such action or proceeding, including defending through litigation on the merits any claim asserted in any court by any Person, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated under this Agreement.

(d)                                 The Archway Representative and Buyer shall use their commercially reasonable efforts, and Archway Parties shall cause the Company to use its commercially reasonable efforts, to cause the expiration or termination of the applicable waiting periods or obtain any required clearance or approval under the applicable Competition Law as soon as practicable.  The Archway Representative and Buyer shall not extend, and Archway Parties shall not permit the Company to extend, directly or indirectly, any such waiting period or enter into any agreement with a Governmental Competition Authority to delay or not to consummate the transactions contemplated under this Agreement on the Closing Date, except with the prior written consent of the other Parties to this Agreement.  Neither Buyer nor the Archway Representative shall have any substantive contact with any Governmental Competition Authority in respect of any filing or proceeding contemplated by this Section 10.2(d) unless each consults with the other in advance and, to the extent permitted by such Governmental Competition Authority, gives the other the opportunity to participate.

(e)                                  Notwithstanding anything herein to the contrary:

(i)                                     Buyer shall not be required (but may in its sole discretion elect) to take, or agree to undertake, any action, including entering into any consent decree, hold separate order or other arrangement, that would require (x) the divestiture of any assets of Buyer, the Company or any of their respective Affiliates or (y) taking any action that would reasonably be expected to diminish the benefits reasonably expected to be derived by Buyer on the date hereof from the transactions contemplated by the Transaction Documents in such a manner that the Buyer would not have entered into this Agreement in the face of such diminished benefits; and

(ii)                                  the Archway Parties and the Company Group shall not, without Buyer’s consent, be permitted to take, or agree to undertake, any action, including entering into any consent decree, hold separate order or other arrangement, that would require (x) the divestiture of any assets of either Company Group Member or any of its respective Affiliates or (y) taking any action that would reasonably be expected to diminish the benefits reasonably expected to be derived by Buyer on the date hereof from the transactions contemplated by the Transaction Documents in such a manner that Buyer would not have entered into this Agreement in the face of such diminished benefits.

10.3                        Access, Information and Documents.

(a)                                 From and after the date hereof and to the Closing, upon reasonable advance notice from Buyer of not less than two (2) Business Days, the Archway Parties shall, to the extent permitted by Law, permit Buyer and its authorized representatives, at Buyer’s sole cost and expense, to have reasonable access, during regular business hours, to the assets, employees, customers and suppliers (provided that Buyer will contact Company customers and suppliers only in accordance with the agreed upon plan set forth in Schedule 10.3 (the “Supplier Contact Plan”)), facilities, Contracts, books and records and other documents and data relating to the Business, including access to the Leased Real Property; provided, however, that no such access (or related activities or investigations) shall unreasonably interfere with the Company’s normal operation of its businesses, and no environmental testing may be conducted without the Archway Representative’s consent; provided, further, that all information received by Buyer or its representatives and given by or on behalf of the Archway Parties in connection with this Agreement and the transactions contemplated under this Agreement will be held by Buyer and its Affiliates and representatives as confidential information pursuant to the terms of the Confidentiality Agreement.  Notwithstanding the foregoing, within three (3) Business Days following the date hereof, and in any event prior to any public announcement of the sale of the Company hereunder, the Archway Representative shall arrange individual meetings so that representatives of the Archway Parties and Buyer can meet with certain mutually agreed upon key employees of the Company Group, and the Archway Parties shall use their commercially reasonable efforts to assist Buyer in obtaining the executed employment and service agreements in form reasonably acceptable to Buyer at or prior to the Closing Date.

(b)                                 Notwithstanding anything to the contrary in this Agreement, the Archway Parties shall not be required to disclose to Buyer or permit Buyer to have access to any information if such disclosure or access would, in the Archway Representative’s reasonable discretion, (i) be inconsistent with the Archway Parties’ obligations with respect to pre-Closing communications under applicable antitrust Law, or (ii) create the risk of waiver of attorney-client or other privileges (provided that the Company shall disclose to Buyer the underlying factual information as to which the attorney-client privileged communications may relate in a manner that preserves the privilege).

10.4                        No Shop.  Until the valid termination of this Agreement pursuant to Section 12.1, the Archway Parties shall not, and shall not permit either Company Group Member to, and shall instruct and cause its Affiliates, directors, officers, managers, members, partners, employees, investment bankers, financial advisors, representatives or agents (including, George K. Baum Company) not to, directly or indirectly, (a) discuss or negotiate with any Person other than Buyer and its and the Company Group’s respective Affiliates (except to notify such Person of the existence of this Section 10.4) or encourage, initiate, authorize, recommend, propose or enter into, any transaction involving a purchase, consolidation, business combination, merger or other acquisition of all or substantially all of the Conveyed Equity other than the transactions contemplated hereby (an “Acquisition Transaction”), (b) facilitate or encourage, or solicit or initiate discussions, negotiations or submissions of, proposals or offers in respect of an Acquisition Transaction, (c) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of either Company Group Member in connection with an Acquisition Transaction, or (d) otherwise cooperate in any way with, or facilitate or encourage, any effort or attempt by any other Person to engage in an Acquisition Transaction.

10.5                        Product Liability InsuranceThe Archway Parties shall take such actions as shall be reasonably necessary to cause the underwriters of the Product Liability Insurance to issue the Product Liability Insurance as of or prior to the Closing in accordance with the terms set forth in Schedule 4.2(o).

ARTICLE XI
CLOSING; CLOSING DELIVERIES

11.1                        Closing.

(a)                                 The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002, at 9:00 a.m., local time, on the first date that is the last Business Day of the calendar month in which all the conditions set forth in ARTICLE IV are satisfied (or, to the extent permitted, waived by the Parties entitled to the benefits thereof), or at such other times and places as the Parties hereto may mutually agree, but in no event prior to March 31, 2014.  The date on which the Closing occurs is the Closing Date (the “Closing Date”).  All of the actions to be taken and documents to be executed and delivered at the Closing shall be deemed to be taken, executed and delivered simultaneously at the Effective Time, and no such action, execution or delivery shall be effective until all are complete, except as specifically provided herein.  The Closing shall be deemed to be effective as to each jurisdiction in which the Conveyed Equity is transferred to Buyer as of the Effective Time.

(b)                                 All of the transactions contemplated by this Agreement, the JACAAB Purchase Agreement and the Goodwill Purchase Agreement will be deemed to occur and be completed simultaneously, and all of the fundings required thereunder shall occur at the same time.

11.2                        The Archway Parties’ Deliveries.  At the Closing, the Archway Parties will deliver or cause to be delivered to Buyer:

(a)                                 Archway Parties Certificate.  A certificate, dated the Closing Date, signed by the Archway Representative confirming the statements applicable to the Archway Parties set forth in Section 4.2(a), Section 4.2(b), Section 4.2(c) and Section 4.2(j).

(b)                                 Company Officer’s Certificates.  Certificates, each dated the Closing Date, signed by an authorized officer of the Company certifying and attaching thereto, copies of Organizational Documents of each Company Group Member.

(c)                                  [Reserved]

(d)                                 Good Standing Certificate.  A certificate of good standing issued by the Missouri Secretary of State and dated not more than ten (10) days prior to the Closing Date, attesting to the good standing of the Company.

(e)                                  Escrow Agreement.  The Escrow Agreement by and among the Escrow Agent, the Archway Representative and Buyer, in the form attached as Exhibit D hereto (the “Escrow Agreement”), duly executed by the Archway Representative.

(f)                                   FIRPTA Certifications.  A certification of non-foreign status executed by each Archway Party in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2).

(g)                                  Certificates Representing Conveyed Equity.  One or more certificates evidencing all the issued and outstanding Conveyed Equity, each such certificate to be duly and validly endorsed in favor of Buyer or accompanied by a separate power duly and validly executed on behalf of the BF Trust, in any case evidencing the transfer to Buyer of all of the Archway Parties’ right, title and interest in and to the Conveyed Equity.

(h)                                 JARUBA Leases.  The JARUBA Leases, duly executed by the applicable lessor and the Company.

(i)                                     Employment Arrangements.  Each individual listed on Schedule 11.2(i) shall have accepted the offer of employment in accordance with the terms and conditions set forth in such schedule (each an “Employment Arrangement”).

(j)                                    JB, Sr. Consulting Agreement.  A consulting agreement in the form attached hereto as Schedule 11.2(j) from JB, Sr. (the “JB, Sr. Consulting Agreement”).

(k)                                 Non-Compete / Non-Solicitation Agreements.  A noncompetition and non-solicitation agreement in the form attached as Exhibit E, duly executed by JB, Jr., DTB, ABS and EBS (the “Non-Compete Agreements”).

(l)                                     Resignation and Release Agreements.  Resignation and Release Agreements in the form attached hereto as Exhibit F (the “Resignation and Releases”) from each director and officer of the Company.

(m)                             Payoff Letters.  Payoff letters from the holders of any and all Scheduled Debt indicating (i) the discharge in full all Scheduled Debt, (ii) an undertaking by each holder to terminate any and all Contracts evidencing such Scheduled Debt and, (iii) if such indebtedness is secured, an undertaking by such holder to fully release and waive any Liens securing such Scheduled Debt; provided, however, that if such Lien is secured through a UCC-1 filing, the payoff letter shall be accompanied by a duly executed UCC-3 (or authority for Buyer to execute a UCC-3 on behalf of the creditor) that Buyer is authorized to file immediately upon the consummation of the Closing.

(n)                                 Related Party Transactions.  Documentation evidencing the termination of all Related Party Transactions, in form acceptable to Buyer.

(o)                                 Updated Employee Schedule.  Schedule 6.21(a), updated to be accurate, true and complete as of the Closing Date.

(p)                                 Legal Opinion.  A duly executed copy of a legal opinion from the Archway Parties’ counsel in substantially the form attached hereto as Exhibit G.

(q)                                 Beneficiary Release and Indemnity.  A beneficiary release and indemnity in the form attached as Exhibit H duly executed by each of the Archway Parties.

(r)                                    Product Liability Insurance.  Documentation evidencing that the Company has obtained the Product Liability Insurance.

(s)                                   Other Documents.  All other documents reasonably requested by Buyer to be delivered by the Archway Parties in connection with the consummation of the transactions contemplated hereby.

11.3                        Buyer’s Deliveries.  At the Closing, Buyer will deliver or cause to be delivered:

(a)                                 Consideration.  The Equity Purchase Price to the applicable party in accordance with Section  2.2(b).

(b)                                 Escrow Agreement.  The Escrow Agreement, duly executed by Buyer, to the Escrow Agent.

(c)                                  Officer’s Certificates of Buyer.  Certificates, dated as of the Closing Date, to the Archway Representative signed by an authorized officer of Buyer confirming the statements set forth in Section 4.3(a) and Section 4.3(b) and attaching thereto (i) copies of the Organizational Documents of Buyer and (ii) resolutions of Buyer authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and the consummation of all transactions contemplated thereby.

(d)                                 Other Documents.  All other documents reasonably requested by the Archway Representative to be delivered by Buyer in connection with the consummation of the transactions contemplated hereby.

ARTICLE XII
TERMINATION

12.1                        Termination Events.  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated under this Agreement abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of the Archway Representative and Buyer; or

(b)                                 if the Archway Parties are not then in material breach of any provision of this Agreement, by the Archway Representative if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 4.1 or Section 4.3 and (y) cannot be cured by the End Date;

(c)                                  if Buyer is not then in material breach of any provision of this Agreement, by Buyer if any Archway Party shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 4.1 or Section 4.2, and (y) cannot be cured by the End Date;

(d)                                 by the Archway Representative if (A) any of the conditions set forth in Section 4.1 shall have become incapable of fulfillment due to (1) the final and nonappealable entry of any order preventing or enjoining the transactions contemplated under this Agreement or (2) the final and nonappealable entry of any Legal Restraint preventing the transactions contemplated under this Agreement or (B) the Closing has not occurred on or before the End Date (other than as a result of the failure of the Archway Parties to comply fully with their obligations under this Agreement);

(e)                                  by Buyer if (A) any of the conditions set forth in Section 4.1 shall have become incapable of fulfillment due to (1) the final and nonappealable entry of any order preventing or enjoining the transactions contemplated under this Agreement or (2) the final and nonappealable entry of any Legal Restraint preventing the transactions contemplated under this Agreement or (B) the Closing has not occurred on or before the End Date (other than as a result of the failure of Buyer to comply fully with its obligations under this Agreement); or

(f)                                   by Buyer, if after the execution of this Agreement, suppliers to the Company Group (other than the Excluded Suppliers) whose products represented, in the aggregate, more than 25% of the Company Group’s total gross profit for the twelve months prior to the date of this Agreement, have affirmatively communicated to Buyer, either Company

Group Member or the Archway Parties that each such supplier has a present or future intent to terminate, de-authorize or substantially and materially reduce or alter, in each case, in whole or in  part, the availability of and/or increase any pricing with respect to such supplier’s product to be supplied to either Company Group Member.

12.2                        Effect of Termination.

(a)                                 In the event of termination of this Agreement in accordance with Section 12.1(a), (b), (c), (d) or (e), this Agreement shall forthwith become void and there shall be no liability on the part of either Party, except that: (i) each Party’s obligations under the Confidentiality Agreement, and in Sections 8.2, 14.4, 14.14, and 14.15 of this Agreement, shall survive such termination; and (ii) nothing herein shall relieve either Party from liability for any breach of this Agreement occurring prior to such termination.

(b)                                 In the event of termination of this Agreement by Buyer in accordance with Section 12.1(b), then Buyer shall pay to the BFT Trustee an amount equal to $5,000,000 within ten (10) Business Days following the date of such termination of this Agreement, which shall be the sole and exclusive remedy of the Archway Parties and each Company Group Member and each of their respective Affiliates as a result of such termination or otherwise relating to this Agreement or the transactions contemplated hereby (whether in tort, contract or otherwise), except that (i) each Party’s obligations under the Confidentiality Agreement shall survive such termination, and (ii) any disputes related to such termination shall be subject to Section 14.4 of this Agreement, which shall survive such termination.

(c)                                  Notwithstanding Section 12.2(a), if the Archway Parties terminate this Agreement pursuant to Section 12.1(b) based on Buyer’s breach of the Supplier Contact Plan which results in material harm to the Company Group’s relationships with their suppliers, taken as a whole, then Buyer shall pay to the BFT Trustee an amount equal to $5,000,000 within ten (10) Business Days following the date of such termination of this Agreement, which, notwithstanding any other provision of this Agreement to the contrary, shall be the sole and exclusive remedy of the Archway Parties and each Company Group Member and each of their respective Affiliates as a result of such termination or otherwise relating to this Agreement or the transactions contemplated hereby (whether in tort, contract or otherwise), except that (i) each Party’s obligations under the Confidentiality Agreement shall survive such termination, and (ii) any disputes related to such termination shall be subject to Section 14.4 of this Agreement, which shall survive such termination.

ARTICLE XIII
INDEMNIFICATION

13.1                        Indemnities of the Archway Parties.

(a)                                 Archway Party Indemnified Liabilities.  Subject to the provisions of this ARTICLE XIII from and after the Closing, each Archway Party shall jointly and severally indemnify, defend and hold harmless Buyer, the Company and their Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any Claims or Damages that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Archway Party Indemnified Liabilities,” and individually as a “Archway Party Indemnified Liability”):

(i)                                     any representation or warranty made by any Archway Party in this Agreement or the other Transaction Documents not having been true and correct (disregarding, for purposes of determining whether or not such representation or warranty is true and correct, any qualifications as to materiality or Material Adverse Effect or words of similar import) as of the date hereof and the Closing Date (provided that the text of any representation or warranty that refers to a specific date shall be deemed to continue to refer to such date); and

(ii)                                  any breach by any Archway Party of any covenant or obligation of such Archway Party in this Agreement or any of the other Transaction Documents; provided, however, notwithstanding any other provision of this Agreement to the contrary, no Archway Party shall have any liability for Buyer’s failure to exercise its right to terminate this Agreement under Section 12.1(f) if the Archway Parties shall have complied with their obligations under Section 9.7(d).

(b)                                 Limitations on Amount.

(i)                                     Notwithstanding the provisions of Section 13.1(a)(i), the Archway Parties shall not have any liability under Section 13.1(a)(i) for Damages resulting from any individual Claim (or series of connected Claims) unless (A) the Damages resulting from such individual Claim exceed $25,000 (the “Threshold”) (each such Claim, an “Eligible Claim”), and (B) the aggregate Damages of all Eligible Claims for which the Archway Parties would, but for this provision, be liable exceed $750,000 (the “Basket”).  If the Basket is exceeded, the Archway Parties will be required to pay the full amount of Damages resulting from Eligible Claims (but not other Claims) without regard to the Basket (i.e., the Archway Parties will be required to pay the full amount of Damages resulting from Eligible Claims from the first dollar thereof).

(ii)                                  Notwithstanding anything to the contrary set forth in Section 13.1(b), neither the Threshold or the Basket shall apply to any Liability for any Claims or Damages: (A) with respect to any breaches of any breach of any representation or warranty contained in ARTICLE V, Sections 6.1, 6.2, 6.3, 6.5, 6.7, 6.28, or 8.1 (collectively, the “Fundamental Representations”), or (B) related to the Retained Tax Liabilities.

(iii)                               The Archway Parties’ Indemnified Liabilities under Section 13.1(a)(i) shall not exceed in the aggregate $12,500,000; provided, however, that such limitation shall not apply to any of the Archway Party Indemnified Liabilities with respect to any Claim under Section 13.1(a)(i) relating to the breach of any Fundamental Representation.

(iv)                              Notwithstanding anything to the contrary set forth herein, in no event shall the Archway Parties’ aggregate liability under Section 13.1(a) exceed the amount of $125,000,000.

(v)                                 For the avoidance of doubt, each Archway Party’s obligations pursuant to Section 13.2, Section 13.3 or Section 13.4 shall not be subject to the limitations set forth in this Section 13.1(b).

(c)                                  Time Limitations.

(i)                                     Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Buyer Indemnified Parties be permitted to make any Claim under Section 13.1(a)(i) unless such Claim is first made on or prior to the eighteen (18) month anniversary of the Closing Date; provided, however, that such eighteen (18)-month survival period shall not apply to any Claim under Section 13.1(a)(i) relating to the breach of any (A) representation set forth in Section 6.18 (Tax Matters) or Section 6.23 (Environmental Matters) (which Claim, in any such case, may be asserted as set forth in Section 13.1(c)(ii) below) or (B) Fundamental Representation (which Claim, in any such case, may be asserted indefinitely).

(ii)                                  Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Buyer Indemnified Parties be permitted to make any Claim under Section 13.1(a)(i) (A) relating to any breach of any representation set forth in Section 6.18 (Tax Matters) unless such Claim is first made on or prior to ninety (90) days past the applicable statute of limitations or (B) relating to any breach of any representation set forth in Section 6.23 (Environmental Matters) unless such Claim is first made on or prior to the sixty (60)-month anniversary of the Closing Date.

(iii)                               For the avoidance of doubt, notwithstanding any term or provision set forth in this Agreement to the contrary, each Archway Party’s obligations pursuant to Section 13.1(a)(ii), Section 13.2, Section 13.3 or Section 13.4 shall not be subject to the limitations set forth in this Section 13.1(c).

13.2                        Indemnity for Retained Tax Liabilities.

(a)                                 From and after the Closing, the Archway Parties shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Claims and Damages arising out of, related in any way to or resulting from the Retained Tax Liabilities.  Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Buyer Indemnified Parties be permitted to make any Claim under this Section 13.2(a) unless such Claim is first made on or prior to ninety (90) days past the applicable statute of limitations.

(b)                                 Buyer shall use commercially reasonable efforts to mitigate any Claims or Damages that the Archway Parties are obligated to indemnify the Buyer Indemnified Parties from and against pursuant to Section 13.2(a) and will not settle, pay, or otherwise resolve any such Claims or Damages without the consent of the Archway Representative, which consent shall not be unreasonably conditioned, delayed or withheld.

13.3                        Environmental Indemnity for Baumstark Properties.  From and after the Closing, the Archway Parties shall jointly and severally indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Claims and Damages, including Environmental Liabilities, arising out of, related in any way to or resulting from any and all soil or groundwater contamination existing on or emanating from the Baumstark Properties at any time prior to the Effective Time, any emission, discharge or other Release of Hazardous Materials on or from the Baumstark Properties prior to the Effective Time, including the exposure of any Person or property to such contamination or Hazardous Materials (in each case, whether known or unknown and including any fact condition or circumstance disclosed by the Company (and/or any of the Archway Parties) to Buyer), or any circumstances in which it is alleged that any Buyer Indemnified Parties are or may be subject to strict liability with respect to any such Damages or Claims.  Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Buyer Indemnified Parties be permitted to make any Claim under this Section 13.3 unless such Claim is first made on or prior to ninety (90) days past the applicable statute of limitations.

13.4                        Other Indemnified Matters.

(a)                                 Prior to the date of this Agreement, the Company transferred to JB, Sr., without warranty, the Company’s rights to recover damages under the Retained Class Actions.  JB, Sr. agrees and acknowledges that neither the Company nor Buyer shall have any obligations or liabilities with respect of the Retained Class Actions and JB, Sr. hereby releases and discharges each of the Buyer Released Parties from any and all obligations (including indemnification obligations), Claims and Damages, known and unknown, that have accrued or may accrue and solely to the extent that such obligations relate to acts or omissions prior to the Closing Date, whether arising in tort, contract or statute, that are related to or arise out of any of the Retained Class Actions.

(b)                                 After the Closing, Buyer agrees to use commercially reasonable efforts to respond to reasonable requests from JB, Sr. with respect to the Retained Class Actions, at JB, Sr.’s sole expense; however, neither Buyer nor the Company (nor their respective successors and assigns) shall have any obligation to monitor, participate in or appear in the Retained Class Actions.  Upon request, JB, Sr. shall reimburse all reasonable expenses incurred by Buyer or the Company (or their respective successors and assigns) with respect to the Retained Class Actions.

(c)                                  Except as set forth in Schedule 13.4, JB, Sr. shall indemnify, defend and hold harmless the Buyer Indemnified Parties from, against any and all Claims and Damages arising out of, related in any way to or resulting from any Retained Class Actions (in each case, whether known or unknown), or any circumstances in which it is alleged that any Buyer Indemnified Parties are or may be subject to strict liability with respect to any such Damages or Claims; provided that (i) Buyer shall not solicit any such Claim, (ii) JB, Sr. shall have no liability with respect to any settlements with customers of the Business who make Claims against the Company or its successors (whether in the form of payments, credits against future sales or otherwise) unless (A) the settlements have been approved by JB, Sr. (which approval shall not be unreasonable conditioned, delayed or withheld) and (B) such approved settlements exceed, in the aggregate, $50,000, and (iii) JB, Sr.’s liability solely with respect to the indemnity set forth in this Section 13.4(c) shall not exceed, in the aggregate, the amount recovered by JB, Sr. under the Retained Class Actions.

(d)                                 The Archway Parties shall indemnify, defend and hold harmless the Buyer Indemnified Parties from and against any and all Claims and Damages arising out of, related in any way to or resulting from any obligations under the engagement of George K. Baum Capital Advisors or any other broker, finder, or agent with respect to the transactions contemplated by this Agreement, including any obligation to pay fees or commissions or to indemnify the advisor from any Claims arising out of or related to the transactions contemplated by this Agreement or the proposed merger or sale of the Company Group in general.

13.5                        Indemnities of the Buyer Parties.

(a)                                 Subject to the provisions of this ARTICLE XIII, from and after the Closing, Buyer shall indemnify, defend and hold harmless the Archway Parties, the Archway Parties’ Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Archway Party Indemnified Parties”) from, against and in respect of any Claims or Damages that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Buyer Indemnified Liabilities”):

(i)                                     any representation or warranty made by Buyer in this Agreement or the other Transaction Documents not having been true and correct as of the date hereof and the Closing Date (provided that the text of any representation or warranty that refers to a specific date shall be deemed to continue to refer to such date);

(ii)                                  any breach by Buyer of any covenant or obligation of Buyer in this Agreement; and

(iii)                               any claim against any Archway Party or any person who controls an Archway Party within the meaning of the Securities laws arising out of (A) any Filing contemplated by Section 9.5(b) or (c); or (B) Nexeo Solutions Holdings’ status as a publicly reporting issuer under the Securities Laws; provided that the financial statements and other information provided by the Archway Parties set forth in ARTICLE V or ARTICLE VI comply in all material respects with applicable accounting requirements.

(b)                                 Time Limitation.  Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Archway Party Indemnified Parties be permitted to make any Claim under Section 13.5(a)(i) unless such Claim is first made on or prior to the second anniversary of the Closing Date.

13.6                        Claim Procedures.

(a)                                 Claim Notice.  Each Party that desires to make a Claim for indemnification pursuant this ARTICLE XIII (an “Indemnified Party”) shall prepare, and deliver to Buyer (if the Indemnified Party is an Archway Party Indemnified Party) or to the Archway Representative (if the Indemnified Party is a Buyer Indemnified Party) (in each such case, an “Indemnifying Party”), a notice (a “Claim Notice”) (i) specifying the nature and basis for such Claim, including a statement that the Indemnified Party reasonably expects to pay or sustain Damages subject to indemnification pursuant to this ARTICLE XIII and (ii) specifying in reasonable detail the Damages included in the amount so stated and provide a copy of all papers served with respect to such Claim (if any).  For purposes of this Section 13.6, receipt by a Party of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such Party will require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice will not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is actually and materially prejudiced by such failure or delay.

(b)                                 Payment of Claims.  Subject to Section 13.8, payments of all amounts owing by an Indemnifying Party to an Indemnified Party will be made within fifteen (15) Business Days after the later of (i) the date the Indemnifying Party acknowledges liability therefor or (ii) if disputed, the date of the adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement; all payments will be made by certified check or wire transfer of immediately available funds, as the Indemnified Party may specify.

13.7                        Control of Third-Party Claims.

(a)                                 If any Indemnified Party receives notice of the assertion or commencement of any Third-Party Claim against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give to Buyer (if Buyer is the Indemnifying Party) or to the Archway Representative (if, any Archway Party is the Indemnifying Party) prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the rights or defenses available to such Indemnifying Party are actually materially prejudiced as a result of such failure.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail (to the extent known), shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the liabilities or Damages that have been or may be sustained by the Indemnified Party in respect of the Third-Party Claim.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.  In the event that the Indemnifying Party elects to assume the defense of any Third-Party Claim by delivery of a written notice to the Indemnified Party acknowledging its obligations to indemnify the Indemnified Party with respect to such Third-Party Claim, subject to Section 13.7(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or if the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the Person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such Claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party will be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.  The Indemnified Party will not settle or compromise any Third-Party Claim for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld or delayed).

(b)           Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided, however, the consent of the Indemnified Party shall not be required if: (i) the Indemnifying Party obtains a full release of the Third-Party Claim (and any other claims arising out of a proceeding related thereto), (ii) there is no finding or admission of any violation of Law by the Indemnified Party in such settlement and (iii) such firm settlement offer only involves monetary payment by the Indemnifying Party that does not exceed the remaining potential Damages payable by such Indemnifying Party under this Agreement.  If the Indemnified Party has assumed the defense pursuant to Section 13.7(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Notwithstanding anything in this Section 13.7 to the contrary, Buyer will in all cases be entitled to control the defense of a Third-Party Claim if Buyer reasonably believes such Third-Party Claim could result in liabilities which, taken together with other then outstanding Claims by Buyer under this Agreement, could reasonably be expected to exceed the remaining potential Damages payable by the Archway Parties under this Agreement, or the amount that Buyer reasonably believes it will be able to collect from the Archway Parties under this Agreement or pursuant to the Escrow Agreement.  In addition, Buyer will in all cases be entitled to control the defense with respect to any portion of a Proceeding in which injunctive or other non-monetary relief has been sought against Buyer or any of its Affiliates (but not the remaining portion of the Proceeding), other than any such Proceeding where the injunctive or other non-monetary relief has been stayed or denied by the court in which such Proceeding is pending.

(d)           Notwithstanding any other provision in this Agreement to the contrary, if any Third-Party Claim relating to Taxes of or with respect to the Company that the Archway Representative would otherwise be entitled to control pursuant to this Section 13.7 could reasonably be expected to negatively affect any current or future Taxes of the Company or Buyer that would not be Retained Tax Liabilities, Buyer shall have the right to jointly control such Third-Party Claim with the Archway Representative at Buyer’s own cost and expense; provided, however, that none of the Archway Parties nor Buyer shall settle or compromise any such Third-Party Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

13.8        Claims Against Escrow Funds.

(a)           Pursuant to Section 2.2(b)(i), at the Closing, Buyer shall pay to the escrow agent named in the Escrow Agreement (the “Escrow Agent”), as escrow agent to Buyer and the Archway Parties, in immediately available funds, for deposit into an account designated by the Escrow Agent (the “Escrow Account”), an amount equal to the sum of the Escrow Amount (such funds once deposited, are referred to as the “Escrow Funds”).  (For clarity, the Holdback Amount will be held in the Escrow Account, but will be handled pursuant to Section 3.3(e).)  The Escrow Funds shall be held and distributed in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at Closing, by and among Buyer, the Archway Representative and the Escrow Agent.

(b)           The Escrow Funds shall be disbursed by the Escrow Agent as follows:

(i)            pursuant to Section 13.8(c) and Section 13.8(d) in accordance with written instructions that are jointly signed by the Archway Representative and Buyer, which instructions shall be in a form that complies with the requirements of the Escrow Agreement (a “Joint Instruction Letter”); or

(ii)           pursuant to an award, judgment, decision or order rendered pursuant to this Agreement and/or the Escrow Agreement specifying the amount of Escrow Funds to be released and the Person or Persons to whom such Escrow Funds shall be released.

(c)           The Escrow Agreement shall provide that, on the twenty-four (24) month anniversary of the Closing Date, the Escrow Agent shall release to the Archway Representative the remainder of the Escrow Funds less (i) any portion of the Escrow Funds then held by the Escrow Agent which the Escrow Agent has been validly instructed to release to Buyer in accordance with the Escrow Agreement but has not actually released as of such date, and (ii) the amount determined by the Archway Representative and Buyer in good faith (or, to the extent the

Archway Representative and Buyer are unable to agree, the amount determined by Buyer in good faith, or if applicable, the amount determined pursuant to the dispute resolution provisions contained in Section 14.4) in respect of any and all Claims submitted in good faith by Buyer prior to such date in accordance with ARTICLE XIII that remain pending as of such 24-month anniversary date.  For the avoidance of doubt, if the sum of clauses (i) and (ii) above is greater than the amount of the Escrow Funds then held by the Escrow Agent, the Escrow Agent shall not be authorized to release any of the Escrow Funds then held by the Escrow Agent until the applicable Claims have been resolved.

(d)           In the event that any Archway Party becomes obligated to Buyer under the terms of Section 13.1, Section 13.2, Section 13.3 or Section 13.4 or any other Transaction Document in respect of any Claims, Damages, obligation or liability (as determined by a final order, judgment or decision in accordance with Section 14.4 or by mutual written agreement between the Indemnified Party and the Indemnifying Party) and at such time that there are any remaining Escrow Funds in the Escrow Account, then the Archway Representative and Buyer shall execute and deliver a Joint Instruction Letter to the Escrow Agent directing the Escrow Agent to release to Buyer that portion of the Escrow Funds required to satisfy such obligation (to the extent the Escrow Funds then remaining in the Escrow Account are sufficient to satisfy such obligation).

(e)           In the event that any Party receives a release of a portion of the Escrow Funds pursuant to the Escrow Agreement to which it is not entitled pursuant to the terms of this Agreement, such Party shall, (i) if another Party is entitled to such portion of the Escrow Fund at that time, transfer such funds to such other Party, or (ii) if no other Party is entitled to such portion of the Escrow Fund at that time, deposit such funds with the Escrow Agent to be held and released pursuant to the Escrow Agreement.

(f)            If, either the Archway Representative or Buyer shall fail to timely execute and deliver a Joint Instruction Letter when required under this Agreement, the Archway Representative or Buyer, as applicable, shall be entitled to seek an order, judgment or decision (in accordance with Section 14.4) that will enable the Escrow Agent to release to the applicable Person or Persons the portion of the Escrow Fund to which they are entitled under this Agreement and to seek to recover losses and reasonable expenses from the Archway Parties or Buyer, as applicable, as a result of such failure to comply with this Agreement.

(g)           Notwithstanding any provision in this Section 13.8 to the contrary, the release of the Holdback Amount shall be governed solely by Section 3.3(e) and any such release of the Holdback Amount shall not be considered in computing the amounts to be released by the Escrow Agent pursuant to Section 13.8(c) or Section 13.8(d).

(h)           In the event of a conflict between the Escrow Agreement and this Agreement, this Agreement shall govern as between Buyer and the Archway Parties.

13.9        Characterization of Indemnification Payments.  Any indemnity payments made under this Agreement, including those made from the Escrow Account, will be treated for all Tax purposes as an adjustment to the Final Equity Purchase Price, unless otherwise agreed by the Archway Representative and Buyer or required by applicable Legal Requirements.

13.10      Recovery.  An Indemnified Party shall be entitled to seek recovery under such provisions of this Agreement that maximizes its recovery (e.g., if particular Damages would be subject to the Threshold or Basket of Section 13.1(b) if a Claim were made under one provision but would not be subject to such Threshold or Basket if made under another provision, or if Damages would be time barred under Section 13.1(c) if a Claim were made under one provision but would not be time barred if made under another provision, or if Damages would not be recoverable under Section 13.1(a)(i) as a result of a limitation of a representation or warranty to the Knowledge of the Archway Parties but would be recoverable under the indemnification included in Section 13.1(a)(ii) or Sections 13.2, 13.3, or 13.4, then the Indemnified Party may seek recovery under the provision that is not subject to the Threshold or Basket or is not time barred or not subject to the knowledge qualification).  For clarity, such procedures are not intended to permit double recovery of any Claim or Damage.

13.11      Survival.  The representations and warranties set forth in this Agreement shall survive until the eighteenth (18th) month anniversary of the Closing Date; provided that the Fundamental Representations shall survive indefinitely; and provided further that those representations and warranties set forth in Section 6.18 (Taxes) shall survive until ninety (90) days past the applicable statute of limitations and the representations and warranties in Section 6.23 (Environmental) shall survive until the fifth (5th) year anniversary of the Closing Date.  The covenants and agreements set forth in this Agreement (including the indemnities set forth in this ARTICLE XIII) shall survive indefinitely.  Nothing in this Agreement is intended to terminate or merge the representations, warranties and covenants in any of the other Transaction Documents, which shall survive in accordance with the terms of the respective Transaction Document.

ARTICLE XIV
OTHER PROVISIONS

14.1        Assignment.  This Agreement and the rights under this Agreement may not be assigned by any of the Parties without the prior written consent of the other Parties, and any purported assignment of this Agreement in violation of this Section 14.1 shall be null and void ab initio; provided, however, that Buyer may assign its rights and obligations under this Agreement to (a) any bank or financial institution which is or becomes a lender to Buyer or (b) any Affiliate of Buyer, including in connection with any internal reorganization of initial public offering, in each case, without the prior written consent of any Archway Party or the Archway Representative.  Notwithstanding any such assignment, Buyer shall continue to be liable for the performance of any obligation to be performed by Buyer under this Agreement.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

14.2        Notices.  Unless otherwise provided in this Agreement, any notice, request, consent, instruction or other document to be given under this Agreement by any Party to another Party will be in writing and will be deemed given when personally delivered, one day after deposit with a reputable overnight courier service, upon transmission by facsimile or electronic mail if a customary confirmation of transmission is received during normal business hours and, if not, the next Business Day after transmission or upon receipt of acknowledgement after being mailed certified mail, postage prepaid, return receipt requested.  Any notice, request, consent, instruction or other document, will be addressed as follows:

If to the Archway Representative, addressed to:

John T. Baumstark, Sr.
c/o Robert B. Leggat
Ottsen, Leggat & Belz, L.C.
The Midvale Building
112 South Hanley
St. Louis, Missouri 63105-3418
Fax: (314) 863-3821
Email: bob_leggat@msn.com

With a copy to (which copy shall not constitute notice to the Archway Representative):

Robert B. Leggat
Ottsen, Leggat & Belz, L.C.
The Midvale Building
112 South Hanley
St. Louis, Missouri 63105-3418
Fax: (314) 863-3821
Email: bob_leggat@msn.com

If to Buyer, addressed to:

Nexeo Solutions Sub Holding Corp.
Attention: Chief Legal Officer
3 Waterway Square Place; Suite 1000
The Woodlands, TX 77380
Fax: (281) 500-2348
Email: mfarnell@nexeosolutions.com

With a copy to (which copy shall not constitute notice to Buyer):

Vinson & Elkins L.L.P.
Attention: Edward T. Stockbridge
1001 Fannin Street; Suite 2500
Houston, TX 77002
Fax: (713) 615-5576
Email: tstockbridge@velaw.com

or to such other place and with such other copies as the Archway Representative or Buyer may designate by written notice to the others in accordance with this Section 14.2.

14.3        Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

14.4        Dispute Resolution

(a)           The Parties hereby submit to the personal jurisdiction of the Federal courts of the United States sitting in the State of Delaware and any appellate court from any such Federal court and, in the absence of subject matter jurisdiction of such courts, to the personal jurisdiction of the courts of the State of Delaware and any appellate court from any such state court.  The Parties hereby irrevocably and unconditionally agree that all claims with respect to any such claim may be heard and determined in such Federal court or, to the extent provided in the preceding sentence, Delaware state court.  The Parties agree that a final judgment in any such claim shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any claim relating to this Agreement or any related matter against any other party or its assets or properties in the courts of any jurisdiction.

(b)           Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c)           Waiver of Jury Trial.  EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.5        Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver to any failure of or default in, or failure to insist upon strict compliance with, such obligation, covenant agreement or condition in this Agreement will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by such Party.

14.6        Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

14.7        Third-Party Beneficiaries.  This Agreement is solely for the benefit of (a) the Parties and their successors and assigns permitted under this Agreement and (b) Buyer Indemnified Parties and Archway Party Indemnified Parties (solely with respect to such Persons’ rights to indemnification pursuant to ARTICLE XIII), and no provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right except as expressly provided in this Agreement.

14.8        No Presumption Against Any Party.  Neither this Agreement nor any uncertainty or ambiguity herein will be a presumption against any Party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the Parties and their respective legal counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties.

14.9        Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties will be entitled, subject to compliance with Section 14.4, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

14.10      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

14.11      Entire Agreement; Amendments.  This Agreement, together with all exhibits, annexes and schedules hereto, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the Parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties.  No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all Parties.

14.12      Time of Performance.  Time is of the essence in the performance of all obligations hereunder.

14.13      Expenses.  Except as otherwise expressly set forth in this Agreement, the Archway Parties shall each be responsible for all legal fees and other expenses incurred by the Archway Parties or the Company in connection with the negotiation, preparation, execution or performance of this Agreement; and the Archway Parties agree and covenant to pay any of such expenses for which the Company may be liable prior to the Closing.  Buyer shall be responsible for its own legal fees and other expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement.

14.14      Execution by the Company.  This Agreement has also been signed by the Company with respect to its obligations under ARTICLE IX, ARTICLE X and ARTICLE XIV.

14.15      Contracting Capacities.

(a)           Each of the Baumstark Beneficiaries has executed this Agreement in his or her (i) individual capacity; (ii) capacity as a settlor under the BF Trust; (iii) capacity as a named beneficiary under the BF Trust; and (iv) capacity as trustee of their respective Baumstark Revocable Trust.

(b)           JB, Sr. has executed this Agreement in his (i) individual capacity, (ii) capacity as the trustee under the BF Trust Agreement and (iii) capacity as the Archway Party Representative to indicate his acceptance of the responsibilities of the Archway Representative as set forth herein.

(c)           Each Archway Party intends to be bound to the terms of this Agreement in all of their respective capacities.  This Agreement shall be binding on all of the heirs, beneficiaries and successors in interest to all of the Archway Parties.

(Remainder of page intentionally left blank.  Signature pages follow.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

BUYER:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:	/s/ David A. Bradley
Name:	David A. Bradley
Title:	President and Chief Executive Officer

ARCHWAY PARTIES:

THE BAUMSTARK FAMILY TRUST

By:	/s/ John T. Baumstark, Sr.
John T. Baumstark, Sr., sole trustee

/s/ John T. Baumstark, Sr.
John T. Baumstark, Sr.

/s/ John T. Baumstark, Jr.
John T. Baumstark, Jr.

/s/ David T. Baumstark
David T. Baumstark

/s/ Amy B. Stivers
Amy B. Stivers

/s/ Emily B. Siddens
Emily B. Siddens

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

COMPANY:

ARCHWAY SALES, INC.,
solely for the limited purposes set forth in Section 14.14

By:	/s/ John T. Baumstark, Sr.
Name:	John T. Baumstark, Sr.
Title:	Chairman of the Board of Directors

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

EXHIBIT A

DEFINED TERMS

“ABS” is defined in the preamble hereof.

“Accounts Receivable” means all accounts and notes receivable owned by the Company Group Members other than intercompany indebtedness, arising from the conduct of the Business.

“Acquisition Transaction” is defined in Section 10.4.

“Additional Interim Financials” is defined in Section 9.5(b).

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreed Accounting Principles” is defined in Section 3.1.

“Agreement” is defined in the preamble hereof.

“Annual Financial Statements” is defined in Section 6.13.

“Archway Party” and “Archway Parties” are defined in the preamble hereof.

“Archway Party Indemnified Liability” and “Archway Party Indemnified Liabilities” are defined in Section 13.1(a).

“Archway Party Indemnified Parties” is defined in Section 13.1(a).

“Archway Representative” is defined in Section 8.2(a).

“Asset Conveyance” means the closing of transactions contemplated by the JACAAB Purchase Agreement.

“Auditor” is defined in Section 9.5(c).

“Basket” is defined in Section 13.1(b).

“Baumstark Beneficiaries” is defined in the preamble hereof.

A-1

“Baumstark Properties” means those certain sites located at (i) 4321 Chouteau St. Louis, Missouri, 63110, (ii) 4155 Manchester Road, St. Louis, Missouri 63110 and (iii) 3821 New Getwell Road, Memphis, Tennessee 38118 which are owned by JARUBA Corp. and leased to the Company.

“Baumstark Revocable Trusts” means the John T. Baumstark, Jr., Revocable Trust, dated March 1, 2002, the David T. Baumstark Revocable Trust, dated June 3, 2004, the Amy B. Stivers Revocable Trust, dated August 3, 2012, and the Emily A. Baumstark Revocable Trust, dated June 30, 2006, as applicable.

“Beneficiary Consents” means those certain Beneficiary Consent and Waiver Agreements, dated as of February 10, 2014, by the JB, Sr., the Baumstark Beneficiaries and their spouses, in each of their capacities set forth therein.

“Benefit Plan” means:

(a)                                 each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(b)                                 each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity-based compensation plan or arrangement, simple retirement account plan or arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, change in control or retention plan or arrangement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in subsection (a) of this definition.

“BF Trust” is defined in the preamble hereof.

“BF Trust Agreement” is defined in the preamble hereof.

“BFT Trustee” is defined in the recitals.

“Books and Records” means all books and records pertaining primarily to any of the Business, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, suppliers lists, personnel records relating to the Conveyed Business Employees, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans.

“Business” means the chemical distribution and blending businesses conducted by the Company Group, wherever and in the manner conducted since January 1, 2013.

Exhibit A - 2

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

“Buyer” is defined in the preamble hereof.

“Buyer Indemnified Liabilities” is defined in Section 13.5(a).

“Buyer Indemnified Parties” is defined in Section 13.1(a).

“Buyer Organizational Documents” is defined in Section 7.1.

“Buyer Released Parties” means the Company, Buyer and each of their respective Affiliates, successors, heirs and assigns.

“CAA” means the federal Clean Air Act, as amended.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, information requests, proceedings, governmental investigations or audits and administrative orders.

“Claim Notice” is defined in Section 13.6(a).

“Closing” is defined in Section 11.1.

“Closing Date” is defined in Section 11.1.

“Closing Inventory” is defined in Section 3.2.

“Closing Statement” is defined in Section 3.3(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Financial Statements” is defined in Section 9.5(c)

“Combined Interim Financial Statements” is defined in Section 9.5(c).

“Company” is defined in the recitals hereof.

“Company Audited Financial Statements” is defined in Section 9.5(c).

“Company Benefit Plan” is defined in Section 6.22(a).

“Company Financial Statements” is defined in Section 9.5(b).

“Company Group” means the Company and JACAAB, collectively, and “Company Group Member” means either of the Company or JACAAB.

Exhibit A - 3

“Company Group Assets” means the tangible and intangible assets of the Company and JACAAB as of the relevant date.

“Company Registered Intellectual Property” is defined in Section 6.12(a).

“Company’s Auditor” is defined in Section 9.5(b).

“Compensation Deduction” is defined in Section 9.4(d).

“Competition Laws” means Laws that are designed or intended to prohibit, restrict or regulate actions, including transactions, acquisitions and mergers, having the purpose or effect of creating or strengthening a dominant position, monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” means the Confidentiality Agreement by and between Nexeo Solutions Holdings and the Company dated April 23, 2013.

“Confidential Information” is defined in Section 9.3.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any contract, agreement, understanding, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Conveyed Business Employee” means each employee of the Company Group.

“Conveyed Equity” is defined in the recitals.

“Creditors’ Rights” is defined in Section 6.3.

“Damages” means actual liabilities, obligations, losses, penalties, liquidated damages, fines, reasonable legal fees, expenses, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

“DB Trustee” means DTB, in his capacity as trustee of that certain David T. Baumstark Revocable Trust, dated June 3, 2004.

“Debt” means, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes or

Exhibit A - 4

other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; (g) any negative cash balances; and (h) indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) secured by any Lien on or in respect of any property of such Person.

“Disclosure Schedules” means the schedules to this Agreement.

“Disputed Item” is defined in Section 3.3(b).

“DOJ” means the United States Department of Justice.

“DTB” is defined in the preamble hereof.

“EBS” is defined in the preamble hereof.

“Effective Time” means 12:01 a.m. Central Time on the first calendar day of the month immediately following the month in which the Closing Date occurs.

“Eligible Claim” is defined in Section 13.1(b)(i).

“Employment Arrangement” is defined in Section 11.2(i).

“End Date” means July 15, 2014 or such later date as the Parties may agree upon; provided, however, that if all conditions set forth under ARTICLE IV shall have been satisfied other than the condition set forth under Section 4.1(c) and those conditions that by their nature can only be satisfied at Closing, the End Date shall be extended by a period of thirty (30) days or to such later date as the Parties may agree upon.

“Environmental Authority” means any department, agency, or other body or component of any Governmental Authority that exercises any form of jurisdiction or authority under any Environmental Law.

“Environmental Authorization” means any license, permit, certificate, order, approval, consent, notice, registration, exemption, variance, filing, or other form of permission required under or issued pursuant to any Environmental Law.

“Environmental Laws” means all Legal Requirements of any Governmental Authority relating to pollution or protection of human health, natural resources or the environment (including ambient air, surface, water, ground water, land surface or subsurface strata), including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or

Exhibit A - 5

otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.  Environmental Laws include the following: CAA, CERCLA, EPCRA, FIFRA, FWPCA, OPA, RCRA, SARA and TSCA.

“Environmental Liabilities” means any and all (i) liabilities or obligations arising from violations of Environmental Laws or Environmental Authorizations; (ii) liabilities or obligations under Environmental Laws for the Release of Hazardous Materials; and (iii) obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand, directive or request from an Environmental Authority, the cost of performing any investigatory or remedial action required under Environmental Laws in response to a Release of Hazardous Materials (including any work performed under any Voluntary Cleanup Program), the amount of any administrative or civil penalty or criminal fine, or supplemental environmental project, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Claim.

“EPCRA” means the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

“Equity Purchase Price” is defined in Section 2.2(a).

“ERISA” means Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Account” is defined in Section 13.8(a).

“Escrow Agent” is defined in Section 13.8(a).

“Escrow Agreement” is defined in Section 11.2(e).

“Escrow Amount” is defined in Section 2.2(b)(i).

“Escrow Funds” is defined in Section 13.8(a).

“Estimated Closing Adjustment” is defined in Section 3.1.

“Estimated Net Working Capital” is defined in Section 0.

“Estimated Tax Overpayment” is defined in Section 9.4(e).

“Exchange Act” is defined in Section 9.5(b).

Exhibit A - 6

“Excluded Suppliers” means all divisions, subsidiaries and Affiliates of Huntsman Advanced Materials LLC, Tronox Incorporated, and Momentive Performance Materials Inc.

“Facilities” is defined in Section 6.8(e).

“FIFRA” means the Federal Insecticide, Fungicide & Rodenticide Act, as amended.

“Filings” is defined in Section 9.5(b).

“Final Closing Adjustment” is defined in Section 3.3(e).

“Final Net Working Capital” is defined in Section 3.3.

“Final Equity Purchase Price” is defined in Section 2.2(a).

“Financial Statements” is defined in Section 6.13.

“FLSA” means the Fair labor Standards Act, as amended.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” is defined in Section 13.1(b).

“FWPCA” means the Federal Water Pollution Control Act, as amended.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Goodwill Purchase Agreement” is defined in the recitals.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States of America or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory or administrative body thereof or any arbitration panel or body.

“Governmental Authorizations” means all licenses, permits, consents, certificates, exemptions, filings, registrations, waivers and other authorizations and approvals required to carry on the Business as conducted as of the date hereof, under applicable Laws of any Governmental Authority.

“Governmental Competition Authority” is defined in Section 10.2(a).

“Hazardous Materials” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated or as to which liability might arise under any Environmental Law, including:

(a)                                 solid or hazardous wastes, as defined in RCRA or in any other Environmental Law;

Exhibit A - 7

(b)                                 hazardous substances, as defined in CERCLA or in any other Environmental Law;

(c)                                  toxic substances, as defined in TSCA or in any other Environmental Law;

(d)                                 pollutants or contaminants, as defined in the CAA or the FWPCA, or in any other Environmental Law;

(e)                                  insecticides, fungicides, or rodenticides, as defined in FIFRA or in any other Environmental Law;

(f)                                   petroleum hydrocarbons including natural gas, crude oil, or any components, fractions or derivatives thereof; and

(g)                                  gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, urea formaldehyde, NORM, radioactive materials or radon.

Notwithstanding anything to the contrary in this definition, the term “Hazardous Materials” shall not be deemed to include asbestos.

“Holdback Amount” is defined in Section 2.2(b)(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” means all income, capital gains, franchise or similar Taxes.

“Indemnified Party” is defined in Section 13.6(a).

“Indemnifying Party” is defined in Section 13.6(a).

“Independent Accountant” is defined in Section 3.3(d).

“Independent Auditor” is defined in Section 9.5(c).

“Insurance Policies” is defined in Section 6.26(a).

“Intellectual Property Rights” means all United States and foreign: (a) patents, patent applications, together with all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof, utility models or statutory invention registrations (regardless of whether filed), invention disclosures, and inventions; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names and corporate names and registrations and applications for registration thereof (regardless of whether filed) and the goodwill associated therewith; (c) copyrights, whether published or unpublished, and registrations and applications for registration thereof (regardless of whether filed) and other works of authorship, regardless of whether published; (d) trade secrets, proprietary information, confidential information, know-how, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, manuals, software, firmware and databases; (e)

Exhibit A - 8

domain names and uniform resource locators and all contractual rights relating to the foregoing; (f) the right to sue and collect Damages for any past, present, and future infringement, misappropriation, or other violation of any of the foregoing; and (g) all other proprietary and other rights relating to any of the foregoing.

“Interest” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Interim Balance Sheet” is defined in Section 6.13.

“Interim Balance Sheet Date” is defined in Section 6.13.

“Interim Financial Statements” is defined in Section 6.13.

“JACAAB” is defined in the recitals.

“JACAAB Assets” is defined in the recitals.

“JACAAB Owners” is defined in the recitals.

“JACAAB Purchase Agreement” is defined in the recitals.

“JARUBA Leases” is defined in Section 4.2(j).

“JB Goodwill” is defined in the recitals.

“JB, Jr.” is defined in the preamble hereof.

“JB, Sr.” is defined in the preamble hereof.

“JB, Sr. Consulting Agreement” is defined in Section 11.2(j).

“JB Trustee” means JB, Jr., in his capacity as trustee of that certain John T. Baumstark, Jr., Revocable Trust, dated March 1, 2002.

“Joint Instruction Letter” is defined in Section 13.8(b)(i).

“Knowledge” means, with respect to the Archway Parties, the actual knowledge of the Archway Parties, Mr. Terry Derr or Mr. Ted Thurmond, in each case after reasonable investigation, including inquiries of relevant managers and supervisory personnel of either Company Group Member.

“Law” shall include any supranational, national, federal, state, regional, provincial, local or municipal constitution, treaty, law, statute, ordinance, rule, regulation, directive or decree, as amended as of the date hereof, whether in the United States or a foreign jurisdiction.

Exhibit A - 9

“Leased Real Property” is defined in Section 6.8(e).

“Legal Requirement” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.

“Legal Restraint” means any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority.

“Lien” means any charge, claim, lien (statutory or otherwise), option, pledge, condemnation award, right of usufruct, shop right, security interest, mortgage, deed of trust, hypothecation, deed to secure debt, right of first refusal, right of first offer, preferential purchase right, title exception, or other restriction or encumbrance of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, or the equivalent of each of the foregoing in the applicable jurisdiction.

“Material Adverse Effect” means any effect or change that is or would reasonably be expected to be materially adverse to (a) the value of the assets of, or the financial condition or results of operations of, the Business or (b) the ability of the Archway Parties to consummate the transactions contemplated hereby or to perform their respective obligations under the Transaction Documents except to the extent resulting from the following, in each case that do not disproportionately affect the Business (taken as a whole) as compared to other participants in the same industry in which the Business competes: (i) changes in general local, foreign or international economic or political conditions; (ii) changes in the conditions generally affecting the industries in which a Company Group Member operates; (iii) changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; or (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with a Company Group Member.

“Material Contract” is defined in Section 6.11(a).

“Material Customer” means one of the Company’s top fifteen (15) customers, measured by the total gross profit earned by the Company from sales to each such customer over the twelve-month period ended December 31, 2013.

“Material Supplier” means one of the Company’s top fifteen (15) suppliers, measured by the total gross profit earned by the Company from sales of products acquired from each such supplier over the twelve-month period ended December 31, 2013.

“Net Working Capital” is determined pursuant to the Agreed Accounting Principles.

Exhibit A - 10

“Net Working Capital Threshold” is defined in Section 3.1.

“Nexeo Solutions” is defined in the recitals.

“Nexeo Solutions Holding” is defined in Section 9.5(b).

“Non-Compete Agreements” is defined in Section 11.2(k).

“NORM” means naturally occurring radioactive materials.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“OPA” means the Oil Pollution Act of 1990, as amended.

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business of such Person consistent with past customs and practices of such Person.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company certificate, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Party” and “Parties” are defined in the preamble hereof.

“Permit” means all permits, licenses, certificates, authorizations and approvals granted by any Governmental Authority.

“Permitted Liens” means:

(a)                                 Liens for Taxes which are not yet due and payable;

(b)                                 inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such Liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Interim Balance Sheet;

(c)                                  Liens securing the financing of the acquisition of the Business by Buyer;

(d)                                 Liens affecting a landlord’s interest in real property leased to any of the Company Group;

(e)                                  any title defects that do not, individually or in the aggregate, materially interfere with the use or ownership of the property subject thereto or affected thereby as

Exhibit A - 11

currently used or owned and which were not incurred in connection with any Debt; and

(f)                                   Liens securing Scheduled Debt; provided that all such Liens will be and are released at or prior to Closing pursuant to payoff letters referred to in Section 11.2(m) or otherwise.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (regardless of whether a legal entity), public body or government, including any Governmental Authority.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Predecessor” means any Person whose liabilities, including liabilities arising under any Environmental Law, have or may have been retained or assumed by any of the Company Group or their Affiliates, either contractually or by operation of law.

“Proceeding” means any action, arbitration, audit, claim, hearing, investigation, litigation or suit (whether civil, commercial, administrative, criminal, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

“Product Liability Insurance” is defined in Section 4.2(o).

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Related Party” means (i) any Archway Party, (ii) any Affiliate of either Company Group Member or any Archway Party and (iii) any director, officer or equityholder of either Company Group Member or any Archway Party or of any Affiliate of either Company Group Member or any Archway Party.

“Related Party Transactions” means those transactions set forth on Schedule 6.7.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Resignation and Releases” is defined in Section 11.2(l).

“Resolution Period” is defined in Section 3.3(d).

“Retained Class Actions” means the actions captioned In re: Urethane Antitrust Litigation, Polyether Polyol Cases, 2:04-md-01616-JWL-DJW and In re: Titanium Dioxide Antitrust Litigation, Master Docket No. 10-CV-00318 (RDB).

“Retained Tax Liabilities” means any and all federal and state Income Taxes and sales, use, excise and similar Taxes (including, but not limited to, the Ohio Commercial Activity Tax,

Exhibit A - 12

Washington Business & Occupation Tax, etc.) that are: (a) imposed on either Company Group Member or for which either Company Group Member may otherwise be liable (including pursuant to a voluntary disclosure agreement in effect on the Closing Date or which is made with the consent of the Archway Representative, which consent shall not be unreasonably withheld, conditioned or delayed), for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 9.4(a)(iii); (b) of any Consolidated Group of which either Company Group Member (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation Section 1.1502-6(a) or any analogous or similar foreign, state or local Law;  (c) that are social security, Medicare, unemployment or other employment or withholding Taxes owed as a result of payments made to Archway Parties in connection with this Agreement or otherwise; or (d) of any other Person for which either Company Group Member is or has been liable as a transferee or successor, by contract or otherwise; provided, however, that no such Tax will constitute a Retained Tax Liability (or otherwise constitute an Archway Party obligation) to the extent such Tax was included as a current liability in the final determination of Net Working Capital pursuant to Article III, provided, further that no such Tax will constitute a Retained Tax Liability to the extent such Tax arises solely as a result of any action or transaction undertaken by Buyer or any Affiliate thereof (including, without limitation, any election under Internal Code Section 338) after the Closing Date that would affect the Company’s liability for Taxes.

“SARA” means the Superfund Amendments and Reauthorization Act of 1986, as amended.

“Scheduled Debt” is defined in Section 6.15(e).

“Scheduled Leases” is defined in Section 6.8(b).

“Scheduled Permits” is defined in Section 6.10.

“SEC” is defined in Section 9.5(b).

“Securities Act” is defined in Section 9.5(b).

“Securities Laws” is defined in Section 9.5(b).

“Shareholders Agreement” means the 2013 Archway Sales, Inc. Shareholders Agreement, dated September 25, 2013, between JB, Jr., individually and as Trustee of the John T. Baumstark, Jr. Revocable Living Trust, DTB, individually and as Trustee of the David T. Baumstark Revocable Living Trust, ABS, individually and as Trustee of the Amy B. Stivers Revocable Living Trust, and Emily B. Siddens née Emily A. Baumstark, individually and as Trustee of the Emily A. Baumstark Revocable Living Trust.

“Special Tax Refund Claim” is defined in Section 9.4(d).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.  Notwithstanding anything to the contrary herein, any franchise Tax shall be allocated to the period during which the income, operations, assets or capital comprising the base

Exhibit A - 13

of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company or other entity the majority of which is owned or controlled, directly or indirectly, by such Person, or with respect to which such Person directly or indirectly has the right to elect a majority of the board of directors or other Persons performing similar functions, (regardless of whether, at the time, Interests of any class or classes of equity will have, or might have, voting power by reason of the occurrence of any contingency), (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Supplier Contact Plan” is defined in Section 10.3.

“Tax” or “Taxes” means (i) any taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property) personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and ii)any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a Consolidated Group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” is defined in Section 9.4(b).

“Tax Return” means any report, return, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information returns, or other filing relating to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner, equityholder or employee of any such Indemnified Party or its Affiliates.

“Threshold” is defined in Section 13.1(b).

“Total Consideration” means the amount of $125,000,000.

“Transaction Documents” means this Agreement, the Goodwill Purchase Agreement, the JACAAB Purchase Agreement, the Escrow Agreement, the Beneficiary Release and

Exhibit A - 14

Indemnity delivered by each Archway Party pursuant to Section 11.2(q), and all other agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

“Transfer Taxes” is defined in Section 9.4(c).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Treasury Department.

“Trust Agreements” means the Baumstark Revocable Trusts and the BF Trust.

“TSCA” means the Toxic Substances Control Act, as amended.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to an Environmental Law that provides for a mechanism for the written approval of, or authorization to conduct, voluntarily remedial action for the cleanup, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Law.

Exhibit A - 15

Exhibit B

FORM OF

PERSONAL GOODWILL PURCHASE AGREEMENT

This PERSONAL GOODWILL PURCHASE AGREEMENT (this “Agreement”) dated as of the        day of                           , 2014 (the “Closing Date”), is made and entered into by and among Nexeo Solutions Sub Holding Corp., a Delaware corporation (the “Buyer”), and John T. Baumstark, Sr., a resident of the State of Missouri referred to as the “Seller” (the Buyer and the Seller are sometimes referred to herein collectively as the “Parties”).

WHEREAS,  the Seller has independently developed, owned and will continue to own on the Closing Date (as defined in Section 2) close personal and ongoing business relationships and knowledge in connection with Archway Sales, Inc.’s chemical distribution business through the personal ability, personality, reputation, skill and integrity of the Seller, and other information relating thereto (collectively, the “Personal Goodwill”), which the Buyer desires to purchase from the Seller as hereinafter provided; and

WHEREAS, Seller is not subject to a noncompetition or similar restrictive covenant agreement relating to the Personal Goodwill; and

WHEREAS, the Buyer desires to acquire all of the Personal Goodwill of Seller as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.                                      PURCHASE PRICE AND EXCHANGE OF CONSIDERATION.  The Seller agrees to sell, assign, transfer, convey and deliver to the Buyer at the Closing all of his Personal Goodwill with respect to the business of Archway Sales, Inc. including but not limited to, all of the Seller’s rights and benefits related to the Personal Goodwill.  In exchange for the Personal Goodwill and subject to the terms and conditions of this Agreement, the Buyer agrees to pay to the Seller at closing the total sum of Thirty-Two Million Two Hundred Thousand Dollars ($32,200,000.00) for all of the Personal Goodwill (the “Purchase Price”).  The Purchase Price shall be payable in immediately available cash funds.  The payment required by this Section 1 shall not be affected by the death or disability of Seller or the breach or termination by Seller of any agreement (other than this Agreement) between Seller and the Buyer.

2.                                      CLOSING/TERMINATION.  The sale and assignment of the Personal Goodwill (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, Suite 2500, Houston, Texas 77002.  The effective time of the transactions contemplated hereby shall be 12:01 a.m. on the Closing Date; provided, however, that the transactions contemplated hereby shall be effective immediately prior to the entry by the Seller into his consulting agreement with Archway Sales, Inc.  At the Closing, the Seller will execute and deliver an assignment of all of Seller’s Personal Goodwill and such other certificates and documents as the Buyer may reasonably request and in a form reasonably acceptable to the Buyer.

3.                                      REPRESENTATIONS AND WARRANTIES.  The Seller represents and warrants to the Buyer as of the Closing Date as follows:

3.1                               PERSONAL GOODWILL.

(a)                                 All of the Personal Goodwill is owned immediately prior to the Closing by the Seller, free and clear of all liens, encumbrances, claims, options, security interests, calls and commitments of any kind.

(b)                                 The Seller has full legal right, power and authority to enter into this Agreement and to sell, assign and transfer his Personal Goodwill to the Buyer and, on the Closing Date, the sale and assignment of the Personal Goodwill to the Buyer hereunder will transfer to the Buyer valid title thereto, free and clear of all liens, encumbrances, claims, options, security interests and commitments of any kind.

(c)                                  The facts provided by or at the direction of Seller to KPMG LLP (“KPMG”) for the purpose of preparing its valuation of the Personal Goodwill as set forth in that certain report dated September 30, 2013 (the “KPMG Goodwill Valuation Report”), taken as a whole, were true and correct in all material respects as of such date and are true and correct, taken as a whole, in all material respects as of the date hereof.  The assumptions regarding future conditions or events provided by the Seller to KPMG and upon which KPMG based its valuation of the Personal Goodwill as set forth in the KPMG Goodwill Valuation Report were prepared in good faith.

3.2                               NO RESTRICTIONS.  Seller is not currently a party to any contract, employment agreement, non-compete agreement or any other contract or agreement or subject to any other restriction or subject to any restriction or condition contained in any permit, license, judgment, order, writ, injunction, decree or award which, singly or in the aggregate, materially and adversely affects or restricts or is likely to materially and adversely affect or restrict the Personal Goodwill or the Buyer’s acquisition, use or enjoyment thereof.

3.3                               APPROVAL AND AUTHORIZATION.  The execution and delivery of this Agreement by Seller and the performance of the transactions contemplated herein have been duly and validly authorized by Seller, and this Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditor’s rights and general equity principles.

3.4                               NO CONFLICTS.  The execution and delivery of this Agreement by Seller does not, and the consummation by Seller of the transactions contemplated hereby does not and will not, violate or conflict with, or result (with the giving of  notice of notice or the lapse of time or both) in the violation of or constitute a default under any provision of, or result

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in the acceleration or termination of or entitle any party to accelerate or terminate (whether after giving of notice or lapse of time or both), any obligation or benefit under, or result in the creation or imposition, lien, pledge, security interest or other encumbrance upon the Personal Goodwill pursuant to any material contract, law, ordinance, regulations, order, arbitration award, judgment or decree to which the Seller is a party or by which the Seller or his respective assets are bound and to his knowledge, does not and will not violate or conflict with any other material restriction of any kind or character to which the Seller is subject or by which any of the respective assets (including the Personal Goodwill) may be bound.

4.                                      REPRESENTATIONS AND COVENANTS OF BUYER.  The Buyer represents and warrants as of the Closing Date as follows:

4.1                               EXISTENCE AND GOOD STANDING.  The Buyer has been duly organized and validly exists in good standing as a corporation under the laws of the State of Delaware.

4.2                               NO DEFAULT.  The execution of this Agreement by the Buyer and the performance of its obligations hereunder will not violate or result in a breach of or constitute a default under the Buyer’s certificate of incorporation or by-laws, as amended, or any material agreement to which the Buyer is a party or by which it or its assets are bound.

4.3.                            APPROVAL AND AUTHORIZATION.  The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditor’s rights and general equity principles.

5.                                      PRESERVATION AND MAINTENANCE OF PERSONAL GOODWILL.  Subject to the terms of his consulting agreement with the Buyer, the Seller shall cooperate with the Buyer after the Closing Date and will take all reasonable actions deemed necessary by the Buyer in connection with the transfer of all of Seller’s Personal Goodwill and the transition of all of the economic value of all of Seller’s Personal Goodwill to the Buyer.  Without limiting the foregoing, Seller shall use commercially reasonable efforts, as requested by the Buyer, to introduce Buyer to Archway Sales, Inc.’s principal suppliers, customers and key employees and provide Buyer with information to which Seller is privy to facilitate Buyer’s developments of continuing patronage and ongoing relationships.

6.                                      SURVIVAL.  Subject to the following sentence, the representations, warranties, covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date indefinitely, and shall not be affected by any examination made on behalf of the Parties.  Notwithstanding the foregoing, the Seller’s representations and warranties made by the Seller in Section 3.1(c) shall expire eighteen (18) months following the Closing Date and no claim may be

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brought for breach of the representations and warranties made by the Seller in Section 3.1(c) after that date.

7.                                      GENERAL.

7.1                               FURTHER ASSURANCES.  The Seller will cooperate with the Buyer on and after the Closing Date in furnishing information and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date and will take or cause to be taken such further action, and will execute, deliver and file such further documents and instruments as the Buyer reasonably requests in order to effectuate fully the purposes, terms and conditions of this Agreement.

7.2                               ASSIGNMENT: BINDING EFFECT.  This Agreement and the rights of the Buyer hereunder may be assigned by the Buyer.  This Agreement and the rights and obligations of the Seller hereunder may not be assigned or delegated by Seller.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, the successors and assigns of the buyer and the heirs, beneficiaries and legal representatives of the Seller.

7.3                               EXECUTION.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.  Execution and delivery of this Agreement by delivery of a facsimile copy bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party.  Such facsimile copies shall constitute enforceable original documents.

7.4                               NOTICES.  Any notice or communication required or permitted hereunder shall be sufficiently given if sent by first class mail, postage prepaid:

(a)                                 If to Buyer, addressed to it at:

Nexeo Solutions Sub Holding Corp.

3 Waterway Square Place

Suite 1000

The Woodlands, Texas  77380

Attention: Chief Legal Officer

(b)                                 If to Seller, address to at:

John T. Baumstark, Sr.

[•]

7.5                               APPLICABLE LAW.  This Agreement shall be construed in accordance with the internal laws of the state of Texas without regard to such state’s conflicts of laws or choice of law rules.

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7.6                               CAPTIONS.  The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

[Remainder of page intentionally left blank; Signature page follows.]

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first above written.

SELLER	BUYER

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
John T. Baumstark, Sr.	Name:
Title:

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Exhibit C

ASSET PURCHASE AGREEMENT

BETWEEN

JACAAB, LLC

AND

NEXEO SOLUTIONS, LLC

DATED AS OF FEBRUARY 10, 2014

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ARTICLE VII CLOSING; CLOSING DELIVERIES		11
7.1	Closing	11
7.2	Buyer Deliveries	11
7.3	Seller Deliveries	12
7.4	Possession	12

ARTICLE VIII TERMINATION		12
8.1	Termination Events	12
8.2	Effect of Termination	13

ARTICLE IX INDEMNIFICATION		13
9.1	Indemnification	13
9.2	Exclusive Remedy	13

ARTICLE X OTHER PROVISIONS		13
10.1	Assignment	13
10.2	Notices	13
10.3	Choice of Law	14
10.4	Dispute Resolution	15
10.5	Waiver of Compliance; Consents	15
10.6	Invalidity	15
10.7	Third-Party Beneficiaries	15
10.8	No Presumption Against Any Party	15
10.9	Specific Performance	15
10.10	Counterparts	15
10.11	Entire Agreement; Amendments	16
10.12	Time of Performance	16

ARTICLE XI DEFINITIONS; CONSTRUCTION		16
11.1	Definitions	16
11.2	Construction	21

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EXHIBITS

A	Form of Bill of Sale and Assignment and Assumption Agreement

SCHEDULES

1.1(a)	Leases
1.1(b)	Customer Agreements
1.1(c)	Supplier Agreements
1.1(d)	Permits and Licenses
2.2	Allocation Methodology
4.3	Conflicts; Consents and Approvals
4.4	Capitalization; Members
4.6(c)	Written Summaries of Archway Service Agreements
4.9	Bank Accounts
4.10	Insurance Policies

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 10, 2014, by and between (a) JACAAB, LLC, a Missouri limited liability company (“Seller”), and Nexeo Solutions, LLC, a Delaware limited liability company (“Buyer”).  Capitalized terms used herein shall have the meanings given such terms in Section 11.1.

RECITALS:

WHEREAS, Seller provides chemical blending services;

WHEREAS, Seller and Archway Sales, Inc., a Missouri corporation (“Archway”), have entered into various oral agreements and arrangements whereby Archway provides facilities and support personnel to Seller that are necessary for the conduct of the Business;

WHEREAS, the trust that is the sole shareholder of Archway, certain indirect beneficiaries of that trust, and John T. Baumstark, Sr. have entered into that certain Stock Purchase Agreement, dated as of even date herewith (the “SPA”), with Nexeo Solutions Sub Holding Corp., a Delaware corporation; and

WHEREAS, in connection with the transactions contemplated by the SPA, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, all of the Purchased Assets; and as a condition to the closing of the SPA, the various intercompany agreements and arrangements between Seller and Archway will be terminated.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
SALE AND PURCHASE OF ASSETS

1.1                               Purchased Assets.  Upon the terms and subject to the conditions herein, effective as of the Effective Time, Seller agrees to convey, sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of the Purchased Assets free and clear of any Liens other than Permitted Liens.  For purposes of this Agreement, the term “Purchased Assets” means the following (and for clarity, the Purchased Assets shall not include any Excluded Assets):

(a)                                 All of Seller’s rights under the lease agreements listed on Schedule 1.1(a) (the “Leases”);

(b)                                 All of Seller’s rights in the customer agreements listed in Schedule 1.1(b), and to or under unfilled customer purchase orders entered into in the Ordinary Course of Business after the date hereof (the “Customer Agreements”);

(c)                                  All of Seller’s rights in the supplier agreements listed in Schedule 1.1(c) (the “Supplier Agreements”);

(d)                                 All of Seller’s approvals, permits, licenses, franchises, variances, consents or authorizations issued by, and registrations and filings with, any Governmental Authority set forth on Schedule 1.1(d), to the extent such approvals, permits, licenses, franchises, variances, consents, authorizations, registrations and filings are assignable (the “Permits and Licenses”);

(e)                                  All of Seller’s trade names, trademarks, domain names and all of Seller’s customer lists, telecopy and telephone numbers used in connection with the Business, and all Intellectual Property Rights and goodwill associated therewith (collectively, the “Intangible Assets”);

(f)                                   All of Seller’s tangible personal property, including machinery, equipment, hardware, furniture, furnishings, tools and similar personal property, used in connection with the Business (collectively, the “Tangible Assets”);

(g)                                  All of Seller’s inventory and accounts receivable;

(h)                                 All of Seller’s rights in, to and under the Insurance Policies, to the extent the Insurance Policies are assignable; and

(i)                                     All catalogs, brochures, databases, customer and supplier records, business records, account ledgers, business and marketing plans, customer files, personnel files, training materials, videotapes, photographs, plats, engineering drawings and other marketing materials and all other books and records, including, without limitation, all financial, operating, personnel and legal records relating exclusively to the Business (the “Books and Records”).

1.2                               Assumed Liabilities.   Subject to the terms and conditions hereof, and as further consideration in the purchase of the Purchased Assets, on and effective as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge in full when due all liabilities and obligations arising or accruing on or after the Effective Time under any Lease, Customer Agreement or Supplier Agreement (each an “Assumed Contract”) (other than a liability arising out of a breach thereof prior to the Closing Date), including all accounts payable included as a current liability in Net Working Capital as of the Closing Date pursuant to the SPA (collectively, the “Assumed Liabilities”).

1.3                               Excluded Assets and Liabilities.

(a)                                 Notwithstanding anything to the contrary set forth in this Agreement, the Purchased Assets do not include the following assets, properties and rights of Seller as of the Closing Date (the “Excluded Assets”): (i) Seller’s minute books and membership interest transfer ledger, tax returns and similar limited liability company records, as well as Seller’s correspondence with counsel, accountants and Affiliates, any agreements and correspondence between and among Seller and its Affiliates and any documents related to Seller’s loan or credit arrangements; (ii) Seller’s Cash or Cash Equivalents; (iii) any intercompany agreements between

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Seller and Archway not specifically listed in Section 1.1 as a Purchased Asset; and (iv) any assets, rights or interests not specifically listed in Section 1.1 as a Purchased Asset.

(b)                                 Any and all liabilities and obligations of Seller, known or unknown, liquidated or unliquidated, contingent or fixed, which are not specifically among the Assumed Liabilities, including Seller Liabilities, whether or not disclosed in this Agreement or any Schedule or Exhibit hereto (collectively, the “Excluded Liabilities”), shall not be assumed by Buyer and shall remain the liabilities and obligations of Seller.  For the avoidance of doubt and without limiting the generality of the foregoing, except as otherwise expressly set forth in this Agreement, all liabilities and obligations arising from (i) the acts or omissions of Seller or (ii) the operation of the Business before the Closing Date shall be the sole responsibility of Seller and Buyer, in each case, shall have no liabilities or obligations with respect thereto.

ARTICLE II
PURCHASE PRICE

2.1                               Purchase Price.  Upon the terms and subject to the conditions of this Agreement, at the Closing, in exchange for the Purchased Assets to be sold hereunder, Buyer shall pay Seller $10,000,000 (the “Purchase Price”).  Such payment shall be made by wire transfer in immediately available funds on the Closing Date to a bank account designated by Seller at least three (3) Business Days prior to the Closing Date.

2.2                               Allocation of the Purchase Price.  The Purchase Price, Assumed Liabilities and any other items constituting consideration for applicable Income Tax purposes (to the extent known at such time) shall be allocated among the Purchased Assets (and all other items required under the Code) in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any similar provision of state or local law, as appropriate) and pursuant to the methodology set forth on Schedule 2.2 (the “Allocation Methodology”).  Buyer shall deliver a draft allocation, as determined pursuant to the Allocation Methodology, to Seller within 60 days after the Closing for Seller’s review, comment and approval.  Buyer and Seller shall work together to jointly agree to the final allocation in accordance with the Allocation Methodology.  Buyer and Seller shall report, act and file Tax Returns (including but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the allocation agreed to by Buyer and Seller.  Neither Seller nor Buyer shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Law.

ARTICLE III
CONDITIONS TO CLOSING

3.1                               Conditions to the Obligations of the Parties.  The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the completion of the closing under the SPA and the conditions for that closing as set forth in the SPA.

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3.2                               Conditions to the Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)                                 The representations and warranties made by Seller in Article IV shall be true and correct at and as of the Closing Date (except for those representations and warranties that expressly relate to an earlier or particular date, which shall be true and correct in all respects as of such date) in all material respects.

(b)                                 Seller shall have performed in all material respects all of its respective obligations contained in this Agreement that are required to be performed by Seller at or before the Closing.

(c)                                  Seller shall have delivered, or caused to be delivered, to Buyer duly executed versions of all of the items required by Section 7.3.

3.3                               Conditions to the Obligations of Seller.  The obligation of Seller to consummate the transactions contemplated under this Agreement shall be subject to the satisfaction of the following conditions precedent:

(a)                                 The representations and warranties made by Buyer in Article V shall be true and correct at and as of the Closing Date (except for those representations and warranties that expressly relate to an earlier or particular date, which shall be true and correct in all respects as of such date) in all material respects.

(b)                                 Buyer shall have performed in all material respects all of its respective obligations contained in this Agreement that are required to be performed by Buyer at or before the Closing.

(c)                                  Buyer shall have delivered, or caused to be delivered, to Seller duly executed versions of all of the items required by Section 7.2.

3.4                               Frustration of Closing Conditions.  Neither Seller nor Buyer may rely on the failure of any condition set forth in this Article III to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

4.1                               Organization.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Missouri and has all limited liability company power required to carry on its business as now conducted.  Seller is duly qualified to do business in each jurisdiction in which the nature of the Business as now conducted or the character of the property owned or leased by it makes such qualification necessary.

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4.2                               Authority; Enforceability.

(a)                                 Seller has all requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated by this Agreement are within the limited liability company power of Seller and have been duly authorized by all necessary limited liability company action on the part of Seller and all of the Members.

(b)                                 This Agreement has been duly and validly executed by Seller, and constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to legal principles of general applicability governing the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Creditors’ Rights”).  Seller is not in bankruptcy and no receiver has been appointed to oversee Seller’s liquidation.

4.3                               No Conflicts; Consents and Approvals.  Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not:

(a)                                 conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller;

(b)                                 be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Assumed Contract or any order, judgment or decree to which Seller is a party or any of the Purchased Assets are subject; or

(c)                                  except for any required filings, waivers, approvals, consents, authorizations and notices that have been obtained by Seller or the HSR Act filings required under the SPA (as described therein), (i) conflict with, violate or breach any term or provision of any applicable Law with respect to Seller or (ii) require any consent or approval of, notice to, or declaration, filing or registration with any Governmental Authority under any applicable Law.

4.4                               Capitalization; Members.  Schedule 4.4 sets forth all of the issued and outstanding Equity Interests of Seller and the record and beneficial owner of such Equity Interests.  There are no preferred shares, option shares or other classes of common shares of Seller.  There are no outstanding options, warrants, purchase rights, exchange rights, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the right to subscribe for or purchase Equity Interests in Seller or obligating Seller to issue or sell any Equity Interests in Seller.  There are no outstanding contractual obligations of Seller to repurchase, sell, redeem or otherwise acquire any Equity Interests in Seller or to sell or transfer the Purchased Assets.

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4.5                               Assumed Contracts.  Other than the Archway Service Agreements, the Assumed Contracts are all of the Contracts to which Seller is a party.  Each Assumed Contract is a valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, subject to Creditors’ Rights.  Neither Seller nor, to Seller’s Knowledge, the other contracting party thereto is in default or breach under the terms of any such Assumed Contract nor to Seller’s Knowledge has any event occurred that with notice or lapse of time or both would constitute a breach of any Assumed Contract or permit termination or modification of any Assumed Contract in any manner adverse to Seller.  Seller has made available to Buyer prior to the date of this Agreement a true and correct copy (or, in the case of oral contracts, a written summary of material terms) of each Assumed Contract (other than purchase orders and purchase order acknowledgements).

4.6                               Properties.

(a)                                 Seller does not own or lease any real property (except pursuant to the Archway Service Agreements).

(b)                                 Schedule 1.1(f) sets forth a fixed asset schedule showing Seller’s material Tangible Assets.

(c)                                  Seller has good and marketable title to the Purchased Assets, free and clear of all Liens other than Permitted Liens.  The Purchased Assets, together with the facilities, services and personnel that are provided to Seller under oral service agreements or other unwritten arrangements with Archway, the material terms of which are summarized on Schedule 4.6(c) (the “Archway Service Agreements”), constitute and include substantially all of the property, assets, rights and personnel related or used in the conduct of the Business.

4.7                               Employees; Benefit Plans.

(a)                                 Seller has one employee.  Seller is not a party to any collective bargaining agreement or other similar agreement with any labor union or organization and, to the Knowledge of Seller, since December 31, 2012, there has been no union organizing activity with respect to any personnel provided by Archway through intercompany agreements.

(b)                                 Seller has no Employee Plans.  Seller’s employee is covered under Archway’s health, dental and long-term disability plans referenced in Schedule 6.22 to the SPA.

4.8                               Taxes.

(a)                                 Since January 1, 2008, Seller has timely filed (or has had timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it or that are otherwise related to the Purchased Assets (taking into account for this purpose any extensions), and such Tax Returns were complete and accurate in all material respects when filed.

(b)                                 Since January 1, 2008, Seller has paid, withheld or collected all Taxes that Seller has been required to pay, withhold or collect by Law with respect to Seller or the

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Purchased Assets and, to the extent required by Law when due, have timely paid such withheld or collected Taxes to the proper Governmental Authority.  No Governmental Authority is expected to assess, any additional taxes for any period since January 1, 2008 for which Tax Returns have been filed.

(c)           As of the date of this Agreement, there are (i) no asserted or threatened deficiencies or assessments of Taxes from any Governmental Authority with respect to Seller, (ii) no ongoing audits or examinations of any of the Tax Returns relating to Seller and no such audits have been conducted at any time since January 1, 2008, and (iii) no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes of Seller.

(d)           As of the Closing Date, except to the extent an inaccuracy of the following would neither result in a Lien on any of the Purchased Assets nor a Tax liability on Buyer:

(i)            Seller does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(ii)           No extension of time within which to file any Tax Return with respect to the Purchased Assets is currently in effect.

(iii)          There are no Liens currently existing, pending or, to the Knowledge of Seller, threatened with respect to any of the Purchased Assets relating to any unpaid Taxes, other than Liens for current period Taxes not yet due and payable.

(iv)          There are no pending or active audits or legal proceedings involving Tax matters or, to the Knowledge of Seller, threatened audits or proposed deficiencies or other claims for unpaid Taxes of Seller.

(v)           The Company has properly listed and described substantially all of its assets in all filings and returns for property tax for all periods prior to and including the Closing Date, and no material portion of the Company’s assets constitutes omitted property for property tax purposes by reason of any acts or omissions of the Company.

(vi)          The Purchased Assets are being transferred incident to the liquidation or cessation of a trade or business of Seller pursuant to Section 144.011.1(2) and Section 144.617.1(2) of the Missouri Revised Statutes and, accordingly, the sale of the Purchased Assets is exempt from Missouri sales and use Tax.

4.9          Bank Accounts.  Schedule 4.9 sets forth each bank, savings institution and other financial institution with which Seller has an account or safe deposit box (such accounts, the “JACAAB Bank Accounts”) and the names of all persons authorized to draw thereon or to have access thereto.  Except as disclosed on Schedule 4.9, Seller has not given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.

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4.10        Insurance.

(a)           Schedule 4.10 sets forth a true and complete list of all policies, binders, and insurance contracts under which Seller, the Business or any of the Purchased Assets is insured (the “Insurance Policies”).  With respect to each Insurance Policy, Schedule 4.10 sets forth a true and correct description of (i) the name of the insurer, (ii) the policy number and (iii) the period, amount and scope of coverage, (iv) the limits of liability, (v) deductibles and other similar amounts, and (vi) the aggregate limits and available coverage (if less than the aggregate limits) as of the date hereof.  To the Knowledge of Seller, each of the Insurance Policies (i) is legal, valid, binding, enforceable and will be in full force and effect as of each Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby.

(b)           Schedule 4.10 sets forth a list of all claims, if any, made by Seller since January 1, 2010, against an insurer in respect of coverage under the Insurance Policies.  Seller is not in default with respect to its obligations under any insurance policy maintained by it, nor has Seller been denied insurance coverage.  There have been no denials of claims or reservation of rights letters with regards to such claims.  No liability limits have been eroded or materially impaired by claims, and to Seller’s Knowledge no current or historical insurers to Seller have become insolvent.  The insurance coverage of Seller is placed with insurers rated “Excellent” or better by AM Best and is customary for businesses of similar size engaged in similar lines of business.

(c)           Except as set forth on Schedule 4.10, Seller does not have any self-insurance or co-insurance programs.  To Seller’s Knowledge, no event relating to Seller has occurred that would reasonably be expected to result in a retroactive upward adjustment in premiums under any of the Insurance Policies.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller, as of the date of this Agreement, as follows:

5.1          Organization.  Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all limited liability company power required to carry on its business as now conducted.  Buyer is duly qualified to do business in each other jurisdiction where such qualification is necessary.

5.2          Authorization; Enforceability.  Buyer has all limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement are within the limited liability company power of Buyer and have been duly authorized by all necessary limited liability company action on the part of Buyer.  This Agreement has been duly and validly executed by Buyer, and (assuming this Agreement is a valid and binding obligation of Seller) this Agreement constitutes a valid and binding agreement

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of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by Creditors’ Rights.

5.3          No Conflicts; Consents and Approvals.  The execution and delivery by Buyer of this Agreement does not, and the performance by Buyer of its obligations under this Agreement will not:

(a)           conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Buyer;

(b)           result in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which Buyer is a party or any order, judgment or decree to which Buyer is a party; or

(c)           except for the HSR Act filings required under the SPA (as described therein) (i) conflict with, violate or breach any term or provision of any Law applicable to Buyer, or (ii) require any consent or approval of, notice to, or declaration, filing or registration with any Governmental Authority under any applicable Law.

5.4          Foreign Person.  Buyer is not a foreign person for purposes of Section 721 of Title VII of the Defense Production Act of 1950, as amended by FINSA and otherwise (codified at 50 U.S.C. App. 2170) and the regulations thereto (codified at 31 C.F.R. Part 800, et. seq.).

5.5          Brokers’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement where such fee or commission would be payable by Seller or any of its Affiliates except as set forth in the SPA.

ARTICLE VI
COVENANTS

6.1          Further Assurances.  Following the Closing, Buyer, Seller, and each Member will, and will cause its respective Affiliates to, at the request of any other party, take such further actions as are reasonably requested and execute any additional documents, instruments or conveyances and assurances that may be reasonably necessary to further effect the transactions contemplated hereby.

6.2          Public Announcements.  Except as required by a court of competent jurisdiction or applicable Legal Requirements, including applicable Securities Laws, and except for disclosures required to be made in the financial statements of any party or any of its Affiliates or in offering or financing documents, Buyer and any of its Affiliates shall not, without the prior consent of Seller, and Seller and any of its Affiliates shall not, without the prior consent of Buyer (in each case which consent shall not be unreasonably withheld), make any statement or any public announcement or press release with respect to the transactions contemplated hereby.

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6.3          Termination of Archway Service Agreements; Waiver of Claims; Discharge of Business Obligations.

(a)           Seller shall cause all Archway Service Agreements to be terminated such that Archway and Buyer and each of their respective Affiliates shall have no further liability or obligation thereunder to Seller from and after the Closing Date.

(b)           Seller hereby, effective as of the Closing Date, unconditionally and irrevocably, waives, releases and discharges each of Archway, Buyer and each of their respective Affiliates, directors, officers, partners, members, equityholders, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (each, a “Released Party” and collectively, the “Released Parties”) from and against any and all obligations (including indemnification obligations) and Claims, known and unknown, that have accrued or may accrue, including any and all Losses, whether such obligations, Claims or Losses arise in tort, contract or statute, arising out of or related in any way to the Archway Service Agreements including any and all Claims that Seller does not know or suspect to exist in its favor as of the Closing Date.  EXCEPT AS EXPRESSLY LIMITED IN THIS SECTION 6.3(b), THE RELEASES CONTAINED IN THIS SECTION 6.3(b) APPLY TO ALL CLAIMS ARISING OUT OF OR RELATED IN ANY WAY TO THE ARCHWAY SERVICE AGREEMENTS, AND EACH OF THE UNDERSIGNED AGREES TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH A DEBTOR.

(c)           From and after the Closing Date, Seller shall pay and discharge, on a timely basis, all obligations and liabilities incurred by Seller in respect of the Business, its operations or the assets and properties used therein (except for the Assumed Liabilities), including, without limitation, any liabilities or obligations of Seller for Taxes or to Seller’s trade creditors and customers (other than any such liabilities or obligations constituting Assumed Liabilities).

6.4          Change of Name.  Seller (i) hereby expressly consents to the use of the name JACAAB by Buyer from and after the Closing Date and (ii) shall within ten (10) Business Days after the Closing Date change Seller’s name to a name other than JACAAB, LLC or any similar derivative thereof and, further, from and after the Closing neither Seller nor any Member nor any of their Affiliates shall use the trade name JACAAB, LLC or any derivative thereof or any marks associated therewith in the conduct or marketing of any business.

6.5          Books and Records.  For a period of three (3) years following the Closing, Seller shall, and shall cause its Affiliates to, retain all books, records, information and documentation in its or its Affiliates’ possession known to have been used in preparation of the financial statements with respect to the Purchased Assets or otherwise relating to Seller or its Affiliates,

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except to the extent originals or copies thereof are transferred to Buyer in connection with Closing.

6.6          Accounts Receivable.  All income, proceeds, receipts and accounts receivable that are included in the Purchased Assets shall be the property of Buyer, and to the extent received by Seller or any of its Affiliates, Seller shall promptly and fully disclose, account for and transmit the same to Buyer no later than five (5) Business Days after Seller first becomes aware that Seller has received such income, proceeds, receipts or accounts receivable.

6.7          Taxes.

(a)           As represented and warranted in Section 4.8(d)(vi), the sale of the Purchased Assets is exempt from Missouri sales and use Tax.  Accordingly, the Parties do not anticipate that any sales, use, transfer or similar Taxes (“Transfer Taxes”) will be incurred or imposed with respect to the transactions described in this Agreement.  In the event any Transfer Taxes are ultimately determined by a Governmental Entity to be due, Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(b)           Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.  Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

ARTICLE VII
CLOSING; CLOSING DELIVERIES

7.1          Closing.  Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchased Assets shall take place at the location and on the same date as, and simultaneously with, the closing of the transactions contemplated by the SPA (such date, the “Closing Date”).

7.2          Buyer Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)           The Purchase Price in accordance with Section 2.1;

(b)           A certificate, dated as of the Closing Date, signed by an authorized officer of Buyer, confirming the statements set forth in Section 3.3(a) and Section 3.3(b);

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(c)           The Bill of Sale and Assignment and Assumption Agreement transferring and assigning the Purchased Assets to Buyer or Buyer’s designee in the form of Exhibit A attached hereto (the “Bill of Sale and Assignment and Assumption Agreement”); and

(d)           All other documents reasonably requested by Seller to be delivered by Buyer in connection with the consummation of the transactions contemplated hereby.

7.3          Seller Deliveries.  At the Closing, Seller shall deliver or cause to be delivered to Buyer:

(a)           A certificate, dated the Closing Date, signed by an authorized officer of Seller confirming the statements set forth in Section 3.2(a) and Section 3.2(b) and attaching thereto (i) copies of the Organizational Documents of Seller and (ii) resolutions of Seller authorizing the execution, delivery and performance of the Transaction Documents to which Seller is a party and the consummation of all transactions contemplated thereby;

(b)           The Bill of Sale and Assignment and Assumption Agreement;

(c)           All Books and Records;

(d)           A certification of non-foreign status executed by Seller in the form prescribed by Treasury Regulations Section 1.1445-2(b)(2);

(e)           Evidence satisfactory to Buyer in its reasonable discretion of the termination of the Archway Service Agreements contemplated by Section 6.3(a); and

(f)            All other documents reasonably requested by Buyer to be delivered by Seller in connection with the consummation of the transactions contemplated hereby.

7.4          Possession.  Upon Closing, Seller shall make available and deliver to Buyer all of the Purchased Assets and title to and right of possession of the Purchased Assets shall pass to Buyer as of the Closing Date.

ARTICLE VIII
TERMINATION

8.1          Termination Events.

(a)           Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated under this Agreement abandoned at any time prior to the Closing:

(i)            by mutual written consent of Seller and Buyer;

(ii)           by Buyer or Seller upon the termination of the SPA;

(iii)          if Seller is not then in material breach of any provision of this Agreement, by Seller if Buyer shall have breached or failed to perform any of its representations,

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warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 3.1 or Section 3.3 and (y) cannot be cured by the End Date; or

(iv)          if Buyer is not then in material breach of any provision of this Agreement, by Buyer if Seller shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (x) would result in the failure of a condition set forth in Section 3.1 or Section 3.2, and (y) cannot be cured by the End Date.

8.2          Effect of Termination.  In the event of termination of this Agreement in accordance with Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE IX
INDEMNIFICATION

9.1          Indemnification.  Claims for indemnification for any breach of this Agreement shall be made exclusively under the claims procedures set forth in Article XIII of the SPA and subject to the limitations set forth therein.

9.2          Exclusive Remedy.  In the absence of fraud, the indemnities set forth in this Article IX and in Article XIII of the SPA will be the sole and exclusive remedy and recourse for any breach of this Agreement by Buyer or Seller.

ARTICLE X
OTHER PROVISIONS

10.1        Assignment.  This Agreement and the rights under this Agreement may not be assigned by any of the parties without the prior written consent of the other parties, and any purported assignment of this Agreement in violation of this Section 10.1 shall be null and void ab initio; provided, however, that Buyer may assign its rights under this Agreement to (a) any bank or financial institution which is or becomes a lender to Buyer or (b) any Affiliate of Buyer, including in connection with any internal reorganization or initial public offering, in each case, without the prior written consent of Seller; provided that such assignment shall not relieve Buyer of its obligations hereunder.  Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and assigns.

10.2        Notices.  Unless otherwise provided in this Agreement, any notice, request, consent, instruction or other document to be given under this Agreement by any party to another party will be in writing and will be deemed given when personally delivered, one day after deposit with a reputable overnight courier service, upon transmission by facsimile or electronic mail if a customary confirmation of transmission is received during normal business hours and, if not, the next Business Day after transmission or upon receipt of acknowledgement after being mailed certified mail, postage prepaid, return receipt requested.  Any notice, request, consent, instruction or other document, will be addressed as follows:

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If to Seller, addressed to:

JACAAB, LLC

Attn: John T. Baumstark, Sr.

c/o Robert B. Leggat
Ottsen, Leggat & Belz, L.C.

The Midvale Building

112 South Hanley

St. Louis, Missouri 63105-3418

Fax:  (314) 863-3821
Email: bob_leggat@msn.com

With a copy to (which copy shall not constitute notice to Seller):

Robert B. Leggat
Ottsen, Leggat & Belz, L.C.

The Midvale Building

112 South Hanley

St. Louis, Missouri 63105-3418

Fax:  (314) 863-3821
Email: bob_leggat@msn.com

If to Buyer, addressed to:

Nexeo Solutions, LLC
Attn: Chief Legal Officer
3 Waterway Square Place; Suite 1000
The Woodlands, TX 77380
Fax: (281) 500-2348
Email: mfarnell@nexeosolutions.com

With a copy to (which copy shall not constitute notice to Buyer):

Vinson & Elkins L.L.P.
Attn:  Edward T. Stockbridge
1001 Fannin, Suite 2500
Houston, Texas 77002
Fax:  (713) 615-5576
Email:  tstockbridge@velaw.com

or to such other place and with such other copies as Seller or Buyer may designate by written notice to the others in accordance with this Section 10.2.

10.3        Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

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10.4        Dispute Resolution.  Any disputes related to this Agreement or the transactions contemplated hereunder shall be subject to the dispute resolution provision set forth in Section 14.4 of the SPA, which are hereby incorporated by reference as if set forth in full herein mutatis mutandis.

10.5        Waiver of Compliance; Consents.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party or parties granting such waiver, but such waiver to any failure of or default in, or failure to insist upon strict compliance with, such obligation, covenant agreement or condition in this Agreement will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by such party.

10.6        Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

10.7        Third-Party Beneficiaries.  This Agreement is solely for the benefit of (a) Buyer, Seller and their respective successors and assigns permitted under this Agreement and () the Buyer Indemnified Parties and Seller Indemnified Parties (solely with respect to such Persons’ rights to indemnification pursuant to Article IX of this Agreement and Article XIII of the SPA), and no provisions of this Agreement will be deemed to confer upon any other Person any remedy, Claim, liability, reimbursement, cause of action or other right except as expressly provided in this Agreement or the SPA.

10.8        No Presumption Against Any Party.  Neither this Agreement nor any uncertainty or ambiguity herein will be a presumption against any party, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by each of the parties and their respective legal counsel and will be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties.

10.9        Specific Performance.  Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each party agrees that the other party will be entitled, subject to compliance with Section 10.4, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

10.10      Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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10.11      Entire Agreement; Amendments.  This Agreement, together with all exhibits, annexes and schedules hereto, and the other Transaction Documents constitute the entire agreement of the parties with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties.  No amendment, supplement or modification of this Agreement will be binding unless executed in writing by all parties.

10.12      Time of Performance.  Time is of the essence in the performance of all obligations hereunder.

ARTICLE XI
DEFINITIONS; CONSTRUCTION

11.1        Definitions.  As used herein, the following terms have the following meanings:

“Affiliate” means with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under a common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Methodology” has the meaning set forth in Section 2.2.

“Archway” has the meaning set forth in the recitals.

“Archway Service Agreements” has the meaning set forth in Section 4.6(c).

“Assumed Contract” has the meaning set forth in Section 1.2.

“Assumed Liabilities” has the meaning set forth in Section 1.2.

“Bill of Sale and Assignment and Assumption Agreement” has the meaning set forth in Section 7.2(c).

“Books and Records” has the meaning set forth in Section 1.1(i).

“Business” means the operation of a chemical blending business providing blending services, wherever and in the manner conducted during the period between January 1, 2013 and the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

“Buyer” has the meaning set forth in the preamble.

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“Buyer Indemnified Parties” has the meaning set forth in the SPA.

“Cash or Cash Equivalents” means, currency, deposits in demand, deposit accounts, savings accounts, payroll accounts or investment accounts together with assets that are readily convertible into cash, such as money market holdings, short term government bonds or treasury bills, marketable securities and commercial paper all as determined in accordance with GAAP consistently applied in accordance with past practices.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any indenture, lease, agreement, contract or other legally binding instrument or contractual obligation.

“Creditors’ Rights” has the meaning set forth in Section 4.2(b).

“Customer Agreements” has the meaning set forth in Section 1.1(b).

“Effective Time” has the meaning set forth in the SPA.

“Employee Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (including multiemployer plans within the meaning of Section 3(37) of ERISA) and any and all employment, deferred compensation, change in control, severance, termination, loan, employee benefit, retention, bonus, pension, profit sharing, savings, retirement, welfare, incentive compensation, stock or equity based compensation, stock purchase, stock appreciation, fringe benefit, vacation, paid time off or other similar agreements, plans, programs, policies, understandings or arrangements.

“End Date” has the meaning set forth in the SPA.

“Environmental Laws” means all Legal Requirements of any Governmental Authority relating to pollution or protection of human health, natural resources or the environment (including ambient air, surface, water, ground water, land surface or subsurface strata), including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials.

“Equity Interests” means capital stock, equity securities, partnership or membership interests or units (whether general or limited), and any other ownership interests or participations that confer on a Person the right to receive a share of the profits and losses of the issuing entity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Excluded Assets” has the meaning set forth in Section 1.3(a).

“Excluded Liabilities” has the meaning set forth in Section 1.3(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States of America or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory or administrative body thereof or any arbitration panel or body.

“Hazardous Materials” has the meaning set forth in the SPA.

“Income Tax” has the meaning set forth in the SPA.

“Insurance Policies” has the meaning set forth in Section 4.10(a).

“Intangible Assets” has the meaning set forth in Section 1.1(e).

“Intellectual Property Rights” has the meaning set forth in the SPA.

“JACAAB Bank Accounts” has the meaning set forth in Section 4.9.

“Knowledge” means, with respect to Seller, the actual knowledge of the Members.

“Law” shall include any supranational, national, federal, state, regional, provincial, local or municipal constitution, treaty, law, statute, ordinance, rule, regulation, directive or decree, as amended as of the date hereof, whether in the United States or a foreign jurisdiction.

“Leases” has the meaning set forth in Section 1.1(a).

“Legal Requirement” means any law, statute, code, ordinance, order, rule, rule of common law, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement of any Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“Losses” means any and all losses, fines, settlement payments, awards, penalties, interest and expenses (including reasonable attorneys’ fees), including all indirect, consequential, special exemplary, punitive or similar damages (including damages on account of lost profits, business interruption or diminution in value).

“Members” means those Persons set forth on Schedule 4.4 who are the record and beneficial owners of the issued and outstanding Equity Interests of Seller.

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“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business of such Person consistent with past customs and practices of such Person.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company certificate, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Permits and Licenses” has the meaning set forth in Section 1.1(d).

“Permitted Liens” has the meaning set forth in the SPA.

“Person” means any natural person, firm, limited partnership, general partnership, association, corporation, limited liability company, company, trust, other organization (regardless of whether a legal entity), public body or government, including any Governmental Authority.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Assets” has the meaning set forth in Section 1.1.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Released Party” and “Released Parties” have the meanings set forth in Section 6.3(b).

“Securities Laws” has the meaning set forth in the SPA.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in the SPA.

“Seller Liabilities” means all debts, liabilities and obligations of any kind or character, whether known or unknown, absolute, accrued, contingent or otherwise (whether or not disclosed in a schedule hereto) of Seller other than the Assumed Liabilities.  Seller Liabilities include for the avoidance of doubt and without limitation, all debts, liabilities and obligations of Seller of any kind or character, whether known or unknown, absolute, accrued, contingent or otherwise (whether or not disclosed in a schedule hereto) and any Losses or Claims, whether or not disclosed in a schedule hereto (other than Assumed Liabilities), which debts, liabilities, obligations, Losses or Claims arise out of, relate to or result from (i) the pre-Closing ownership, use, possession, enjoyment, transfer, or operation of the Business, (ii) Seller’s tortious conduct, (iii) Seller’s violation of laws that relate to the Business (including pre-Closing violations of Environmental Laws), (iv) the pre-Closing Release of any hazardous or toxic substance at any site as a result of the operations conducted by or on behalf of Seller in connection with the Business or the Purchased Assets or other assets owned by Seller, (v) the pre-Closing exposure of any Person or property to hazardous or toxic substances at any site as a result of the operations

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conducted by or on behalf of Seller or in connection with the Business or the Purchased Assets or other assets owned by Seller, (vi) litigation arising from events or conditions occurring or existing on or prior to the Closing Date that relate to Seller or the Business or the Purchased Assets, (vii) employees or former employees of Seller relating to their employment by Seller, including, without limitation, (a) Claims relating to their termination of employment with Seller or their failure to continue employment with Seller or obtain employment with Buyer or any of its Affiliates as of the Closing Date, and (b) Claims respecting compensation and benefits under any contract or benefit or compensation plans or any other Employee Plan maintained by or on behalf of Seller, (viii) Employee Plans sponsored, maintained or contributed to by Seller (including, without limitation, the failure to operate or maintain any plan in compliance with its terms and applicable Legal Requirements), (ix) any unfunded liability under any Seller Employee Plan, (x) the provision of any products or services by Seller (other than the Assumed Liabilities), (xi) any notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of Seller or Taxes relating to the Business or Purchased Assets (other than the Assumed Liabilities) or (xii) Seller’s liability under the Archway Service Agreements.

“SPA” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, (i) any corporation, partnership, limited liability company or other entity the majority of which is owned or controlled, directly or indirectly, by such Person, or with respect to which such Person directly or indirectly has the right to elect a majority of the board of directors or other Persons performing similar functions, (regardless of whether, at the time, Interests of any class or classes of equity will have, or might have, voting power by reason of the occurrence of any contingency), (ii) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner or (iii) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Tangible Assets” has the meaning set forth in Section 1.1(f).

“Tax” means (a) all taxes, assessments, fees, unclaimed property and escheat obligations, and other charges of any kind imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information returns, or other filing relating to Taxes, including any schedules or attachments thereto and any amendment thereof.

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“Transaction Document” means this Agreement, the SPA the Bill of Sale and Assignment and Assumption and all other agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement or the SPA.

“Transfer Taxes” has the meaning set forth in Section 6.7(a).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provisions or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

11.2        Construction.  In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (c) the term “including” (and all correlative terms) shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (d) the word “or” is inclusive; (e) underlined references to Articles and Sections refer to Articles and Sections of this Agreement; (f) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules, and not to any particular subdivision unless expressly so limited; (g) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (h) references to Schedules are to the items identified separately in writing by the parties as the described Schedules attached to this Agreement, each of which is hereby incorporated in this Agreement and made a part of this Agreement for all purposes as if set forth in full in this Agreement; (i) all references to money refer to the lawful currency of the United States; (j) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively; (k) all accounting terms used in this Agreement and not expressly defined shall have the meanings given to them under GAAP; (l) any event contemplated by this Agreement requiring the payment of cash on a day that is not a Business Day shall be deferred until the next Business Day; and (m) the Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

JACAAB, LLC

By:
Name:
Title:

NEXEO SOLUTIONS, LLC

By:
Name:
Title:

[Signature Page — JACAAB, LLC Asset Purchase Agreement]

Exhibit D

FORM OF

ESCROW AGREEMENT

This Escrow Agreement dated this        day of                   , 2014 (the “Escrow Agreement”), is entered into by and among Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Buyer”), the Baumstark Family Trust (the “BF Trust”) established pursuant to that certain trust agreement entitled the Baumstark Family Trust and dated November 15, 2011, as amended, acting by and through its sole trustee, John T. Baumstark, Sr. (the “BFT Trustee,” and together with Buyer, the “Parties,” and individually, a “Party”), and Wells Fargo Bank, National Association, a national banking association, as escrow agent (“Escrow Agent”).

RECITALS

A.                                    Buyer and the BFT Trustee are parties to, that certain Stock Purchase Agreement, dated as of February 10, 2014 (as the same may be amended or modified from time to time in accordance with its terms, the “Stock Purchase Agreement”) by and among Buyer, the Archway Parties (as defined therein), and Archway Sales, Inc., a Missouri corporation (the “Company”).

B.                                    The Stock Purchase Agreement contemplates both (i) a Holdback Amount (as defined below), which shall provide a source of funds during the term of this Escrow Agreement for the purpose of satisfying any adjustments to the Equity Purchase Price (as defined in the Stock Purchase Agreement), and (ii) an Escrow Amount (as defined below, and together with the Holdback Amount, once deposited, the “Escrow Property”), which shall provide a source of funds during the term of this Escrow Agreement for the purpose of satisfying certain indemnity obligations of the Archway Parties pursuant to the Stock Purchase Agreement.

C.                                    Buyer agrees to place in escrow the Escrow Property and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

D.                                    The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Stock Purchase Agreement, that all references in this Escrow Agreement to the Stock Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

Section 1.1.                                 Receipt of Escrow Property.  Upon execution hereof, Buyer shall deliver to Escrow Agent in immediately available funds the aggregate amount of $14,988,421, consisting of a holdback amount of $2,488,421 (the “Holdback Amount”) and an escrow amount of $12,500,000 (the “Escrow Amount”).

Section 1.2.                                 Investments.

(a)                                 The Escrow Agent is authorized and directed to deposit, transfer, hold and invest the Holdback Amount (and any investment income thereon) and the Escrow Amount (and any investment income thereon) in the Wells Fargo Money Market Deposit Account (MMDA), or in any other Permitted Investment (as defined in Exhibit A) as set forth in any subsequent written instruction signed by the BFT Trustee. Any investment earnings and income on Holdback Amount shall become part of the Holdback Amount, and any investment earnings on the Escrow Amount shall become part of the Escrow Amount.  The Holdback Amount and the Escrow Amount shall be held in separate escrow accounts.  The Holdback Amount and the Escrow Amount shall be disbursed in accordance with Section 1.3 of this Escrow Agreement.

(b)                                 The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 1.3.                                 Disbursements.

(a)                                 The Escrow Agent shall disburse the Holdback Amount, in whole or in part, from time to time upon receipt of and in accordance with:

(i)                                     a decision of an accounting firm certified by the Independent Accountant (as defined in the Stock Purchase Agreement) pursuant to Section 3.5 of this Escrow Agreement specifying the amount to be released and to whom such amounts shall be released; or

(ii)                                  joint written instructions signed by the BF Trustee and Buyer.

(b)                                 The Escrow Agent shall disburse the Escrow Amount, in whole or in part, from time to time upon receipt of and in accordance with:

(i)                                     a final, non-appealable award, judgment, decision or order rendered by a court of competent jurisdiction pursuant to Section 3.5 of this Escrow Agreement specifying the amount to be released and to whom such amounts shall be released; or

(ii)                                  joint written instructions signed by the BF Trustee and Buyer.

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(c)                                  On [March 31], 2016 (the “Escrow Release Date”), the Escrow Agent shall disburse the remaining balance of the Escrow Property to the BF Trustee, less (i) any portion of the Escrow Property which the Escrow Agent has been validly instructed to release to Buyer in accordance with this Escrow Agreement but has not actually released as of such date, and (ii) the amount that the BF Trustee and Buyer have determined in good faith (or, if the BF Trustee and Buyer are unable to agree, the amount that Buyer has determined in good faith) should be retained, as communicated by written notice to the Escrow Agent prior to the Escrow Release Date.

(d)                                 No later than [insert date] of each year, the Escrow Agent shall disburse to the BF Trustee all investment income earned on the Escrow Property during the previous calendar year.

(e)                                  The parties agree that (i) any payment which the Escrow Agent is instructed to make from the Holdback Amount or the Escrow Amount pursuant to this Escrow Agreement shall be the lesser of (A) the stated payment amount and (B) the balance of the Holdback Amount or Escrow Amount, as applicable.

Section 1.4.                                 Security Procedure For Funds Transfers.  The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, as applicable, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement.  Once delivered to the Escrow Agent, a funds transfer instruction may be revised or rescinded only by a writing signed by an authorized representative of the Party.  Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it.  If a revised funds transfer instruction or a rescission of an existing funds transfer instruction is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.

The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 1.5.                                 Income Tax Allocation and Reporting.

(a)                                 The Parties agree that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the BFT Trustee whether or not such income was disbursed during such calendar year.

(b)                                 Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate form W-9 or W-8 and such other forms and documents that the Escrow Agent may request.  The Parties understand that if such tax reporting

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documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c)                                  To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property.  The Parties, jointly and severally, shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 1.5(c) is in addition to the indemnification provided in Section 3.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 1.6.                                 Termination.  Upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 1.5(c), 3.1 and 3.2 hereof shall survive termination.

ARTICLE 2
DUTIES OF THE ESCROW AGENT

Section 2.1.                                 Scope of Responsibility.  Notwithstanding any provision to the contrary, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of any Party to perform in accordance with this Escrow Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Parties, and the Escrow Agent has no duties or obligations with respect thereto.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 2.2.                                 Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 3.1 for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The

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Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 2.3.                                 Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent authorized signer designations in the form of Part I of Exhibit B-1 or Exhibit B-2, as applicable.

Section 2.4.                                 Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 2.5.                                 No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 3
PROVISIONS CONCERNING THE ESCROW AGENT

Section 3.1.                                 Indemnification.  The Parties, jointly and severally, shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 3.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 3.2.                                 Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT, PUNITIVE, OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

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Section 3.3.                                 Resignation or Removal.  The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and the Parties may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal signed by Buyer and the BFT Trustee along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal.  Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Parties, as evidenced by a joint written notice signed by Buyer and the BFT Trustee filed with the Escrow Agent or in accordance with a court order.  If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

Section 3.4.                                 Compensation.  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Exhibit C, which compensation shall be paid one-half by Buyer and one-half by the BFT Trustee. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount at its customary rates for such arrangements, not to exceed the highest rate permitted by applicable law.  The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

Section 3.5.                                 Disagreements.  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Escrow Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Property until the Escrow Agent (i) receives a (a) final non-appealable order of a court of competent jurisdiction, or (b) a decision of an accounting firm certified by a Party to be the Independent Accountant (as defined in the Stock Purchase Agreement), in either case directing delivery of the Escrow Amount or Holdback Amount, as applicable, (ii) receives a written agreement executed by each of the Parties involved in such disagreement or dispute directing delivery of the Escrow Property, in which event the Escrow Agent shall be authorized

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to disburse the Escrow Property in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Property and shall be entitled to recover attorneys’ fees, expenses and other costs actually and reasonably incurred in commencing and maintaining any such interpleader action.  The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

Section 3.6.                                 Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 3.7.                                 Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 3.8                                    Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; or acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 4
MISCELLANEOUS

Section 4.1.                                 Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Parties and the Escrow Agent and their respective successors and permitted assigns. No other persons shall have any rights under this Escrow Agreement.  No assignment of the interest of any of the Parties shall be binding unless and until written notice of such

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assignment shall be delivered to the other Party and the Escrow Agent and shall require the prior written consent of the other Party and the Escrow Agent (such consent not to be unreasonably withheld).

Section 4.2.                                 Escheat.  The Parties are aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Parties, their respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 4.3.                                 Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) on the day of transmission if sent by electronic mail (“e-mail”) to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of transmission, (iv) by overnight delivery with a reputable national overnight delivery service, or (v) by mail or by certified mail, return receipt requested, and postage prepaid.  If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail.  If notice is given to a party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

John T. Baumstark, Sr.

c/o Robert B. Leggat
Ottsen, Leggat & Belz, L.C.

The Midvale Building

112 South Hanley

St. Louis, Missouri 63105-3418

Fax:  (314) 863-3821
Email: bob_leggat@msn.com

With a copy to (which shall not constitute notice to the BFT Trustee:

Robert B. Leggat
Ottsen, Leggat & Belz, L.C.

The Midvale Building

112 South Hanley

St. Louis, Missouri 63105-3418

Fax:  (314) 863-3821
Email: bob_leggat@msn.com

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If to Buyer:

Nexeo Solutions Sub Holding Corp.
Attention: Chief Legal Officer
3 Waterway Square Place; Suite 1000
The Woodlands, TX 77380
Fax: (281) 500-2348
Email: mfarnell@nexeosolutions.com

With a copy to (which copy shall not constitute notice to Buyer):

Vinson & Elkins L.L.P.
Attention: Edward T. Stockbridge
1001 Fannin Street; Suite 2500
Houston, TX 77002
Fax:  (713) 615-5576
Email: tstockbridge@velaw.com

If to the Escrow Agent:

Wells Fargo Bank, National Association

750 N. St. Paul, Suite 1750

Dallas, Texas 75201

Attention: Amy C. Perkins; Corporate, Municipal and Escrow Solutions

Telephone: (214) 756-7411

Facsimile:  (214) 756-7401

E-mail: amy.c.perkins@wellsfargo.com

Section 4.4.                                 Governing Law.  This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

Section 4.5.                                 Entire Agreement.  This Escrow Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to the Escrow Property.

Section 4.6.                                 Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

Section 4.7.                                 Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other

9

condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 4.8.                                 Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 4.9.                                 Counterparts.  This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

Section 4.10                             Publication; Disclosure.  By executing this Escrow Agreement, the Parties and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement.  The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein, including, without limitation, the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement.  If a Party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other Party and the Escrow Agent of the legal requirement to do so when such requirement becomes known.  If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, that Party shall promptly notify in writing the other Parties and the Escrow Agent and shall be liable for any unauthorized release or disclosure.

[The remainder of this page left intentionally blank.]

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IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

BUYER:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
Name:	Michael B. Farnell, Jr.
Title:	Executive Vice President

THE BF TRUST:

THE BAUMSTARK FAMILY TRUST

By John T. Baumstark, Sr., Sole Trustee

ESCROW AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:	Amy C. Perkins
Title:	Vice President

S-1

EXHIBIT A

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit A is attached.

You are hereby directed to deposit all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association or in any other Permitted Investment as I shall further direct in writing from time to time:

Wells Fargo Money Market Deposit Account (MMDA)

“Permitted Investments” shall mean [Other Permitted Investments to be added upon the mutual agreement of the Parties after discussing options with Wells Fargo].

I understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

John T. Baumstark, Sr., as BFT Trustee

Date

EXHIBIT B-1

Buyer certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-1 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Buyer, and that the option checked in Part III of this Exhibit B-1 is the security procedure selected by Buyer for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Buyer.

Buyer has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent.  By selecting the security procedure specified in Part III of this Exhibit B-1, Buyer acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Buyer.

NOTICE:  The security procedure selected by Buyer will not be used to detect errors in the funds transfer instructions given by Buyer.  If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary.  If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution.  Therefore, it is important that Buyer take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen
Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Buyer

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐                                    Option 1.  Confirmation by telephone call-back.  The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.

☐            CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐                                    Option 2.  Confirmation by e-mail.  The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-1.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-1.  Buyer understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail.  Buyer further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐            CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐                                    Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation.  The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Buyer wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent.  If Buyer chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐                                    Option 4.  Delivery of funds transfer instructions by password protected file transfer system with confirmation.  Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by  ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above.  By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this          day of                       , 20    .

By
Name:
Title:

EXHIBIT B-2

BFT Trustee certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit B-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of BFT Trustee, and that the option checked in Part III of this Exhibit B-2 is the security procedure selected by BFT Trustee for use in verifying that a funds transfer instruction received by the Escrow Agent is that of BFT Trustee.

BFT Trustee has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit B-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent.  By selecting the security procedure specified in Part III of this Exhibit B-2, BFT Trustee acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by BFT Trustee.

NOTICE:  The security procedure selected by BFT Trustee will not be used to detect errors in the funds transfer instructions given by BFT Trustee.  If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary.  If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution.  Therefore, it is important that BFT Trustee take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen
Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of BFT Trustee

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐                                    Option 1.  Confirmation by telephone call-back.  The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.

☐            CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☐                                    Option 2.  Confirmation by e-mail.  The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit B-2.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit B-2.  BFT Trustee understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail.  BFT Trustee further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☐            CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐                                    Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation.  The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If BFT Trustee wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent.  If BFT Trustee chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐                                    Option 4.  Delivery of funds transfer instructions by password protected file transfer system with confirmation.  Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by  ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above.  By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this          day of                       , 20    .

By
Name:
Title:

EXHIBIT C

FEES OF ESCROW AGENT

[Fee Proposal to be attached]

Exhibit E

FORM OF

NON-SOLICITATION AND NON-COMPETITION
AGREEMENT

This Non-Solicitation and Non-Competition Agreement (the “Agreement”) is entered into as of [•] (the “Effective Date”), by and between                                            (the “Individual”) and Nexeo Solutions Sub Holding Corp. (“Nexeo” or “Buyer”), in connection with [(i)] that certain Stock Purchase Agreement dated as of February 10, 2014 (the “Stock Purchase Agreement”), by and among (a) The Baumstark Family Trust established pursuant to that certain trust agreement entitled the Baumstark Family Trust and dated November 15, 2011, as amended, acting by and through its sole trustee, John Baumstark, Sr., (b) John T. Baumstark, Jr., David T. Baumstark, Amy B. Stivers, and Emily B. Siddens (all of the foregoing are referred to as the “Archway Parties”), (c) John T. Baumstark, Sr., in his individual capacity, and Nexeo[, and (ii) that certain Asset Purchase and Sale Agreement dated as of February 10, 2014 (the “JACAAB Asset Purchase Agreement”), by and among JACAAB, LLC, and Nexeo Solutions, LLC].(1)

The Individual and Nexeo are individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, the transactions contemplated by the Stock Purchase Agreement and the JACAAB Asset Purchase Agreement are being consummated in accordance with their respective terms;

WHEREAS, the Individual will derive considerable personal benefit from the Stock Purchase Agreement[ and the JACAAB Asset Purchase Agreement]; and

WHEREAS, as a condition of completing the transactions contemplated by the Stock Purchase Agreement and the JACAAB Asset Purchase Agreement, and to protect the goodwill that is being transferred therein and thereby, the Parties wish to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.             Definitions. All capitalized terms not herein defined shall have the meaning assigned to them by the Stock Purchase Agreement.

2.             Noncompetition and Nonsolicitation.  In order to protect the legitimate business interests of Buyer and Buyer’s Affiliates including, as of the Closing, the Company (collectively, the “Buyer Group”), including the protection and preservation of the goodwill and Confidential

(1)  NTD: Bracketed text in this Agreement only for the version of this Agreement to be signed by Jack, Jr. and David.

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Information that is being purchased by Buyer in the Stock Purchase Agreement[ and the JACAAB Asset Purchase Agreement], the Individual agrees that, beginning on the Effective Date, and for five (5) years thereafter, the Individual will not, without the written consent of Buyer, directly or indirectly:

(a)           carry on or engage in (whether as a director, employee, agent, consultant, shareholder, advisor, or otherwise) a Competing Business within the Restricted Area where the Individual’s activities with respect to the Competing Business are directed at, or have an adverse impact on Buyer’s business within the Restricted Area;

(b)           solicit (or assist another in soliciting) any customers or suppliers of the Buyer Group with regard to a Competing Business or who were customers of the Buyer Group with regard to a Competing Business within the previous 24 months; or

(c)           solicit, approach or hire (or assist another in soliciting, approaching or hiring) any employees of the Buyer Group or any individuals who were employed by the Buyer Group in the Competing Business and with whom Individual worked, directly or indirectly, within the 12 months prior to the Effective Date, other than pursuant to a general solicitation that is not directed specifically to any such employees provided, that nothing in this clause (c) shall prevent Individual from hiring (i) any employee whose employment has been involuntarily terminated by the Buyer Group, or (ii) after two years from the Closing, any employee whose employment was voluntarily terminated by the employee after 180 days from the date of termination of employment, provided that such employment is not for a Competing Business..

(d)           For purposes of this Agreement,

i.              “Competing Business” means any business concern that engages in, or is planning to engage in, a business similar to that of the Company Group, including without limitation, specialty chemical distribution, supplier support, inventory management, and shipping.

ii.             “Restricted Area” means the United States.

(e)           Acknowledged Inducement.  The Individual warrants and represents to Buyer that the Individual is incurring such obligations, as an express inducement to Buyer to enter into the Stock Purchase Agreement and to purchase the goodwill of the Company therein.

(f)            Reasonableness of Restrictions.  The Individual understands and acknowledges that the Company has significant goodwill that is being conveyed through the Stock Purchase Agreement and that such goodwill is worthy of protection and that Buyer’s need for the protection afforded by this Section 2 is greater than any hardship the Individual might experience by complying with its terms.  The Individual agrees that the limitations as to time, geographic area, and scope of activity to be restrained contained in this Section 2 are reasonable and are not greater than necessary to protect the goodwill of the Company and other business interests of Buyer.  The Individual further agrees that

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because of his varied skills and abilities, the restrictions contained in this Section 2 allow the Individual an adequate number and variety of gainful non-competitive employment alternatives and therefore will not prevent the Individual from earning a living or otherwise impose undue hardship on the Individual.  Accordingly, the Individual covenants and warrants that the restraints contained in Section 2 are reasonable and not greater than necessary to protect the goodwill of the Company and legitimate business interests of Buyer.  The scope of the restraints contained in this Section 2 should be reformed so as to make them enforceable, if it is judicially determined that they are unenforceable as drafted.

(g)           Individual’s Representation.  The Individual expressly acknowledges and agrees that he or she is an interested party in the transactions contemplated by the Stock Purchase Agreement and that this Agreement is an essential part of such transactions.  The Individual expressly represents that the consideration and benefits that he or she is receiving as a result of the Stock Purchase Agreement are sufficient consideration for his or her promises set forth herein.

3.             Permitted Activities.  Anything in this Agreement notwithstanding, the Individual may own, directly or indirectly, up to five percent (5%) of the outstanding publically traded securities issued by a third person engaged in a Competing Business within the Restricted Area provided that the Individual is not otherwise involved in the management or control of the issuing entity.

4.             Right to Injunction.  The Individual acknowledges that his or her violation or threatened or attempted violation of the covenants contained in this Agreement will cause irreparable harm to Nexeo and that money damages would not be sufficient remedy for any breach of this Agreement.  The Individual agrees that Nexeo shall be entitled as a matter of right to specific performance of the covenants in this Agreement, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Agreement, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by the Individual or others acting on the Individual’s behalf.  In this connection, the Individual covenants and warrants that he or she will not dispute in any proceeding that any given violation or further violation of the covenants contained herein: (a) will result in irreparable harm to the Company; (b) could not be remedied adequately at law; or (c) that the scope of the Agreement is unreasonable or invalid.  The Individual further agrees that, in the event of he is adjudicated to be in violation of this Agreement, Nexeo shall have the right to an extension of the term of the non-compete for a period equal to that during which the Individual was in violation.  Subject to the provisions of Section 2(f) of this Agreement, Nexeo’s right to injunctive relief shall be cumulative and in addition to any other remedies provided by law or equity, including but not limited to recovery of damages, attorney’s fees, costs and expenses.

5.             Miscellaneous.

(a)           Merger.  This Agreement, the Stock Purchase Agreement and the other Transaction Documents embody the entire agreement between the Parties regarding the

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subject matters addressed herein and supersede all prior agreements and understandings, if any, between the Parties regarding such matters.  In executing this Agreement, the Individual is not relying on any promises or statements not contained in this Agreement, the Stock Purchase Agreement or the other Transaction Documents.

(b)           Modification.  No Party has the authority to modify or amend this Agreement unless the modification or amendment is in writing and signed by each Party hereto.

(c)           Severability.  If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, the validity and enforceability of the remainder of this Agreement shall not in any way be affected, impaired or invalidated.

(d)           Waiver.  Any waiver of any term of this Agreement by Nexeo shall not operate as a waiver of any other term of this Agreement, nor shall any failure to enforce any provision of this Agreement operate as a waiver of Nexeo’s right to enforce any other provision of this Agreement.  Further, Nexeo’s non-action with respect to the breach of this or a similar agreement by any other individual or entity will not constitute a waiver of Nexeo’s right to enforce any provision of this Agreement.

(e)           Attorney’s Fees.  In the event of any legal action concerning this Agreement, the prevailing Party in such action shall be entitled to recover any and all reasonable costs and attorneys’ fees incurred by such Party in prosecuting or defending against such action.

(f)            Proper Construction.  The language of all parts of this Agreement shall in all cases be deemed to be the language chosen by the Parties to express their mutual interest and shall be construed as a whole according to its fair meaning, and not strictly for or against any of the Parties.  Moreover, the paragraph headings used in this Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

(g)           Counterparts.  This Agreement may be executed in one or more counterparts (including facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

(h)           Assignment.  The Individual shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of Nexeo, this Agreement being personal to the Individual.  Nexeo may assign this Agreement to any successor to the Business without the requirement of consent by the Individual.  If Nexeo shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall be enforceable by and applicable to, the successor of Nexeo resulting from such merger, consolidation or transfer.

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(i)            Third Party Beneficiaries.  Each subsidiary of Nexeo shall be a third party beneficiary of the Individual’s obligations under the provisions of this Agreement.

Choice of Law and Venue.  This Agreement shall be governed by and construed in accordance with the substantive laws of the state of Texas, without regard to the principles of conflicts of law thereof.  All Parties expressly consent to the jurisdiction of the state courts located in St. Louis County, Missouri and the federal courts located in St. Louis, Missouri and that the exclusive venue for the resolution of any dispute relating to the subject matter and/or enforceability of this Agreement shall be in the state courts located within St. Louis County, Missouri and in the federal courts located in St. Louis, Missouri.

CERTIFICATION BY THE INDIVIDUAL:

I HAVE READ THIS AGREEMENT CAREFULLY.  I UNDERSTAND AND ACCEPT THE OBLIGATIONS THAT THIS AGREEMENT IMPOSES UPON ME WITHOUT RESERVATION.  I SIGN THIS AGREEMENT KNOWINGLY, VOLUNTARILY AND FREELY.

INDIVIDUAL:

Name:

Date:

BUYER:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
Name:
Title:

Date:

5

Exhibit F

FORM OF

RESIGNATION AND RELEASE AGREEMENT

(Employee)

This Resignation and Release Agreement (“Agreement”), dated [               ], 2014, is made by and between [                  ] (“Individual”), Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Buyer”), and Archway Sales, Inc., a Missouri corporation (“Company”).  Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given such terms in that certain Stock Purchase Agreement (the “SPA”), by and among Buyer and the Sellers and Seller Representative named therein.

Recitals:

WHEREAS, Individual is employed by the Company;

WHEREAS, Individual will benefit from the transactions contemplated by the SPA, [including the sale of the Conveyed Equity pursuant thereto]; and

WHEREAS, the execution of this Agreement is a condition to the Closing.

NOW, THEREFORE, for and in consideration of the mutual covenants and promises set out in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

Agreement:

1.                                      Resignation.  Subject to the final paragraph of this Section 1:

(a)                                 Effective immediately before the Closing, Individual hereby voluntarily resigns from any position or office Individual holds with Company immediately prior to the Closing as an employee, officer, director, manager, or other service provider.

(b)                                 Individual acknowledges that, by virtue of Individual’s voluntary resignation, any employment agreement Individual may have with the Company prior to the Closing, whether in writing or verbal, express or implied, will terminate and Company will have no further obligations with respect to Individual pursuant to such employment agreement.

(c)                                  Individual further acknowledges that, by virtue of Individual’s voluntary resignation, Individual will not be eligible for any right or claim to severance by the Company in connection with such resignation.

Notwithstanding the foregoing, this Section 1 shall not limit Individual’s rights or the Company’s obligations under any new employment arrangement entered into by

Individual and the Company in connection with the transactions contemplated by the SPA.

2.                                      Release by Individual.

(a)                                 Individual (for himself or herself and for his or her spouse, if any, representatives, heirs, successors and assigns) hereby RELEASES, ACQUITS AND FOREVER DISCHARGES the Released Parties (defined below) from any and all claims, causes of action, demands, costs, debts, damages, obligations and liabilities, whether known or unknown, (individually a “Claim” and collectively the “Claims”) which Individual has or may come to have against the Released Parties arising prior to the Closing and relating to (a) Individual’s employment or the ending of his/her employment relationship with Company or (b) Individual’s status, if any, as an officer, director, member, manager, or other service provider of Company, REGARDLESS OF WHETHER OR NOT THE ACTIONS, DEMANDS, COSTS, DEBTS, DAMAGES, OBLIGATIONS AND LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY COMPANY, SELLERS, BUYER OR ANY OTHER PERSON.

(b)                                 The Claims released and waived by this Agreement include without limitation any and all Claims (including for attorney’s fees) growing out of, resulting from, or connected in any way with the employment or other relationship, or the ending of the employment or other relationship, between Individual and Company prior to the Closing, including any Claims under any employment discrimination or fair employment practices Laws, or any employment agreement that may exist or may be claimed to exist prior to the Closing.

(c)                                  Notwithstanding the foregoing, this Section 2 does not waive any rights of Individual that arise under the SPA, the other Transaction Documents, or any new employment agreement entered into by Individual and the Company in connection with the transactions contemplated by the SPA.

(d)                                 The “Released Parties” are (i) Company; (ii) Buyer; (iii) any parent, Subsidiary, Affiliate, predecessor, successor, or assign of the Persons named or described in clauses (i) and (ii); and (iv) any current or former officer, director, general or limited partner, shareholder, owner, member, manager, joint venturer, trustee, fiduciary, agent, employee, associate, representative, insurer, or attorney of or for the Persons named or described in clauses (i) through (iii).

3.                                      Miscellaneous.

(a)                                 Acknowledgements.  By signing this Agreement, the parties to this Agreement each agree that (i) he or she has been advised to and if so desired has had the

2

opportunity to consult with an attorney of his or her choosing, if any, before signing this Agreement; (ii) he or she has read and understands the meaning and effect of signing this Agreement; (iii) he or she has been given sufficient time to consider the Agreement, (iv) he or she is not relying on any statements, promises, or representations that are not set out in this Agreement, but instead is relying on his or her own judgment in consultation with his or her attorney, if any; and (v) his or her execution of this Agreement thus is knowingly and voluntarily made.

(b)                                 Entire Agreement; Modifications, Amendment, and Waivers.  This Agreement represents the entire agreement of the parties to this Agreement with respect to the subject matter specifically addressed herein and may be modified, amended, or waived only by a separate agreement or writing signed by each of the parties hereto expressly so modifying, amending, or waiving this Agreement.

(c)                                  Choice of Law.   The parties hereto agree that this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas applicable to a contract executed and performed in such State, without giving effect to conflicts of Laws principles requiring the application of the Law of another State.

(d)                                 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, legal representatives, successors, and permitted assigns.  No rights or obligations under this Agreement of a party hereto may be assigned by that party without the prior written consent of the other parties hereto.

(e)                                  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

[Signature page follows]

3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

COMPANY:

ARCHWAY SALES, INC.

By:
Name:
Title:

BUYER:

NEXEO SOLUTIONS SUB HOLDING CORP.

By:
Name:
Title:

INDIVIDUAL:

[Signature Page – Employee Resignation and Release]

Exhibit G

[Letterhead]

                         , 2014

Nexeo Solutions Sub Holding Corp.

[•]

[•]

[•]

Re:                             Sale of Archway Sales, Inc. and Related Transactions

Ladies and Gentlemen:

We are providing this opinion in connection with the transactions (the “Transactions”) contemplated by that certain (i) Stock Purchase Agreement, dated [•] (the “SPA”) by and among Nexeo Solutions Sub Holding Corp, a Delaware corporation (“Nexeo Sub Holding”) and the Archway Parties (as defined therein), (ii) Asset Purchase Agreement, dated [•] (the “APA”), by and between Nexeo Solutions, LLC, a Delaware limited liability company (“Nexeo Solutions”, and together with Nexeo Sub Holding, “Nexeo”), and JACAAB, LLC, a Missouri limited liability company (“JACAAB”), and (iii) Personal Goodwill Purchase Agreement, dated [•] (the “PGWA”), by and between Nexeo Sub Holding and John T. Baumstark, Sr. (“JB, Sr.”), in his individual capacity.  JB, Sr., the Archway Parties and JACAAB are collectively referred to as the “Baumstark Parties”.

In connection with the Transactions, we have acted as counsel to (i) that certain Baumstark Family Trust (the “BFT”) established pursuant to that certain trust agreement entitled the Baumstark Family Trust and dated November 15, 2011, as amended (the “BFT Agreement”), (ii) John T. Baumstark, Sr., in his capacity as trustee of the BFT (in such capacity, the “BFT Trustee”), (iii) JB, Sr., in his individual capacity, and (iv) the revocable trusts established by John T. Baumstark, Jr. (“JB, Jr.”), David T. Baumstark (“DTB”), Amy B. Stivers (“ABS”), and Emily B. Siddens (“EBS”), respectively, as grantors (the “Revocable Trusts”).  The BFT, the BFT Trustee, JB, Sr., and the Revocable Trusts are collectively referred to as the “Represented Parties”.

The Represented Parties have requested that we deliver this opinion (this “Opinion”) to you and we understand that Nexeo will rely on this opinion in entering into and consummating the Transactions.  Capitalized terms used herein and not otherwise defined have the meanings assigned thereto in the SPA.

In connection with the issuance of this Opinion, we have reviewed to the Transaction Documents (as defined in the SPA) and such other documents and agreements referenced in the SPA as we have deemed necessary or appropriate.  We have also reviewed the following documents (the “Trust Documents”):

A.                                    The BFT Agreement.

B.                                    The trust agreements under which the Revocable Trusts were established.

C.                                    Beneficiary Consent, Waiver, Release and Indemnity, dated [•], in favor of Nexeo (the “Nexeo Beneficiary Consent”).

D.                                    Confidential Joint Consent, Release and Waiver, dated [•], in favor of the BF Trustee and JB, Sr. (the “Joint Consent”).

The Transaction Documents and Trust Documents are sometimes collectively referred to herein as the “Documents.”

We have also examined such other instruments, certificates, documents, agreements and written materials, and have considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering this opinion.  As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon the Documents and the aforesaid other instruments, certificates, documents, agreements and written materials.  In all such examinations we have assumed, without independent investigation but with your permission, (a) the genuineness of all signatures, (b) the legal capacity of all natural persons executing documents, (c) the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, conformed, photographic, facsimile or electronic copies and the authenticity of the originals of such latter documents, (d) that all certificates and facsimile, electronic and telephonic confirmations given by public officials have been properly given and are accurate, and (e) that except for the Documents, there are no agreements or undertakings among the parties to the Documents which would have an effect on the opinions expressed herein. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention and other state of mind) relevant to such opinions, we have, with your permission, relied solely upon, and assumed the accuracy of, all statements, representations and warranties made in the Documents and in the other certificates and documents delivered in connection with the Transactions, and we have made no independent investigation or inquiry with respect to such factual matters.

In rendering the following opinions, we have further assumed, without independent investigation but with your permission, that:

(a)                                 all parties to the Transaction Documents, other than the Represented Parties, are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization and have full right, power and authority to enter into the Transaction Documents;

(b)                                 the execution and delivery of the Transaction Documents have been duly authorized by all necessary action and proceedings on the part of all parties thereto other than the Represented Parties;

(c)                                  the Transaction Documents have been duly executed and delivered by all parties thereto other than the Represented Parties;

(d)                                 the Transaction Documents constitute the legal, valid and binding obligations of all parties thereto other than the Represented Parties enforceable against such parties in accordance with their respective terms;

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(e)                           all parties to the Transaction Documents, other than the Represented Parties, have obtained any and all consents, permits and approvals required by or from any and all governmental and/or regulatory bodies, instrumentalities, agencies, authorities and/or officials in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity, binding effect or enforceability of the Transaction Documents;

(f)                           all parties to the Transaction Documents, other than the Represented Parties, have obtained any and all consents, permits and approvals required by or from any and all governmental and/or regulatory bodies, instrumentalities, agencies, authorities and/or officials in connection with the transactions contemplated thereby, to the extent necessary for the legality, validity, binding effect or enforceability of the Transaction Documents; and

(g)                                  each party to the Transaction Documents will (i) act in good faith and in a commercially reasonable manner in the exercise of any rights or enforcement of any remedies under the Transaction Documents, (ii) not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair and impartial dealing, and (iii) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Transaction Documents.

[NTD: To the extent appropriate, additional qualifications and assumptions customary for opinions as to trust matters to be added.]

We are opining herein as to the effect on the subject transactions only of the laws of the State of Missouri, and we express no opinion with respect to the applicability to the Transactions, or the effect on the Transactions, of any other laws.  We note that certain Transaction Documents are by their terms governed by the internal laws of the State of Texas, and we have assumed with your permission that the laws of the State of Texas conform to the laws of the State of Missouri in all respects material to our opinions.

Whenever our opinion herein is indicated to be based on our knowledge, it is limited to the actual current knowledge of the attorneys of our firm who have represented the Represented Parties with the Documents and the Transactions.  Except to the extent expressly set forth herein, however, we have not undertaken any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Represented Parties.

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof:

1.                                      The Amendment of Trust by Non Judicial Settlement, dated [•] (the “Trust Amendment”), was duly executed and delivered by the BFT Trustee and each of the qualified beneficiaries named in or with rights under the BFT Agreement and is binding on the BFT Trustee and such qualified beneficiaries.  The Trust Amendment constitutes the legal, valid

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and binding obligation of each signatory thereto, enforceable against each signatory and his or her heirs, successors and assigns, in accordance with its terms.

2.                                      The Nexeo Beneficiary Consent was duly executed and delivered by the BFT Trustee and each of the qualified beneficiaries named in or with rights under the BFT Agreement and is binding on the BFT Trustee and such qualified beneficiaries.  The Nexeo Beneficiary Consent constitutes the legal, valid and binding obligation of each signatory thereto, enforceable against each signatory and his or her heirs, successors and assigns, in accordance with its terms.

3.                                      Each Transaction Document to which a Represented Party is a party has been duly and validly executed and delivered by such Represented Party, is binding on each such party, and constitutes the legal, valid and binding obligation of each signatory thereto, enforceable against each signatory and his or her heirs, successors and assigns, in accordance with its terms; (a) except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, redemption, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, including, without limitation, (A) the United States Bankruptcy Code of 1978, as amended, (B) all other federal, state, foreign and other bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally, (C) state fraudulent transfer and conveyance laws and (D) judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including, without limitation, principles (A) governing the availability of specific performance, injunctive relief or other equitable remedies, which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made, (B) affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement, (C) requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement, (D) requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract, (E) requiring consideration of the materiality of a breach and the consequences of the breach to the party seeking enforcement, (F) requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement and (G) affording defenses based upon the unconscionability of the enforcing party’s conduct after the parties have entered into the contract, and (b) subject to the fact that certain covenants, provisions, rights and remedies contained in the Transaction Documents may be rendered ineffective or limited by applicable laws or judicial decisions governing such provisions, but such laws and judicial decisions do not in and of themselves, in our opinion, make the Transaction Documents inadequate for the practical realization of the benefits and security intended to be provided by the Transaction Documents.

4.                                      To our knowledge, except for the Nexeo Beneficiary Consent and the Joint Consent, there are no consents required under the terms of the BFT Agreement or applicable law in connection with the consummation of the Transactions.

Our opinions above are subject to the following further qualifications:

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(a)                                 We express no opinion with respect to (a) the legality or enforceability of any choice-of-law clause or provision contained in any of the Transaction Documents requiring the application of the laws of a particular jurisdiction, or (b) the enforceability of any provision in any Transaction Document against any Person which is not a party to such Transaction Document; and

(b)                                 our opinions are also subject to the effect of generally applicable rules of law and judicial decisions which: (i) limit or affect the enforceability of provisions expressly or by implication waiving the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit or affect the enforceability of provisions expressly or by implication (A) waiving the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly allows waivers, (B) waiving unknown future rights or defenses or (C) waiving the right to a jury trial; (iii) limit or affect the enforceability of forum selection clauses and consent to jurisdiction clauses (both as to personal jurisdiction and subject matter jurisdiction); (iv) limit the availability of a remedy under certain circumstances where another remedy has been elected; (v) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of such contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) limit or affect the enforceability of provisions regarding liquidated damages, break funding fees, prepayment fees, late charges and default rates of interest to the extent the same are deemed to be a penalty or unreasonable; (vii) limit or affect the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent such action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such release, exculpation, exemption or indemnification is against public policy or prohibited by law; (viii) limit or affect the enforceability of provisions to the effect that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of the right or remedy; (ix) govern and afford judicial discretion regarding the determination of the amount of damages and entitlement to attorneys’ fees and/or other costs; (x) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights; (xi) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale; (xii) may, in the absence of a waiver or consent, discharge a guarantor or other surety to the extent that the guaranteed debt is materially modified; (xiii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless (A) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (B) it was important in the circumstances to the aggrieved party that performance occur by the date stated in such contract and/or (xiv) limit or affect the enforceability of provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

The opinions expressed herein shall be effective only as of the date of this opinion letter.  We do not assume responsibility for updating this opinion letter as of any date subsequent to the date of this opinion letter, and assume no responsibility for advising you of any changes in the legal authorities or in the facts with respect to any matters described in this opinion letter that may occur subsequent to the date of this opinion letter or of the discovery subsequent to the date

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of this opinion letter of information not previously known to us pertaining to the events occurring prior to the date of this opinion letter or the discovery of an inaccuracy in any of the representations or warranties upon which we have relied in rendering this opinion letter.

This opinion is furnished by us at your request for your sole benefit, and no other person or entity (other than your successors, assigns and participants as permitted under the Transaction Documents) shall be entitled to rely on this opinion without our express written consent. This opinion shall not be published or reproduced in any manner or distributed or circulated to any other person or entity without our express written consent.

Very truly yours,

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BENEFICIARY CONSENT, WAIVER, RELEASE AND INDEMNITY

This Beneficiary Consent, Waiver, Release and Indemnity, dated February     , 2014 (this “Consent”), is executed and delivered by (i) John T. Baumstark, Sr. (“JB, Sr.”), (ii) Amy B. Stivers, John T. Baumstark, Jr., David T. Baumstark and Emily B. Sidden (individually a “Baumstark Beneficiary” and collectively the “Baumstark Beneficiaries”), in each case in each of their capacities set forth in Section 8 below, and the spouses of the Baumstark Beneficiaries, for the benefit of Nexeo Solutions Sub Holding Corp., a Delaware corporation (“Nexeo Sub Holding”), and its Affiliates.  JB, Sr. and the Baumstark Beneficiaries and their spouses are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS:

A.                                    As owners of all of the outstanding equity interests in Archway Sales, Inc., a Missouri corporation (the “Company”), the Baumstark Beneficiaries formed the Baumstark Family Trust (the “BF Trust”) as grantors, and contributed all of their respective Interests in the Company to the BF Trust pursuant to that certain trust agreement entitled the Baumstark Family Trust and dated November 7, 2010 and as amended by that certain Amendment of Trust by Non-Judicial Settlement dated                         , 2014  (as amended, the “BF Trust Agreement”).  Under the BF Trust Agreement, the Baumstark Beneficiaries appointed JB, Sr. to act as the sole trustee of the BF Trust (in such capacity, JB, Sr. is referred to as the “BFT Trustee”).

B.                                    The Baumstark Beneficiaries and JB, Sr. (in his capacity as the BFT Trustee) have unanimously decided that the BF Trust should sell all of the issued and outstanding Interests of the Company to Nexeo Sub Holding pursuant to the terms of that certain Stock Purchase Agreement, dated as of the date hereof (the “SPA”).  All of the outstanding Interests of the Company are referred to as the “Conveyed Equity”.

C.                                    The completion of the sale of the Conveyed Equity is conditioned on the contemporaneous sale by JB, Sr. of all of his personal goodwill related to the business and operations conducted by the Company (the “JB Goodwill”) under a separate Personal Goodwill Purchase and Sale Agreement between Nexeo Sub Holding and JB, Sr., in the form to be attached to the SPA (the “Goodwill Purchase Agreement”).

D.                                    The completion of the sale of the Conveyed Equity is also conditioned on the contemporaneous sale by JACAAB, LLC, a Missouri limited liability company (“JACAAB”), which is owned by JB, Jr. and DTB (the “JACAAB Owners”), of substantially all of the assets of JACAAB (the “JACAAB Assets”) pursuant to a separate Asset Purchase and Sale Agreement between JACAAB and Nexeo Solutions, LLC, a Delaware limited liability company (“Nexeo Solutions”), in the form to be attached to the SPA (the “JACAAB Purchase Agreement” and together with the SPA and the Goodwill Purchase Agreement, the “Transaction Agreements”).  All of the transactions and other matters that are contemplated by the Transaction Agreements are referred to collectively as the “Transaction.”

E.                                     The Parties agree and acknowledge that Nexeo Sub Holding and Nexeo Solutions are relying on the execution and delivery of this Consent by each of the Parties, and would not have entered into the SPA or agreed to complete the Transaction without the receipt of a legally enforceable consent, waiver and indemnity by each of the Parties as set out in this Consent.

NOW, THEREFORE, the Parties, in consideration of the foregoing premises, and the agreements and covenants of Nexeo Sub Holding contained in the SPA, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agrees as follows:

1.                                      Definitions.  Capitalized terms used in this Consent but not otherwise defined shall have the meanings given such terms in the SPA.

2.                                      Certain Acknowledgements.

(a)                                 Each Party that he or she: (i) has been provided with copies of all of the Transaction Agreements, the appraisal by KPMG, LLP of JB, Sr.’s personal goodwill and all of the supporting analysis and assumptions referred to in such appraisal, (ii) has been given the opportunity to ask questions of the officers of Archway and its investment banker regarding the Transactions and of KMPG LLP with respect to its appraisal, (iii) has been represented by independent counsel in connection with the execution of this Consent and the Transaction Agreements, (iv) is not under any undue influence or duress with regard to the execution and delivery of this Consent or any of the Transaction Agreement to which he or she is a party, and (v) understands that Nexeo Sub Holding and Nexeo Solutions will rely on this Consent and will have the right to enforce this Consent against each Party.

(b)                                 Each Party acknowledges that the Transaction Agreements present actual and potential conflicts of interests and self-dealing for JB, Sr. as the trustee of the BF Trust, and actual and potential conflicts of interest between and among the Parties with respect to the allocation of the consideration to be paid under the Transaction Agreements, and that notwithstanding those conflicts, each Baumstark Beneficiary has agreed to execute and deliver this Consent and to be legally bound by it.

(c)                                  Each Party agrees and acknowledges that JB, Sr. owns personal goodwill related to the business and operations of the Company, free and clear of any claims or encumbrances by any of them or the Company, and that they have approved and consented to his separate sale of his personal goodwill in connection with the Transaction.

3.                                      Approval of Allocation of Consideration.  Each of the Parties acknowledges and agrees that the payment of the consideration to be paid under the Transaction Agreements, namely (a) $83.3 million to the BFT Trustee pursuant to the terms of the SPA, of which up to $10 million may be paid at the discretion of the BFT Trustee through Archway as bonuses to certain Archway employees in connection with the Transaction, (b) $32.2 million to JB, Sr., pursuant to the terms of the Goodwill Purchase Agreement and (c) $10.0 million pursuant to the terms of the JACAAB Purchase Agreement, (d) $400,000 to

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JB, Sr. pursuant to the terms of a consulting agreement between Nexeo Solutions and JB, Sr., (e) the salary, bonuses and benefits to Jack, Jr. and David as employees of Nexeo Solutions for work to be performed after the completion of the Transaction, and (f) the rent and related payments to be paid to JARUBA Corp. pursuant to real property leases with the Company or Nexeo Solutions.  Each of the foregoing payments have been unanimously approved by the Parties.

4.                                      Consent and Authorization.  Each of the Parties hereby unconditionally and irrevocably:

(a)                                 consents to and approves the Transactions and other matters contemplated by the Transaction Agreements and the performance by the BF Trustee of its obligations thereunder, and the allocation of the consideration related to the Transaction as described in Section 3 above;

(b)                                 waives any actual or potential conflicts of interest that JB, Sr. my have or breaches of any fiduciary duty by JB, Sr., in each case in his capacity as the BFT Trustee, in connection with the purchase and sale of the JB Goodwill and the JACAAB Assets pursuant to the Transaction Documents;

(c)                                  authorizes, approves, adopts, confirms and ratifies in all respects all actions, deliveries and filings of all agreements, instruments, documents and certificates in the name of and on behalf of the Company or the BF Trust in connection with the transactions contemplated by the SPA and all fees and expenses incurred or paid by the Company or the BF Trust in connection therewith having been deemed necessary, proper or advisable to carry out the intent and effectuate the purposes of the SPA; and

(d)                                 authorizes and directs JB, Sr. (the “Authorized Signatory”), acting as the BFT Trustee and in the name of and on behalf of the BF Trust to execute the SPA and to take any and all actions that the Authorized Signatory shall deem necessary or appropriate in connection with the consummation of the transactions contemplated by the SPA, including any and all actions, deliveries and filings of agreements, instruments, documents and certificates in the name and on behalf of the BF Trust.

5.                                      Release.

(a)                                 Each of the Parties, on his or her own behalf and on behalf of his or her heirs, beneficiaries, successors and assigns, hereby releases and discharges each of the Company, Nexeo Sub Holding and Nexeo Solutions, and each of their respective Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Released Parties”) from any and all claims, causes of action, demands, lawsuits, suits, proceedings, obligations, losses, penalties, damages, fines, expenses (including reasonable legal fees and expenses and costs of investigations), known and unknown, that have accrued or may accrue (collectively “Claims”), whether such Claims arise in tort, contract or

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statute, arising out of, related in any way to or resulting from (i) the BF Trust and the administration thereof, (ii) any breach of the BF Trustee of its fiduciary duties under the BF Trust, (iii) the allocation of Total Consideration pursuant the terms of the SPA, (iv) the sale of any of the Conveyed Equity, the JB Goodwill or the JACAAB Assets pursuant to the Transaction Agreements, (v) any amounts paid to the Parties or the BF Trust pursuant to the Transaction Agreements, (vi) any Claims to any of the proceeds paid to the Parties pursuant to the Transaction Agreements by any of their beneficiaries, heirs or successors, (vii) any Claims related to any Taxes or related liabilities (including penalties and interest) incurred or alleged to have been incurred by any Party and/or his or her heirs, beneficiaries or successors that may arise from the receipt or allocation of the consideration to be paid pursuant to the Transaction Agreements, or (viii) any Claims or allegations by any Person (including specifically by any Party, by any beneficiary, heir or successor of any Party, and by any beneficiary of the BF Trust), whether direct or indirect, contingent or otherwise, relating to (A) any actions taken by any Released Party in connection with the Transaction, including any Claims based on negligence, gross negligence, or other legal or equitable basis, or (B) conflict of interest of JB, Sr. or any of the other Parties or any breach of any of their fiduciary duties under the BF Trust or each revocable trusts established by the Baumstark Beneficiaries or their spouses in connection with the completion of the Transaction.

(b)                                 THE RELEASES CONTAINED IN THIS SECTION 5 APPLY TO ALL CLAIMS, AND EACH PARTY AGREES TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN THE PARTY’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE PARTY MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT OR RELEASE OF SUCH CLAIMS.

6.                                      Indemnity.  JB, Sr., (in his individual capacity and as BFT Trustee on behalf of the BF Trust) and each of the Baumstark Beneficiaries hereby jointly and severally agrees to indemnify, defend and hold harmless the Released Parties, from, against and in respect of any Claims that arise out of, relate to or result from (a) Claims released under Section 5, (b) any breach of Section 7 and (c) any Taxes or related liabilities (including penalties or interest) incurred or alleged to have been incurred by any Party and/or his or her heirs, beneficiaries or successors that may arise from (i) the allocation of the Total Consideration pursuant to the terms of the Transaction Agreements, (ii) the sale of any of the Conveyed Equity, the JB Goodwill or the JACAAB Assets pursuant to the Transaction Agreements, or (iii) any payments to or distributions from (whether or not made) the BF Trust to the beneficiaries thereof.

7.                                      Covenant Not to Sue.  Each Party on his or her own behalf and on behalf of his or her heirs, beneficiaries, successors and assignees, agrees and covenants not to sue any of the

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Released Parties for any Claim covered by any release or indemnity set forth in Section 5 or 6 above.  If any Party breaches this covenant, then the cost of defense of such Claim(s) (including attorneys’ fees, court costs and other expenses) that are incurred by the Released Parties will be paid by such breaching Party upon demand.

8.                                      Legal Capacity.

(a)                                 Each of the Baumstark Beneficiaries has executed this Consent in his or her (i) individual capacity; (ii) capacity as a grantor under the BF Trust; (iii) capacity as a named beneficiary under the BF Trust; and (iv) capacity as trustee of their respective Baumstark Revocable Trust.

(b)                                 JB, Sr. has executed this Consent in his (i) individual capacity, (ii) capacity as the trustee under the BF Trust Agreement and (iii) capacity as the Seller Representative.

(c)                                  Each spouse of a Baumstark Beneficiary has executed this Consent in his or her individual capacity.

(d)                                 Each Party intends to be bound to the terms of this Consent in all of his or her respective capacities.  This Consent shall be binding on all of the heirs, beneficiaries and successors in interest to all of the Parties.

9.                                      Other Provisions.

(a)                                 This consent shall be governed by and construed in accordance with the laws of the state of Missouri.

(b)                                 This Consent is for the benefit of Nexeo Sub Holdings, Nexeo Solutions and the Released Parties, each of whom is a third party beneficiary hereunder, and may be enforced by them against any or all of the Parties.

(c)                                  In the event that any one or more of the provisions contained in this Consent shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Consent.

(d)                                 Each of the Parties acknowledges and agrees that the Released Parties would be damaged irreparably in the event any of the provisions of this Consent are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the Released Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Consent and to enforce specifically this Consent and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

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(e)                                  This Consent may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

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IN WITNESS WHEREOF, the undersigned have duly executed this Consent as of the date first above written.

John T. Baumstark, Sr., in each of his capacities identified herein

John T. Baumstark, Jr., in each of his capacities identified herein	Sarah E. Baumstark, spouse of Jack T. Baumstark, Jr.

David T. Baumstark, in each of his capacities identified herein

Amy B. Stivers, in each of her capacities identified herein	Edward M. Stivers, spouse of Amy B. Stivers

Emily B. Siddens, in each of her capacities identified herein	Gary L. Siddens, Jr., spouse of Emily A. Siddens

[Signature Page — Beneficiary Consent and Release for Nexeo]